Notice of 2026 Annual Meeting,

Proxy Statement and

Annual Report

PEOPLES BANCORP OF NORTH CAROLINA, INC.

PROXY STATEMENT

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PEOPLES BANCORP OF NORTH CAROLINA, INC.

Post Office Box 467

518 West C Street

Newton, North Carolina 28658-0467

(828) 464-5620

NOTICE OF 2026 ANNUAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that the 2026 Annual Meeting of Shareholders (the “Annual Meeting”) of Peoples Bancorp of North Carolina, Inc. (the “Company”) will be held virtually on May 7, 2026 at 11:00 a.m., Eastern Time.  The purpose of the Annual Meeting is to consider and vote upon the following proposals:

•	To elect 10 persons to serve as members of the Board of Directors until the 2027 Annual Meeting of Shareholders or until their successors are duly elected and qualified;

•	To approve, on an advisory, non-binding basis, the compensation paid to the Company’s named executive officers;

•	To ratify the appointment of Forvis Mazars, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026; and

to consider and act on any other matters that may properly come before the Annual Meeting or any adjournment thereof.

We will again hold our Annual Meeting in a “virtual only” format, via live audio webcast.  Shareholders will have an opportunity to participate remotely (online) in the Annual Meeting regardless of their geographic locations.

Shareholders desiring to attend in the Annual Meeting should email the Company’s Corporate Secretary, Krissy Price, at kprice@peoplesbanknc.com on or before 5:30 p.m., Eastern Time, on Wednesday, May 6, 2026, stating (1) such shareholder’s name, address, phone number and the 16-digit identification code that appears on such shareholder’s proxy card, (2) the number of shares of the Company’s common stock that they held of record as of March 6, 2026 and (3) that they desire to participate in the Annual Meeting.  The Company will then take measures to verify such shareholder’s identity. After verifying such shareholder’s identity, those shareholders desiring to participate remotely at the Annual Meeting will be sent a response email providing information to enable them to participate in the Annual Meeting.  Regardless of whether a shareholder intends to participate remotely in the Annual Meeting, all shareholders are encouraged to vote their shares prior to the Annual Meeting, as directed on the proxy cards.

The Board of Directors has established March 6, 2026, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting.  If an insufficient number of shares is present to constitute a quorum at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies by the Company.

Your vote is important. We urge you to vote as soon as possible so that your votes will be properly recorded. You may vote by executing and returning your proxy card in the accompanying envelope, or by voting electronically over the Internet or by telephone. Please refer to the proxy card for information on voting electronically and by phone. If you participate remotely at the Annual Meeting, you may vote in person, in which event your proxy will not be used.

By Order of the Board of Directors,

/s/ William D. Cable, Sr.
William D. Cable, Sr. President and Chief Executive Officer

Newton, North Carolina

March 25, 2026

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PEOPLES BANCORP OF NORTH CAROLINA, INC.

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PROXY STATEMENT

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Annual Meeting of Shareholders

To Be Held on May 7, 2026

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This Proxy Statement is being mailed to our shareholders on or about March 25, 2026, for solicitation of proxies by the Board of Directors (the “Board of Directors” or the “Board”) of Peoples Bancorp of North Carolina, Inc.  Our principal executive offices are located at 518 West C Street, Newton, North Carolina 28658.  Our telephone number is (828) 464-5620.

In this Proxy Statement, the terms “we,” “us,” “our” and the “Company” refer to Peoples Bancorp of North Carolina, Inc.  The term “Bank” refers to Peoples Bank, our wholly-owned, North Carolina-chartered bank subsidiary, and the term “Bank Board” refers to the board of directors of the Bank. The terms “you” and “your” refer to our shareholders, and the term “common stock” refers to our common stock, no par value per share.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 7, 2026. The Notice, Proxy Statement and the Annual Report to Shareholders for the year ended December 31, 2025 are also available at https://pebk.q4ir.com/filings-financials/proxy-material-and-annual-report/default.aspx. You may also access the above off-site website by going to www.peoplesbanknc.com and clicking on the link.

INFORMATION ABOUT THE ANNUAL MEETING

Your vote is very important.  For this reason, our Board of Directors is requesting that you allow your common stock to be represented at the 2026 Annual Meeting of Shareholders by the proxies named on the enclosed proxy card.

When is the Annual Meeting?	May 7, 2026, at 11:00 a.m., Eastern Time.

What items will be voted on at the Annual Meeting?	1.	ELECTION OF DIRECTORS. To elect 10 persons to serve as directors of the Company until the 2027 Annual Meeting of Shareholders or until their successors are duly elected and qualified.

	2.	“SAY-ON-PAY” PROPOSAL. To approve, on an advisory, non-binding basis, the compensation of the Company’s named executive officers, as disclosed in the Proxy Statement.

3.

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM. To ratify the appointment of Forvis Mazars, LLP (“Forvis Mazars”) as the Company’s independent registered public accounting firm for fiscal year 2026.

	4.	OTHER BUSINESS. To consider any other business as may properly come before the Annual Meeting or any adjournment thereof.

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Who can vote?

Only holders of record of our common stock at the close of business on March 6, 2026 (the “Record Date”) will be entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. On the Record Date, there were 5,461,490 shares of our common stock outstanding and entitled to vote, and 642 shareholders of record.

How do I vote by proxy?

You may vote your shares by marking, signing and dating the enclosed proxy card and returning it in the enclosed postage-paid envelope or by voting electronically over the Internet or by telephone using the information on the proxy card. If you return your signed proxy card before the Annual Meeting, the proxies will vote your shares as you direct. The Board of Directors has appointed proxies to represent shareholders who cannot participate at the Annual Meeting.

For the election of directors, you may vote for (1) all of the nominees, (2) none of the nominees, or (3) all of the nominees except those you designate. If a nominee for election as a director becomes unavailable for election at any time at or before the Annual Meeting, the proxies will vote your shares for a substitute nominee. For each other item of business, you may vote “FOR” or “AGAINST” or you may “ABSTAIN” from voting.

If you return your signed proxy card but do not specify how you want to vote your shares, the proxies will vote them “FOR” the election of all of our nominees for directors, and “FOR” all other proposals presented in this Proxy Statement in accordance with recommendations from the Board.

If your shares are held in the name of a bank, broker, or other holder of record (each hereafter referred to as a “broker”) (i.e., held in “street name”), you will need to obtain a proxy instruction card from the broker holding your shares and return the card as directed by your broker. Your broker is not permitted to vote on your behalf in the election of directors, or the “Say-on-Pay” proposal unless you provide specific instructions to your broker by following the instructions from your broker about voting your shares by telephone or over the Internet or completing and returning the voting instruction card provided by your broker. For your vote to be counted in the election of directors, or the “Say-on-Pay” proposal you will need to communicate your voting decision to your broker before the date noted on the proxy instruction card.

We are not aware of any other matters to be brought before the Annual Meeting. If matters other than those discussed above are properly brought before the Annual Meeting, the proxies may vote your shares in accordance with their best judgment.

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How do I change or revoke my proxy?

You can change or revoke your proxy at any time before it is voted at the Annual Meeting in any of three ways: (1) by delivering a written notice of revocation to the Secretary of the Company; (2) by delivering another properly signed proxy card to the Secretary with a more recent date than your first proxy card or by changing your vote by telephone or the Internet; or (3) by participating in and voting at the Annual Meeting. You should deliver your written notice or superseding proxy to the Secretary at our principal executive offices listed above. See information under the heading “How do I participate at the Annual Meeting?” below for information on how to participate and vote at the Annual Meeting.

How many votes can I cast?

You are entitled to one vote for each share held as of the Record Date on each nominee for election and each other matter presented for a vote at the Annual Meeting. You may not vote your shares cumulatively in the election of directors.

How many votes are required to approve the proposals?

If a quorum is present at the Annual Meeting, each director nominee will be elected by the affirmative vote of a majority of votes cast, with a plurality vote standard for a contested director election, that is, when the number of director nominees exceeds the number of Board seats for which elections are being held. Abstentions from voting, as well as broker non-votes, if any, are not treated as votes cast and, therefore, will have no effect on the proposal to elect directors.

The “Say-on-Pay” proposal to approve the compensation of the  Company’s named executive officers is advisory only. The proposal will be approved if a majority of the votes cast on the proposal are voted in favor of the proposal. Abstentions and broker non-votes will not be included in determining the number of votes cast on the proposal and, accordingly, will have no effect on such vote. The Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

The proposal to ratify the appointment of the Company’s independent registered public accounting firm for 2026 will be approved if the votes cast in favor exceed the votes cast in opposition.  Abstentions will not be included in determining the number of votes cast on the proposal, and accordingly, will have no effect on such vote.

Any other matters properly coming before the Annual Meeting for a vote will require the affirmative vote of the holders of a majority of the shares represented at the Annual Meeting and entitled to vote on that matter.

In the event there are insufficient votes present at the Annual Meeting for a quorum or to approve any proposal, the Annual Meeting may be adjourned in order to permit the further solicitation of proxies.

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What constitutes a “quorum” for the Annual Meeting?

A majority of the outstanding shares of our common stock entitled to vote at the Annual Meeting constitutes a  quorum (a quorum is necessary to conduct business at the Annual Meeting). Your shares will be considered part of the quorum if you have voted your shares by proxy or by telephone or Internet. Abstentions, broker non-votes and votes withheld from any director nominee count as shares present at the Annual Meeting for purposes of determining a quorum.

Who pays for the solicitation of proxies?

We will pay the cost of preparing, printing and mailing materials in connection with this solicitation of proxies.  In addition to solicitation by mail, our officers, directors and regular employees, as well as those of the Bank, may make solicitations personally, by telephone or otherwise without additional compensation for doing so.  We reserve the right to engage a proxy solicitation firm to assist in the solicitation of proxies for the Annual Meeting.  We will, upon request, reimburse brokerage firms, banks and others for their reasonable out-of-pocket expenses in forwarding proxy materials to beneficial owners of stock or otherwise in connection with this solicitation of proxies.

How do I participate at the Annual Meeting?

The Company is holding the Annual Meeting in a “virtual-only” format, which will be conducted via live audio webcast. Shareholders will not be able to attend the Annual Meeting in person.  Participating in the Annual Meeting online enables registered shareholders and duly appointed proxyholders, including beneficial shareholders who have duly appointed themselves as proxyholder, to participate at the Annual Meeting and ask questions, all in real time. Registered shareholders and duly appointed proxyholders can vote at the appropriate times during the Annual Meeting.

Shareholders desiring to participate in the Annual Meeting should email the Company’s Corporate Secretary, Krissy Price, at kprice@peoplesbanknc.com, on or before 5:30 p.m., Eastern Time, on Wednesday, May 6, 2026, stating (1) such shareholder’s name, address, phone number and the 16-digit identification code that appears on such shareholder’s proxy card, (2) the number of shares of common stock that they held of record as of March 6, 2026 and (3) that they desire to participate in the Annual Meeting. The Company will then take measures to verify such shareholder’s identity. After verifying such shareholder’s identity, those shareholders desiring to participate in the Annual Meeting will be sent a response email providing information to enable them to attend the Annual Meeting via remote participation. Rules of conduct will also be provided in the response email. Shareholders are encouraged to vote their shares prior to the Annual Meeting, as directed on the proxy cards.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires that any person who acquires the beneficial ownership of more than five percent (5%) of the Company’s common stock notify the Securities and Exchange Commission (the “SEC”) and the Company.  Following is certain information, as of the Record Date, regarding those persons or groups who held of record, or who are known to the Company to own beneficially, more than five percent (5%) of the Company’s outstanding common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class[1]

Robert C. Abernethy Sr. Post Office Box 366 Newton, NC 28658	337,993	[2]	6.19%

BlackRock, Inc. 50 Hudson Yards New York, NY 10001	273,510	[3]	5.01%

Wellington Group Holdings LLP 280 Congress Street Boston, MA 02210	503,124	[4]	9.21%

The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	273,599	[5]	5.01%

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[1]	Based upon a total of 5,461,490 shares of common stock outstanding as of the Record Date.
[2]

Excludes 7,416 shares of common stock owned by Mr. R. Abernethy Sr.’s spouse, for which Mr. R. Abernethy Sr. disclaims beneficial ownership. Includes 5,694 shares of common stock owned by the Estate of Christine S. Abernethy for which Mr. R. Abernethy Sr. serves as a co-executor. Mr. R. Abernethy Sr. is the President, Secretary and Treasurer of Carolina Glove Company, Inc. Also includes 12,351 shares of common stock held in Rabbi Trust associated with the Bank’s deferred compensation plan, under which a director may defer all or a portion of his or her fees.

[3]

Based on the Schedule 13G filed by BlackRock, Inc. with the SEC on January 21, 2026. The filing indicates that BlackRock, Inc. has: sole voting power over 270,105 shares; shared voting power over 0 shares; sole dispositive power over 273,510 shares; and shared dispositive power over 0 shares.

[4]

Based on the Schedule 13G/A filed by Wellington Group Holdings LLP with the SEC on May 12, 2025. The filing indicates that Wellington Group Holdings LLP has: sole voting power over 0 shares; shared voting power over 503,124 shares; sole dispositive power over 0 shares; and shared dispositive power over 503,124 shares.

[5]

Based on the Schedule 13G filed by The Vanguard Group with the SEC on October 30, 2025. The filing indicates that The Vanguard Group has: sole voting power over 0 shares; shared voting power over 25,487 shares; sole dispositive power over 246,502 shares; and shared dispositive power over 27,097 shares.

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Set forth below is certain information, as of the Record Date regarding those shares of common stock owned beneficially by each of the persons who currently serves as a member of the Board of Directors, is a nominee for election to the Board at the Annual Meeting, or is or was during the fiscal year ended December 31, 2025 a named executive officer of the Company.  Also shown is the number of shares of common stock owned by the directors and named executive officers of the Company as a group. The address of each individual listed below is c/o Peoples Bank, Post Office Box 467, Newton, NC 28658.

Name and Address	Amount and Nature of Beneficial Ownership[1]		Percentage of Class[2]
Ashton V. Abernethy	115,229	[3]	2.11%
James S. Abernethy[4]	183,561	[5]	3.36%
Robert C. Abernethy, Sr.[4]	337,993	[6]	6.19%
Robert C. Abernethy, Jr.	176,633	[7]	3.23%
William D. Cable, Sr.	25,726	[8]	*
Jeffrey N. Hooper	7		*
Douglas S. Howard	23,663	[9]	*
John W. Lineberger, Jr.	5,758		*
Gary E. Matthews	26,755		*
Billy L. Price, Jr., M.D.	14,844		*
Jody G. Street	2,488		*
William Gregory Terry	20,614		*

Benjamin I. Zachary	123,649	[10]	2.26%
All current directors and nominees and named executive officers as a group (13 people)	791,981	[11]	14.50%

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*	Does not exceed one percent of the common stock outstanding.
[1]

Unless otherwise noted, all shares are owned directly of record by the named individuals, by their spouses and minor children, or by other entities controlled by the named individuals.  Voting and investment power is not shared unless otherwise indicated.

[2]	Based upon a total of 5,461,490 shares of common stock outstanding as of the Record Date.
[3]	Includes 70,441 shares of common stock owned by Alexander Railroad Company. Ms. Abernethy is a director of Alexander Railroad Company.
[4]

Directors James S. Abernethy and Robert C. Abernethy Sr. are brothers and are sons of Christine S. Abernethy, who passed away in November 2020.  Ms. Abernethy beneficially owned in excess of 10% of the common stock of the Company at the time of her death.  Directors James S. Abernethy and Robert C. Abernethy Sr. are co-executors of Ms. Abernethy’s Estate.

[5]

Includes 70,441 shares of common stock owned by Alexander Railroad Company.  Mr. J. Abernethy is Vice President, Secretary and Chairman of the board of directors of Alexander Railroad Company.  Includes 5,694 shares of common stock owned by the Estate of Christine S. Abernethy for which Mr. J. Abernethy serves as a co-executor. Also includes 37,000 shares of common stock owned by Mr. Abernethy’s son, Adrian Abernethy.

[6]

Excludes 7,416 shares of common stock owned by Mr. R. Abernethy Sr.’s spouse, for which Mr. R. Abernethy Sr. disclaims beneficial ownership. Includes 5,694 shares of common stock owned by the Estate of Christine S. Abernethy for which Mr. R. Abernethy Sr. serves as a co-executor.  Includes 118,363 shares owned by Carolina Glove Company, Inc.  Mr. R. Abernethy Sr. is the President, Secretary and Treasurer of Carolina Glove Company, Inc. Also includes 12,351 shares of common stock held in Rabbi Trust associated with the Bank’s deferred compensation plan, under which a director may defer all or a portion of his or her fees.

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[7]	Includes 118,363 shares owned by Carolina Glove Company, Inc. Mr. R. Abernethy Jr. is the Executive Vice President and a director of Carolina Glove Company, Inc.
[8]	Includes 118 shares owned by Mr. Cable’s daughter, Holly Cable.
[9]	Excludes 495 shares of common stock owned by Mr. Howard’s spouse, for which Mr. Howard disclaims beneficial ownership.
[10]	Includes 70,441 shares of common stock owned by Alexander Railroad Company. Mr. Zachary is President, Treasurer, General Manager and a Director of Alexander Railroad Company.
[11]

The 70,441 shares owned by Alexander Railroad Company and attributed to Ms. Abernethy, Mr. J. Abernethy, and Mr. Zachary are only included once in calculating this total.  Also, the 118,363 shares owned by Carolina Glove Company, Inc. and attributed to Mr. R. Abernethy Sr. and Mr. R. Abernethy Jr. are only included once in calculating this total. Likewise, the 5,694 shares owned by the Estate of Christine S. Abernethy and attributed to Mr. J. Abernethy and Mr. R. Abernethy Sr. are included once in calculating this total.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors, and persons who own more than ten percent (10%) of the common stock, to file reports of ownership and changes in ownership with the SEC.  Executive officers, directors and greater than ten percent (10%) beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on a review of the forms furnished to the Company and written representations from the Company’s executive officers and directors, the Company believes that during the fiscal year ended December 31, 2025, its executive officers and directors and greater than ten percent (10%) beneficial owners complied with all applicable Section 16(a) filing requirements.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Bylaws provide for a board of directors consisting of not less than five nor more than 15 directors, the exact number to be determined by resolution of a majority of the Board of Directors. Our Board has currently set the number of directors at 10. Our Bylaws provide that in order to be eligible for consideration at the Annual Meeting of Shareholders, all nominations of directors, other than those made by the Governance Committee or the Board, must be in writing and must be delivered to the Secretary of the Company not less than 50 days nor more than 90 days prior to the meeting at which such nominations will be made; provided, however, that if less than 60 days’ notice of the meeting is given to the shareholders, such nominations must be delivered to the Secretary of the Company not later than the close of business on the tenth day following the day on which the notice of meeting was mailed.

The Board has nominated the 10 persons named below for election as directors to serve for a one-year term until the 2027 Annual Meeting of Shareholders. All of the director nominees currently serve as directors of the Company and the Bank.

Each of the nominees brings special skills and attributes to the Board through a variety of levels of education, business experience, director experience, banking experience, philanthropic interests, and community involvement. Additional information about each nominee and his or her special skills is provided below. The age of each nominee is given as of February 1, 2026.

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Director Nominees

Ashton V. Abernethy, age 39, is currently the Vice President of Sales at Medusind Behavioral Health, a healthcare company that helps healthcare organizations manage revenues and costs. She has formed and sold companies, and serves on the board of directors of Alexander Railroad Company and Carolina Glove Company, Inc., a glove manufacturing company. She has served as a director of the Company since December 2024. Ms. Abernethy earned a B.S. degree in Business Management from the University of Phoenix.

James S. Abernethy, age 71, is employed by Carolina Glove Company, Inc. as its Vice President.  Mr. Abernethy also serves as President and Assistant Secretary of Midstate Contractors, Inc., a paving company and Vice President, Secretary and Chairman of the board of directors of Alexander Railroad Company.  He has served as a director of the Company since 1992.  Mr. Abernethy has a total of 32 years of banking experience and is a graduate of the North Carolina (N.C.) Bank Directors’ College and attended the initial Advanced Directors’ Training session offered by the N.C. Bank Directors’ College in association with the College of Management at North Carolina State University.  Over his 33 years of service, Mr. Abernethy has served on all the committees of the Bank Board and the Board.  Mr. Abernethy earned a business administration degree from Gardner Webb University.

Robert C. Abernethy, Sr., age 75, is employed by Carolina Glove Company, Inc. as its President, Secretary and Treasurer.  Mr. Abernethy also serves as Secretary and Assistant Treasurer of Midstate Contractors, Inc. He has served as a director of the Company since 1976 and as Chairman since 1991.  Mr. Abernethy has a total of 49 years of banking experience and is a graduate of the N.C. Bank Directors’ College and attended the initial Advanced Directors’ Training session offered by the N.C. Bank Directors’ College in association with the College of Management at North Carolina State University.  He serves on the Finance Committee and Investment Committee of Grace United Church of Christ, Newton, NC.  Mr. Abernethy also serves on the board of directors of Carolina Glove Company, Inc. and Midstate Contractors, Inc., both privately held companies.  Mr. Abernethy earned a B.S. degree from Gardner Webb University.

Robert C. Abernethy, Jr., age 44, is employed by the Carolina Glove Company, Inc. as its Executive Vice President and serves on its board of directors. He currently serves on the Catawba County Board of Commissioners, is a member of the board of directors of K-64, an initiative of Catawba Valley Community College to build careers in Catawba County, and serves on the Catawba County Social Services Board at the Department of Social Services. He has served as a director of the Company since December 2024. Mr. Abernethy earned a B.S. degree in business administration from Gardner-Webb University.

Douglas S. Howard, age 67, is Vice President and Treasurer of Denver Equipment Company of Charlotte, Inc.  Mr. Howard is an Owner and Member Manager of Denver Investors, LLC and an Owner and Secretary/Treasurer of Howard & Poole, Inc.  He has served as a director of the Company since 2004.  Mr. Howard has a total of 27 years of banking experience and is a graduate of the N.C. Bank Directors’ College and attended the initial Advanced Directors’ Training session offered by the N.C. Bank Directors’ College in association with the College of Management at North Carolina State University.  Mr. Howard formerly served as the Chairman of the board of trustees of Catawba Valley Medical Center and as the Chairman of the board of directors of the Catawba Valley Medical Group.  Mr. Howard presently serves as a director of the Catawba Valley Medical Center and serves on its finance committee.

John W. Lineberger, Jr., age 75, is Vice President of Lineberger Brothers, Inc., a real estate development company.  He has served as a director of the Company since 2004.  Mr. Lineberger has a total of 21 years of banking experience and is a graduate of the N.C. Bank Directors’ College and attended the initial Advanced Directors’ Training session offered by the N.C. Bank Directors’ College in association with the College of Management at North Carolina State University.   Mr. Lineberger earned a B.S. degree in business administration from Western Carolina University.

Gary E. Matthews, age 70, is employed by Matthews Construction Company, Inc. as its President.  He has served as a director of the Company since 2001.  Mr. Matthews has over 24 years of banking experience, is a graduate of the N.C. Bank Directors’ College, and attended the initial Advanced Directors’ Training session offered by the N.C. Bank Directors’ College in association with the College of Management at North Carolina State University.  Mr. Matthews is also a director of Matthews Construction Company, Inc. and Conover Metal Products, both privately held companies.  Mr. Matthews earned a B.S. degree in civil engineering/construction from North Carolina State University.

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Billy L. Price, Jr., M.D., age 69, is a Practitioner of Internal Medicine at BL Price Jr. Medical Consultants, PLLC.  Dr. Price served on the board of trustees of the Catawba Valley Medical Center through 2018.  He has served as a director of the Company since 2004.  Dr. Price has a total of 21 years of banking experience and is a graduate of the N.C. Bank Directors’ College and attended the initial Advanced Directors’ Training session offered by the N.C. Bank Directors’ College in association with the College of Management at North Carolina State University.  Dr. Price was previously the owner/pharmacist of Conover Drug Company. He is also a Medical Director of Healthgram Medical, a private company.  He serves as Medical Director and Assistant Professor to Lenoir Rhyne University Physician Assistants Master of Science Program.  Dr. Price earned a B.S. degree in pharmacy from the University of North Carolina at Chapel Hill and an M.D. degree from East Carolina University School of Medicine.

William Gregory Terry, age 58, is President of Collegiate Legacy Designs and a former owner/operator of Drum & Willis-Reynolds Funeral Homes and Crematory.  He has served as a director of the Company since 2004.  Mr. Terry has a total of 21 years of banking experience and is a graduate of the N.C. Bank Directors’ College and attended the initial Advanced Directors’ Training session offered by the N.C. Bank Directors’ College in association with the College of Management at North Carolina State University.  Mr. Terry has served on numerous civic and community boards.  Mr. Terry graduated with a B.S. degree in business management from Clemson University.

Benjamin I. Zachary, age 69, is employed by Alexander Railroad Company as its President, Treasurer and General Manager.  He has served as a director of the Company since 1995.  Mr. Zachary has a total of 30 years of banking experience and is a graduate of the N.C. Bank Directors’ College.  As a qualified Certified Public Accountant, he worked for a national accounting firm for eight years following graduation where his assignments included financial statement audits of several banks.  Mr. Zachary is a member of the Taylorsville Rotary Club and serves as Treasurer for the Taylorsville Rotary Club and its Foundation.  He also serves as a director of Alexander Railroad Company.  Mr. Zachary earned a B.S. degree in business administration with a concentration in accounting from the University of North Carolina at Chapel Hill.

We have no reason to believe that any of the nominees for election will be unable or will decline to serve if elected.  In the event of the death or disqualification of any nominee or the refusal or inability of any nominee to serve as a director, the proxies may vote for the election of such other person as they may determine in their discretion or may allow a vacancy to remain open until filled by the Board of Directors.  Properly executed and returned proxies, unless revoked, will be voted as directed by you or, in the absence of direction, will be voted in favor of the election of the above nominees.  Each nominee will be elected by the affirmative vote of a majority of votes cast at the Annual Meeting, with a plurality vote standard for a contested director election, that is, when the number of director nominees exceeds the number of Board seats for which elections are being held.

All members of the Board are “independent” as defined by the rules and listing standards of The NASDAQ Global Select Market.

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE “FOR” ALL OF THE NOMINEES NAMED ABOVE AS DIRECTORS

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Executive Officers of the Company

During 2025, our executive officers were (ages as of February 1, 2026):

William D. Cable, Sr., age 57, serves as President and Chief Executive Officer of the Company and the Bank.  Until September 2024, Mr. Cable served as Executive Vice President, Assistant Corporate Treasurer and Corporate Secretary of the Company and Executive Vice President and Chief Operating Officer of the Bank. He has been employed by the Company and the Bank since 1995, previously serving as Senior Vice President-Information Services.  Mr. Cable has a total of 34 years of banking experience.  Prior to joining the Company, Mr. Cable was a regulatory examiner with the Federal Deposit Insurance Corporation.  He is a graduate of Western Carolina University, the School of Banking of the South at Louisiana State University, and the School of Operations and Technology at Vanderbilt University.

Jeffrey Hooper, age 56 serves as an Executive Vice President, Chief Financial Officer, Corporate Treasurer and Assistant Corporate Secretary of the Company and Executive Vice President and Chief Financial Officer of the Bank. He is responsible for Security and Bank Secrecy Act Compliance, Compliance, Finance, Human Resources, Internal Audit, and Peoples Investment Services. Mr. Hooper joined the Company and the Bank in 2020. Previously, Mr. Hooper was an Executive Vice President and Chief Financial Officer of First South Bancorp, Inc. and First South Bank. He is a Certified Public Accountant and a graduate of the University of Alaska. Mr. Hooper has a total of 20 years of banking experience.

Timothy P. Turner, age 63, serves as Executive Vice President and Chief Credit Officer of the Bank. He is responsible for the Bank’s Commercial Credit and Credit Administration function. He has been employed by the Bank since 2010, previously serving as First Vice President-Commercial Credit Officer and Senior Vice President-Senior Credit Officer. Mr. Turner earned BBA and MBA degrees at Campbell University. He has spent over 20 years in Commercial Lending, and over 17 years in Credit Administration. Mr. Turner has a total of 38 years of banking experience.

James O. Perry, age 55, serves as Executive Vice President and Chief Banking Officer of the Bank. He is responsible for Customer Service Center, Marketing, Mortgage Sales, Retail Banking, Talent Management, and Treasury Services. He has been employed by the Bank since 1999, previously serving as Vice President-Commercial Loan Officer, First Vice President-Commercial Area Executive and Senior Vice President-Retail Banking Manager. Mr. Perry earned a BA degree in economics at the University of Illinois Urbana-Champaign, and also graduated from the Graduate School of Banking at Louisiana State University. He previously spent two years as a Small Business Banker with a national bank, two years in Credit Administration and as a Commercial Loan Officer, and four years with the Office of the Comptroller of the Currency. Mr. Perry has a total of 34 years of banking experience.

Carol S. Shinn, age 63, serves as Executive Vice President and Chief Operations Officer of the Bank. She is responsible for Information Technology, Deposit Operations, Project Management, Digital Banking, Business Continuity, and Vendor Management. Ms. Shinn joined the Bank in 2015 and has served in various roles, including Senior Vice President, Chief Information Officer, and Director of Deposit Operations. Ms. Shinn graduated from Louisiana State University Graduate School of Banking and is a Certified Regulatory Vendor Program Manager (CRVPM). She has over 35 years of banking experience.

Jody G. Street, age 55, serves as Executive Vice President and Chief Commercial Banking Officer of the Bank. He is responsible for Commercial Sales. He has been employed by the Bank since 2013, previously serving as Vice President, Business Development Officer. He was promoted to First Vice President, Area Executive in 2015, where he led market expansion initiatives and enhanced connections with commercial clients. Most recently, he has served as Senior Vice President, Area Executive, managing the commercial banking team with a focus on the Catawba County market. In his current role as Chief Commercial Banking Officer, Mr. Street has retained these responsibilities, while expanding his oversight to include all markets across the Bank’s footprint. Mr. Street earned a B.S. degree in economics from the University of North Carolina at Chapel Hill and completed the Stonier Graduate School of Banking and Wharton Executive Leadership Program at University of Pennsylvania. He has over 20 years of banking experience.

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How often did our Board of Directors meet during 2025?

Our Board held 15 meetings during 2025. All incumbent directors attended more than 75% of the total number of meetings of the Board and its committees on which they served during the year.

What is our policy for director attendance at Annual Meetings?

Although it is customary for all of our directors to attend Annual Meetings of Shareholders, we have no formal policy in place requiring attendance. All members of the Board attended our 2025 Annual Meeting of Shareholders held on May 1, 2025.

How can you communicate with the Board or its members?

We do not have formal procedures for shareholder communication with our Board. In general, our directors and officers are easily accessible by telephone, postal mail or e-mail. Any matter intended for your Board, or any individual director, can be directed to William Cable, our President and Chief Executive Officer, or Jeffrey Hooper, our Chief Financial Officer, at our principal executive offices at 518 West C Street, Newton, North Carolina 28658. You also may direct correspondence to our Board, or any of its members, in care of the Company at the foregoing address. Your communication will be forwarded to the intended recipient unopened.

Board Leadership Structure and Risk Oversight

The ultimate authority to oversee the business of the Company rests with the Board. The Board is led by our Chairman, and in his absence, our Vice Chairman. Robert Abernethy Sr. currently serves as Chairman of the Board of Directors, and James Abernethy serves as the Vice Chairman of the Board. The role of the Board is to effectively govern the affairs of the Company for the benefit of its shareholders and, to the extent appropriate under North Carolina corporate law, other constituencies including employees, customers, suppliers and the communities in which it does business. The officers of the Company are elected from time to time by the Board or appointed from time to time by the President and Chief Executive Officer (to the extent that the President and Chief Executive Officer is authorized by the Board to appoint officers). Our President and Chief Executive Officer is responsible for leading our management team and employees, and operating the Company. Neither our Chairman nor our Vice Chairman are employed by the Company or the Bank. We believe that having a non-employee Chairman and separating the role of Chairman from that of President/Chief Executive Officer is one more method to create appropriate “checks and balances” in corporate governance as we seek to operate the Company in an effective and efficient manner for the benefit of our shareholders and other constituencies.

The Governance Committee, as part of its annual review, evaluates our leadership structure and performance and reports its findings to the whole Board.  We believe our current structure results in strong, independent leadership of our Board.

Risk management is the responsibility of management and risk oversight is the responsibility of the Board. The Board administers its risk oversight function and also utilizes its committee structure, with each board committee being responsible for overseeing risk within its area of responsibility. Significant risk oversight matters considered by the committees are reported to and considered by the Board. Some significant risk oversight matters are reported directly to the Board, including matters not falling within the area of responsibility of any committee. Types of risk with the potential to adversely affect us include credit, interest rate, liquidity and compliance risks, as well as risks relating to our operations and reputation.

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Directors keep themselves informed of the activities and condition of the Company and of the risk environment in which it operates by regularly attending Board and assigned board committee meetings, and by review of meeting materials, auditors’ findings and recommendations, and supervisory communications. Directors stay current on general industry trends and any statutory and regulatory developments pertinent to us by periodic briefings by executive management, counsel, auditors or other consultants, and by more formal director education, including attendance at regulator sponsored “Director’s Colleges,” banking industry conventions, and other similar programs. Directors are provided access to all training and given specific in-person training on items such as Regulation O, Bank Secrecy Act, and other banking guidance and regulations.

The Board oversees the conduct of our business and administers the risk management function by:

•	selecting, evaluating, and retaining competent executive management;
•	establishing, with executive management, our long- and short-term business objectives, and adopting operating policies to achieve these objectives in a legal and sound manner;
•	monitoring operations to ensure that they are controlled adequately and are in compliance with laws and policies;
•	overseeing our business performance; and
•	ensuring that we help to meet our communities’ credit needs.

These responsibilities are governed by a complex framework of federal and state law and regulation as well as regulatory guidelines applicable to our operations.

The Board has established committees in order to effectively divide risk monitoring responsibilities and capabilities. The Company has four standing committees:  the Executive Committee, Governance Committee, Audit and Enterprise Risk Committee, and Compensation Committee.  The Chief Executive Officer also serves on the Executive Committee.

The Audit and Enterprise Risk Committee, charged by the Board with the primary oversight responsibility for risk management, also oversees the integrity of financial reporting, compliance with laws and regulations, and the structure of internal control. The Compensation Committee provides oversight of executive compensation as well as other compensation programs for associates and bank officers. The Governance Committee assists in the establishment of principles for the Company and provides leadership on corporate governance matters. The Executive Committee studies and makes recommendations to the Board on matters related to setting the overall strategic direction for the preparation by the Company’s management of formal multi-year business plans. The Executive Committee may exercise, during intervals between meetings of the Board, all the powers and authority of the Board in directing the management of the business and affairs of the Company, except as otherwise provided in the Bylaws of the Company or by North Carolina law. In addition, the full Bank Board serves as the Bank’s loan committee, and the Bank Board has established a loan sub-committee which monitors credit risk.

In the day-to-day management of risk, management has established and implemented appropriate policies, procedures and risk assessment tools, and a defined organization and reporting structure. With respect to the organization and reporting structure, a hierarchy has been created which divides responsibility along functional lines of authority and further divides responsibilities efficiently and effectively into specific processes. The structure is further enhanced by providing the internal audit and loan review functions independent functional reporting responsibilities to the Audit and Enterprise Risk Committee. Risk assessments have been created to properly identify and monitor risk for the Company either at an entity level or within specific types of business as appropriate.

Code of Business Conduct and Ethics

The Company and the Bank have a Code of Business Conduct and Ethics for its directors, officers and employees. The Code of Business Conduct and Ethics requires that individuals avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner and otherwise act with integrity and in the best interests of the Company and the Bank. The Code is a guide to help ensure that directors, officers, and employees maintain the highest ethical standards of behavior.

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A copy of the Code is available on the Bank’s website (www.peoplesbanknc.com) under the “Investor Relations” tab located under “About Us”.

As is permitted by SEC rules, the Company intends to post on its website any amendment to or waiver from any provision in the Code that applies to the Chief Executive Officer, the Chief Financial Officer, the Controller, or persons performing similar functions, and that relates to any element of the standards enumerated in the rules of the SEC.

Insider Trading Policies

We have adopted insider trading policies and procedures applicable to our officers, directors, agents, employees and related persons and entities, including the Company, and have implemented processes for the Company, that we believe are reasonably designed to promote compliance with insider trading laws, rules, and regulations, and NASDAQ listing standards.

Our Insider Trading and Section 16 Reporting Policy and Securities Law Compliance Policy (together, our “Insider Trading Policies”) prohibit our officers, directors, agents, employees and related persons and entities from trading in securities of the Company while in possession of material, nonpublic information. They also prohibit trading in securities of any other company about whom they learn material, nonpublic information in the course of performing duties for the Company.

Our Insider Trading Policies also generally prohibit our officers, directors, agents, and employees from disclosing material, nonpublic information regarding the Company.

Our Insider Trading Policies require that our executive officers, directors and other designated employees only transact in Company securities during an open window period, subject to limited exceptions. In addition, they encourage our executive officers, directors and certain other designated employees to seek pre-clearance in advance of transactions in Company securities in order to mitigate the risk of inadvertent violations.

Award of Stock Rights Policy

We have adopted an Award of Stock Rights Policy which places restrictions on the award of options, stock appreciation rights, restricted stock, restricted stock units and other similar instruments to the Company’s directors, executive officers or 10% shareholders during periods that the Company is in receipt of material nonpublic information or during any period beginning four business days before the filing of a periodic report on Form 10-K or 10-Q.

During the fiscal year ended December 31, 2025, we did not award an option to purchase or acquire our common stock during any period beginning four business days before the filing of a periodic report on Form 10-K or 10-Q, or the filing or furnishing of a report on Form 8-K that disclosed material nonpublic information and ending one business day after the filing or furnishing of such a report to any of our named executive officers.

Diversity of the Board of Directors

The Bank Board has adopted a written diversity policy as an integral part of its employee handbook. The Company and the Bank value diversity in society, and believe that the virtues and pursuit of diversity are just as important within the Company and the Bank. The Company and the Bank adhere to a policy prohibiting discrimination and harassment on the basis of legally protected characteristics, including sex, pregnancy, race, color, religion, national origin, veteran status, age, and disability.

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How can a shareholder nominate someone for election to the Board of Directors?

Our Bylaws provide that in order to be eligible for consideration at the Annual Meeting of Shareholders, all nominations of directors, other than those made by the Governance Committee or the Board, must be in writing and must be delivered to the Secretary of the Company not less than 50 days nor more than 90 days prior to the meeting at which such nominations will be made. However, if less than 60 days’ notice of the meeting is given to the shareholders, such nominations must be delivered to the Secretary of the Company not later than the close of business on the tenth day following the day on which the notice of meeting was mailed.

The Board may disregard any nominations that do not comply with these requirements. Upon the instruction of the Board, the inspector of voting for the Annual Meeting may disregard all votes cast for a nominee if the nomination does not comply with these requirements. Written notice of nominations should be directed to the Secretary of the Company.

Who serves on the Bank Board?

The Bank currently has a 10-member board of directors which is comprised of the same persons who are currently directors of the Company. Those persons elected to the Board at the Annual Meeting will also be elected by the Company as directors of the Bank.

Board Committees

During 2025, our Board had four standing committees, the Audit and Enterprise Risk Committee, the Governance Committee, the Compensation Committee, and the Executive Committee. The voting members of these Committees are appointed by the Board annually from among its members. Certain of our executive officers also serve as non-voting, advisory members of these committees.

Executive Committee. The Executive Committee performs duties as assigned by the full Board. The following persons currently serve on the Executive Committee: Directors R. Abernethy Sr., J. Abernethy, Lineberger, Terry and Zachary, as well as the President and Chief Executive Officer of the Company, who serves in a non-voting capacity. It meets on an “as needed” basis and did not meet during 2025.

Governance Committee.  The Governance Committee is responsible for developing and maintaining the Company’s corporate governance policy, as well as acting as the nominating committee for the Board. The following persons currently serve on the Governance Committee: Directors R. Abernethy Sr., J. Abernethy, Howard, and Matthews. The Board has determined that all of the members of the Governance Committee are independent as defined by the rules and listing standards of The NASDAQ Global Select Market.

The Governance Committee, serving as the nominating committee of the Board, interviews candidates for nomination and election to the Board.  The Governance Committee’s identification of candidates for director typically results from the business interactions of the members of the Governance Committee or from recommendations received from other directors or from the Company’s management.

If a shareholder recommends a director candidate to the Governance Committee in accordance with the Company’s Bylaws, the Governance Committee will consider the candidate and apply the same considerations that it would to its own candidates. The recommendation of a candidate by a shareholder should be made in writing, addressed to the attention of the Governance Committee at the Company’s corporate headquarters.  The recommendation should include a description of the candidate’s background, his or her contact information, and any other information the shareholder considers useful and appropriate for the Governance Committee’s consideration of the candidate.  The criteria which have been established by the Governance Committee as bearing on the consideration of a candidate’s qualification to serve as a director include the following: the candidate’s ethics, integrity, involvement in the community, success in business, relationship with the Bank, investment in the Company, place of residence (i.e., proximity to the Bank’s market area), and financial expertise.

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The Governance Committee met once during the year ended December 31, 2025.

The Governance Committee has a written charter which is reviewed annually, and amended as needed, by the Governance Committee.  A copy of the charter is available on the Bank’s website (www.peoplesbanknc.com) under the “Investor Relations” tab located under “About Us”.

Audit and Enterprise Risk Committee.  The Company has a separately designated standing Audit and Risk Enterprise Committee (the “Audit Committee”) which was established in accordance with Section 3(a)(58)(A) of the Exchange Act.  The Audit Committee’s responsibilities include oversight of enterprise risk. The Audit Committee has a written charter which is reviewed annually, and amended as needed, by the Audit Committee.  A copy of the charter is available on the Bank’s website (www.peoplesbanknc.com) under the “Investor Relations” tab located under “About Us”.  The following persons currently serve on the Audit Committee: Directors R. Abernethy Sr., Howard, Lineberger, Price, Terry, and Zachary.

The Board has determined that each member of the Audit Committee is independent as that term is defined by the rules and listing standards of The NASDAQ Global Select Market and the SEC’s regulations.  In addition, the Board has determined that each member of the Audit Committee qualifies as an “audit committee financial expert” based on each of the member’s educational background and business experience.

The Audit Committee meets at least quarterly and, among other responsibilities, oversees (i) the independent auditing of the Company, (ii) the system of internal controls that management has established, and (iii) the quarterly and annual financial information to be provided to shareholders and the SEC.  The Audit Committee met eight times during the year ended December 31, 2025.

Audit Committee Report.  The Audit Committee has reviewed and discussed the audited financial statements with management of the Company and has discussed with the independent auditors the matters required to be discussed by Auditing Standards No. 16 as amended (AICPA, Professional Standards, Vol. 1 AU section 380) as adopted by the Public Company Accounting Oversight Board in Rule 3200T.  In addition, the Audit Committee has received the written disclosures and the letter from the independent accountants required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence. Based upon these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 for filing with the SEC.

Robert C. Abernethy Sr.	John W. Lineberger, Jr.
Benjamin I. Zachary Douglas S. Howard	W. Greg Terry Billy L Price, Jr. MD, Committee Chair

Compensation Committee.  The Company’s Compensation Committee is responsible for developing, reviewing, implementing and maintaining the Bank’s salary, bonus, and incentive compensation programs and for making recommendations to the Board of Directors and the Bank Board regarding compensation of the executive officers. Upon recommendation from the Compensation Committee, the Board ultimately determines such compensation.

The Board of Directors has determined that all of the members of the Compensation Committee are independent as defined by the rules and listing standards of The NASDAQ Global Select Market. The following persons currently serve on the Compensation Committee: Directors R. Abernethy Sr., J. Abernethy, Howard, and Matthews.  The Compensation Committee met two times during the year ended December 31, 2025.

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The Compensation Committee has a written charter which is reviewed annually, and amended as needed, by the Compensation Committee. A copy of the charter is available on the Bank’s website (www.peoplesbanknc.com) under the “Investor Relations” tab under “About Us”.

Compensation Committee Interlocks and Insider Participation. No member of the Compensation Committee is now, or formerly was, an officer or employee of the Company or the Bank. None of the named executive officers serve as a member of the board of directors of another entity whose executive officers or directors serve on the Board of Directors. See “Indebtedness of and Transactions with Related Persons” starting on page 32 of this Proxy Statement.

Compensation Committee Report.The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis in this Proxy Statement with management and has recommended that it be included in this Proxy Statement and our Annual Report on Form 10-K filed with the SEC for the year ended December 31, 2025.

Compensation Committee

James S. Abernethy, Committee Chair

Robert C. Abernethy Sr.

Douglas S. Howard

Gary E. Matthews

COMPENSATION DISCUSSION AND ANALYSIS

In this section, we will give an overview of our compensation program, the material compensation decisions we have made under the program and the material factors that we considered in making those decisions. Following this discussion, in the section entitled “– Summary Compensation Table,” we provide a table containing specific information about the compensation earned for the fiscal years indicated, by the following officers, whom we refer to as our “named executive officers”:

•	William D. Cable, Sr., President and Chief Executive Officer;
•	Jeffrey N. Hooper, Executive Vice President and Chief Financial Officer; and
•	Jody G. Street, Executive Vice President and Chief Commercial Officer.

Compensation Committee Processes and Procedures

The Compensation Committee assists the Board in determining appropriate compensation levels for the members of the Board and our named executive officers. It also has strategic and administrative responsibility for a broad range of compensation issues. It seeks to ensure that we compensate key management employees effectively and in a manner consistent with the Compensation Committee’s stated compensation strategy and relevant requirements of various regulatory entities. A part of these responsibilities is overseeing the administration of executive compensation and employee benefit plans, including the design, selection of participants, establishment of performance measures, and evaluation of awards pursuant to our annual and long-term incentive programs.

Compensation Philosophy

The overall objective of our executive compensation program is to promote the interests of the Company by compensating our executives in a manner that closely aligns their interests with those of the Company’s shareholders. In order to accomplish this overall objective, our executive compensation program is designed to (i) attract qualified executives necessary to meet those needs identified in the Company’s strategic plans, and (ii) retain and motivate executives whose performance supports the achievement of our long-term plans and short-term goals.  Our executive compensation program is founded upon the guiding principle that a strong, performance-oriented compensation program, generally consistent with that of our peers, is critical to our ability to succeed in becoming a leading performer among financial institutions of similar size, and thereby reward our shareholders for their investment in the Company.

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The Compensation Committee considers a number of factors specific to each executive’s role when determining the amount and mix of compensation to be paid.  These factors are:

•	compensation of comparable executives at peer financial institutions;
•	financial performance of the Company (especially on a “net operating” basis, which excludes the effect of one-time gains and expenses) over the most recent fiscal year and the prior three years;
•	composition of earnings;
•	asset quality relative to the banking industry;
•	responsiveness to the economic environment;
•	the Company’s achievements compared to its corporate, financial, strategic and operational objectives and business plans; and
•	cumulative shareholder return.

Elements of the Executive Compensation Program

The Company’s executive compensation program consists of the following elements:

Base Salary. The salaries of our named executive officers are designed to provide a reasonable level of compensation that is affordable to the Company and fair to the executive. Salaries are reviewed annually, and adjustments, if any, are made based on the review of competitive salaries in our peer group, as well as an evaluation of the individual officer’s responsibilities, job scope, and performance. For example, we assess each officer’s success in achieving budgeted earnings and return ratios, business conduct and integrity, and leadership and team building skills.

Annual Cash Incentive Awards. We believe that annual cash incentive awards encourage our named executive officers to achieve short-term targets that are critical to achievement of our long-term strategic plan. The Bank has a Management Incentive Plan for officers of the Bank. Participants in the Management Incentive Plan are recommended annually by the President and Chief Executive Officer to the Bank Board. Each individual’s incentive pool is determined by a formula that links attainment of corporate budget with attainment of individual goals and objectives. Incentives under the Management Incentive Plan are paid annually. No named executive officer earned or was paid a cash incentive under the Management Incentive Plan during the fiscal year ended December 31, 2025.

Discretionary Bonus and Service Awards. From time to time the Compensation Committee may recommend to the Board that additional bonuses be paid based on accomplishments that significantly exceed expectations during the fiscal year. The Board has discretion as to who will receive a bonus and the amount of any such bonus. For 2025, the Compensation Committee recommended, and the Board approved, discretionary bonuses as follows: $165,000 for Mr. Cable; $90,000 for Mr. Hooper; and $55,250 for Mr. Street. These discretionary bonuses were paid in January 2026. Under the Service Recognition Program, the Bank gives service awards to each employee and director for every five years of service with the Bank to promote and reward longevity of service for both directors and employees. Service awards are made in the form of shares of the Company’s common stock plus cash in the amount necessary to pay taxes on the award. The number of shares awarded increases with the number of years of service to the Bank. Common stock awarded under the Service Recognition Program is purchased by the Bank on the open market, and no new shares are issued by the Company under the Service Recognition Program.

Long-Term Equity Incentive Awards. Pursuant to the 2020 Omnibus Stock Ownership and Long-Term Incentive Plan (“2020 Omnibus Plan”), the Company may grant incentive stock options, restricted stock, restricted stock units, stock appreciation rights, book value shares, and performance units to qualifying directors and employees. The purpose of the 2020 Omnibus Plan is to promote the interests of the Company by attracting and retaining directors and employees of outstanding ability and to provide executives of the Company greater incentive to make material contributions to the success of the Company by providing them with stock-based compensation which would increase in value based upon the market performance of our common stock. The 2020 Omnibus Plan was approved by our shareholders on May 7, 2020 and expires on May 7, 2030.

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See “Outstanding Equity Awards at Fiscal Year-End Table” on page 22of this Proxy Statement and “Option Exercises and Stock Vested” on page 22 of this Proxy Statement for information on equity incentive awards made to the named executed officers under the 2020 Omnibus Plan.  See “2020 Omnibus Plan” starting on page 25 of this Proxy Statement for additional information on the 2020 Omnibus Plan.

Supplemental Executive Retirement Agreements.  The Bank has entered into salary continuation agreements with each of the named executive officers, providing each executive a non-qualified supplemental executive retirement benefit.  The Committee’s goal under this program is to provide competitive retirement benefits given the restrictions on executives within tax-qualified plans.  In prior years, the Committee worked with a compensation consultant to analyze and consider the possible benefits of providing supplemental retirement benefits and to consider what is provided to executives in our peer group.  In connection with the non-qualified supplemental executive retirement benefits, the Company and/or the Bank purchased life insurance policies on the lives of the named executive officers. The increase in cash surrender value of a life insurance policy constitutes the Bank’s contribution to the plan each year. Under the terms of the agreements, the Bank will pay benefits to participating executives for a period between 13 years and the life of the executive.

401(k) Plan.  The Bank has established a 401(k) Plan for eligible employees.  Under the Bank’s 401(k) Plan, the Bank matches employee contributions up to a maximum of 4.00% of annual compensation. The Bank’s 2025 contribution to the 401(k) Plan was approximately $834,000.  All contributions to the 401(k) Plan are tax deferred.  The 401(k) Plan permits participants to choose from investment funds selected by a committee comprised of senior management.  Employees are eligible to participate in the 401(k) Plan beginning in the second month of employment. All participants are immediately 100% vested in employer contributions made under the plan.

Deferred Compensation Plan.  The Bank maintains a non-qualified deferred compensation plan for directors and certain officers. Eligible officers selected by the Bank Board may elect to contribute a percentage of their compensation to the plan. Participating officers may elect to invest their deferred compensation in a restricted list of investment funds. The Bank may make matching or other contributions to the plan as well, in amounts determined at the discretion of the Bank.  Participants are fully vested in all amounts contributed to the plan by them or on their behalf.  The Bank has established a Rabbi Trust to hold the accrued benefits of the participants under the plan. There are no “above-market” returns provided for in this plan. The Bank made no contributions to the plan in 2025.  Benefits under the plan are payable in the event of the participant’s retirement, death, termination, or as a result of hardship.  Benefit payments may be made in a lump sum or in installments, as selected by the participant.

Employment Agreements.  The Company has entered into an employment agreement with each named executive officer.  The employment agreements serve a number of functions, including: (i) retention of the executive team; (ii) mitigation of any uncertainty about future employment and continuity of management in the event of a change in control; and (iii) protection of the Bank and its customers through non-compete and non-solicitation covenants. Additional information regarding the employment agreements, including a description of key terms may be found under the heading “Employment Agreements” starting on page 23 of this Proxy Statement.

Other Benefits. Executive officers are entitled to participate in fringe benefit plans offered to employees including health and dental insurance plans and life, accidental death and dismemberment and long-term disability plans. In addition, the Bank has paid country club dues for each named executive officer and provided a car allowance to Mr. Cable.

The above elements of each named executive officer’s compensation are not inter-related. For example, if vesting standards on restricted stock awards are not achieved, the executive’s base salary is not increased to make up the difference. Similarly, the value of previously granted equity incentive awards is not considered by the Compensation Committee in recommending the other elements of the compensation package.

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Role of Management

The President and Chief Executive Officer of the Company and the Bank makes recommendations to the Committee regarding the compensation of executive officers, other than himself.  The President and Chief Executive Officer also participates in the deliberations, but not in the decisions, of the Committee; however, he does not participate in the Committee’s deliberations or decisions regarding his own compensation. The Committee reports its actions to the Board of Directors and keeps written minutes of its meetings, which minutes are maintained with the books and records of the Company.

Role of Compensation Consultants

Periodically, the Compensation Committee engages independent third party compensation consultants to review our executive compensation program, provides peer group analyses, and advise on regulatory developments, corporate governance, and best practice trends.

In 2025, the Committee engaged Pearl Meyer & Partners, LLC (“Pearl Meyer”) to review the compensation of the named executive officers and certain other senior executives, and to provide market‑based analyses and considerations to assist the Committee in evaluating executive compensation.

The Compensation Committee reviewed whether Pearl Meyer is independent and whether the engagement presented any conflicts of interest. In conducting this review, the Committee noted that Pearl Meyer (i) provide or provided no services to the Company other than compensation consulting, (ii) has or had no personal or business relationships with members of our Board or executive officers, (iii) does or did not directly own any shares of Company stock, and (iv) retains or retained a written policy designed to avoid conflicts of interest that may arise.

In carrying out this engagement, Pearl Meyer was instructed to, and did:

•	create a custom compensation peer group;
•

assess the Bank’s executive compensation components relative to a mix of peer group proxy data and compensation surveys, using proxy data for the named executive officers and survey data for the other officers; and

•	provide recommendations and considerations for total compensation opportunity guidelines, including base salary and short‑term and long‑term incentive targets.

The purpose of Pearl Meyer’s engagement was to:

•	confirm and validate the appropriateness of executive compensation relative to market practices;
•	provide a market‑based framework for managing compensation prospectively; and
•	serve as a basis for discussion of decisions and/or changes to the Company’s compensation structure, as appropriate.

Pearl Meyer provided the results of its review, along with supporting analytical detail, to the Compensation Committee. The review concluded, among other things, that total cash compensation is generally competitive with the market, while total direct compensation for most executives falls below the competitive range due in part to the limited use of long‑term incentive compensation.

Pearl Meyer also identified considerations for developing an executive compensation philosophy and for formalizing short‑term and long‑term incentive strategies, and recommended that market data should be used as one reference point for compensation decisions in conjunction with factors such as time in role, performance, and internal equity.

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Pearl Meyer did not make compensation decisions for the Company. Final decisions regarding executive compensation were made by the Compensation Committee after considering Pearl Meyer’s analyses and input, as well as other relevant factors.

The Compensation Committee also considers the results of the shareholders’ non-binding vote on executive compensation. At the 2025 Annual Meeting of Shareholders, a plurality of our shareholders voted to annually approve the compensation of our named executive officers (“Say-on-Pay”).  At the 2025 Annual Meeting, 86.5% of shareholders who voted approved the executive compensation of our named executive officers. Shareholders are invited to vote on the “Say-on-Pay” proposal at the Annual Meeting.

Clawback Policy and Amendments to Employment Agreements

In October 2023, the Compensation Committee adopted, and the Board ratified, the Excess Incentive-Based Compensation Recovery Policy (the “Clawback Policy”) in compliance with the final clawback rules adopted by the SEC and the listing standards, as set forth in The Nasdaq Stock Market, LLC Listing Rule 5608 (the “Final Clawback Rules”). The Clawback Policy provides for the mandatory recovery of erroneously awarded incentive-based compensation from current and former executive officers as defined in SEC Rule 10D-1 (“Covered Officers”) of the Company in the event that the Company is required to prepare an accounting restatement to correct a material error, in accordance with the Final Clawback Rules. The recovery of such compensation applies regardless of whether a Covered Officer engaged in misconduct or otherwise caused or contributed to the requirement of an accounting restatement. Under the Clawback Policy, the Company may recoup from the Covered Officers erroneously awarded compensation received within a lookback period of the three completed fiscal years preceding the date on which the Company is required to prepare an accounting restatement to correct a material error. In November 2023, the Company entered into a First Amendment to Employment Agreement with each of its then named executive officers: Jeffrey N. Hooper, William D. Cable, Sr., and James O. Perry, for the purposes of implementing compliance by each of the executives with the Clawback Policy.

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EXECUTIVE COMPENSATION

The named executive officers of the Company are not paid any cash compensation by the Company.  However, they are also executive officers of the Bank and receive compensation from the Bank.  The below tables show, for the fiscal years indicated, the cash compensation received by, as well as certain other compensation paid or accrued to, each named executive officer.

Summary Compensation Table

Name and Principal Position	Year	Salary($)	Bonus($)	Stock Awards($)[1]	Change in Pension Value and Nonqualified Deferred Compensation Earnings($)	All Other Compensation($)[3]	Total($)

William D. Cable, Sr.	2025	375,950	165,000	--	89,307	42,998	673,255
President and Chief Executive Officer	2024	365,000	150,000	--	44,251	35,937	595,188

Jeffrey Hooper	2025	235,000	90,000	--	45,540	22,656	393,196
Executive Vice President and Chief Financial Officer	2024	207,209	75,000	40,000	21,794	19,969	363,972

Jody G. Street[2]	2025	225,014	55,250	29,874	20,404	19,640	350,181
Executive Vice President and Chief Commercial Banking Officer

     ________________________________

[1]

Amount represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. See Note 1 in the Notes to the Company’s Consolidated Financial Statements included in the Company’s Annual Report, which Annual Report is attached hereto as Appendix A.

[2]	Mr. Street was a named executive officer for 2025, but not 2024.
[3]	All other compensation is comprised of the following:

Name and Principal Position	Year	Employer Match – 401(k) ($)	Car Allowance($)	Country Club Dues($)	Split Dollar Death Benefit($)	Group Term Life($)(a)	Disability and LTC Premiums($)(b)	Dividends Accrued on Restricted Stock Units($)	Other($)

William D. Cable, Sr. President and Chief Executive Officer	2025 2024	13,902 13,602	2,934 --	4,605 4,500	736 681	2,322 2,321	12,027 12,027	1,472 2,806	5,000 --
Jeffrey Hooper Executive Vice President and Chief Financial Officer	2025 2024	12,383 11,239	-- --	4,560 4,080	543 503	2,167 1,881	-- --	2,678 2,266	325 --

Jody G. Street	2025	11,283	--	4,545	--	2,053	--	1,759	--
Executive Vice President and Chief Commercial Banking Officer

       ______________________________________

(a)	Represents amounts paid by the Bank for premiums on group term life insurance in excess of $50,000 for each named executive officer.
(b)	Represents amounts paid by the Bank for premiums on disability and long-term care insurance for each named executive officer.

22

Outstanding Equity Awards at Fiscal Year End

The following table shows certain information for the named executive officer’s outstanding equity awards as of December 31, 2025.

Outstanding Equity Awards at Fiscal Year-End Table

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested[3] ($)
William D. Cable, Sr.	--	--	1,230	[1]	44,526
Jeffrey N. Hooper	--	--	2,790	[2]	100,998
Jody G. Street	--	--	1,840	[3]	66,608

______________________________________

[1]	Represents 1,230 restricted stock units that were granted on January 19, 2023 (with a grant date fair value for each restricted stock unit of $32.58 on January 19, 2023) and vest on January 19, 2027.
[2]

Represents 1,430 restricted stock units that were granted on January 20, 2022 (with a grant date fair value for each restricted stock unit of $27.99 on January 20, 2022) and vested on January 20, 2026, and 1,360 restricted stock units that were granted on January 22, 2024 (with a grant date fair value for each restricted stock unit of $29.52 on January 22, 2024) and vest on January 22, 2028.

[3]

Represents 770 restricted stock units that were granted on January 19, 2023 (with a grant date fair value for each restricted stock unit of $32.58 on January 19, 2023) and vest on January 19, 2027, and 1,070 restricted stock units that were granted on February 3, 2025 (with a grant date fair value for each restricted stock unit of $27.92 on February 3, 2025) and vest on February 3, 2029.

[4]	Based on a stock price of $36.20 per share on December 31, 2025.

Option Exercises and Stock Vested

During the fiscal year ended December 31, 2025, no options were exercised by the named executive officers. During 2025, 1,820 restricted stock units previously awarded to Mr. Cable vested; the shares had a fair market value of $27.92 per share on the date of vesting.

23

Pension Benefits

The following table shows, for the fiscal year ended December 31, 2025, the pension benefits paid or earned by our named executive officers.

Pension Benefits Table
Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit($)	Payments During Last Fiscal Year($)
William D. Cable, Sr.	Executive Salary Continuation Agreement[1]	24	496,181	--
Jeffrey N. Hooper	Executive Salary Continuation Agreement[2]	6	128,482	--

Jody G. Street	Executive Salary Continuation Agreement[3]	1	21,386	--

________________________

[1]

The Bank entered into Amended and Restated Executive Salary Continuation Agreement with Mr. Cable effective on December 18, 2008. The Amended and Restated Executive Salary Continuation Agreements for Mr. Cable were further amended on December 10, 2014, and such amendments were memorialized in a First Amendment to the Amended and Restated Executive Salary Continuation Agreements effective February 16, 2018. The Bank entered into a Second Amendment to the Amended and Restated Executive Salary Continuation Agreement with Mr. Cable effective on September 19, 2024. Unless a separation from service or a change in control (as defined in the Executive Salary Continuation Agreements) occurs before the retirement age set forth in each Executive Salary Continuation Agreement, the Executive Salary Continuation Agreements provide for an annual supplemental retirement benefit to be paid to each of the named executive officers in 12 equal monthly installments payable on the first day of each month, beginning with the month immediately after the month in which the named executive officer retires or following the attainment of the normal retirement age and for the named executive officer’s lifetime, or if longer, a 13-year term. Under the terms of the Executive Salary Continuation Agreements, Mr. Cable will receive an annual supplemental retirement benefit of $130,000.

[2]

The Bank entered into an Executive Salary Continuation Agreement with Mr. Hooper effective on July 1, 2020. The Bank entered into a First Amendment to Executive Salary Continuation Agreement with Mr. Hooper effective on September 19, 2024. Unless a separation from service or a change in control (as defined in the Executive Salary Continuation Agreement) occurs before the retirement age set forth in his Executive Salary Continuation Agreement, the Executive Salary Continuation Agreement provides for an annual supplemental retirement benefit to be paid to Mr. Hooper in 12 equal monthly installments payable on the first day of each month, beginning with the month immediately after the month in which he retires or following the attainment of the normal retirement age and for a 13-year term. Under the terms of the Executive Salary Continuation Agreement, Mr. Hooper will receive an annual supplemental retirement benefit of $75,000.

[3]

The Bank entered into an Executive Salary Continuation Agreement with Jody G. Street effective on January 1, 2025. Unless a separation from service or a change in control (as defined in the Executive Salary Continuation Agreement) occurs before the retirement age set forth in his Executive Salary Continuation Agreement, the Executive Salary Continuation Agreement provides for an annual supplemental retirement benefit to be paid to Mr. Street in equal installments in accordance with the Bank’s normal payroll schedule, beginning with the month immediately after the month in which he retires or following the attainment of the normal retirement age and for a 13-year term. Under the terms of the Executive Salary Continuation Agreement, Mr. Street will receive an annual supplemental retirement benefit of $36,000.

Employment Agreements

In 2015, the Company and the Bank entered into an employment agreement with Mr. Cable; and in August 2021, the Company and the Bank entered into an employment agreement with Mr. Hooper (collectively, as amended from time to time, the “Employment Agreements”).  Presently, Mr. Street does not have an employment agreement with the Company or the Bank. In September 2024, Mr. Cable entered into an amended and restated employment agreement in order to reflect his promotion to President and Chief Executive Officer of the Company and the Bank and certain other changes to the terms of his employment as a consequence of the promotion.

24

The Employment Agreements for Mr. Cable and Mr. Hooper, each provide for an initial term of 36 months. Annually, on the anniversary of the effective date of each Employment Agreement, the Employment Agreement is automatically extended for one additional year unless the Board of Directors or the executive gives the other party prior written notice that the term is not to be extended. Under the Employment Agreements, the Bank agreed to pay Mr. Cable a base salary of at least $365,000 per year and Mr. Hooper a base salary of at least $189,625 per year. The Bank reviews each executive’s total compensation at least annually and in its sole discretion may adjust an executive’s total compensation from year to year; provided, however, that an executive’s base salary may not be reduced. In addition, the Employment Agreements provide for discretionary bonuses and participation in other management incentive, pension, profit-sharing, medical and retirement plans maintained by the Bank, as well as fringe benefits normally associated with such executive’s office.

Under the Employment Agreements, the Company and the Bank may terminate each executive’s employment for “cause”, “without cause” or in the event of a “disability” (each as defined in the Employment Agreements). In addition, each executive may voluntarily terminate his employment upon 60 days prior written notice to the Company and the Bank or for “good reason” (as defined in the Employment Agreement). If the Company and the Bank terminate an executive’s employment “without cause”, or an executive terminates his employment for “good reason”, in each case, other than in connection with a change of control, then the executive would be entitled to receive certain severance payments and access to welfare benefit plans as more particularly set forth in the Employment Agreements. In the event that the Company and the Bank terminate an executive’s employment “without cause”, or an executive terminates his employment for “good reason”, in any such case at the time of or within one year after a change of control, then the executive will be entitled to receive certain change in control payments as more particularly described below.

In addition, each Employment Agreement contains certain restrictive covenants prohibiting the executive from competing against the Company and the Bank or soliciting the Company’s or the Bank’s customers for a period of time following termination of employment.

In November of 2023 each of the Employment Agreements were amended to comply with the Clawback Policy. See page 20 of this Proxy Statement for more details concerning the Clawback Policy.

Potential Payments upon Termination or Change in Control

Each of the Employment Agreements provide that in the event the Company terminates the employment of a named executive officer “without cause,” or the officer terminates his or her employment for “good reason,” in any such case at the time of or within one year after a “change of control” (as defined in the Employment Agreements), the officer will be entitled to receive the following payments and benefits: (1) the Company will pay the officer the aggregate of the following amounts: (a) the sum of his accrued obligations; (b) the greater of his base salary, divided by 365 and multiplied by the number of days remaining in the employment period, or an amount equal to 2.99 times his base salary; and (c) the product of his aggregate cash bonus for the last completed fiscal year, and a fraction, the numerator of which is the number of days in the current fiscal year through the date of termination, and the denominator of which is 365; (2) all restricted stock or restricted stock unit awards previously granted to the executive and which have not already become vested and released from restrictions on transfer, repurchase and forfeiture rights, either as a result of the change of control or otherwise, will immediately vest and be released from such restrictions as of the change of control termination date; and (3) all options previously granted to the officer that are unvested as of the change of control termination date will be deemed vested, fully exercisable and non-forfeitable as of the change of control termination date (other than transfer restrictions applicable to incentive stock options) and all previously granted options that are vested, but unexercised, on the change of control termination date will remain exercisable, in each case for the period during which they would have been exercisable absent the termination of his employment, except as otherwise specifically provided by the Internal Revenue Code; and (4) his benefits under all benefit plans that are non-qualified plans will be 100% vested, regardless of his age or years of service, as of the change of control termination date.

25

If the named executive officers were terminated on December 31, 2025, “without cause” or for “good reason” at the time of or within one year after a “change of control”, Mr. Cable and Mr. Hooper would have been entitled to receive compensation of approximately $1.623 million and $975 thousand, respectively, pursuant to their Employment Agreements. These amounts are calculated based on each officer’s 2025 “Salary” and “Bonus” as shown in the “Summary Compensation Table” on page 21 of this Proxy Statement. In addition, if a “change in control” (as such term is defined in the applicable Omnibus Plan) had occurred on December 31, 2025, all unvested restricted stock units previously granted to each of Mr. Cable and Mr. Hooper would have vested immediately. On December 31, 2025, these unvested restricted stock units had a fair market value of $44,526 for Mr. Cable and $100,998 for Mr. Hooper.

2020 Omnibus Plan

General.The purpose of the 2020 Omnibus Plan is to promote the interests of the Company by attracting and retaining directors and employees of outstanding ability and to provide executive and other key employees of the Company and its subsidiaries greater incentive to make material contributions to the success of the Company by providing them with stock-based compensation which will increase in value based upon the market performance of the common stock.

The 2020 Omnibus Plan is administered by the Compensation Committee. Subject to the terms of the 2020 Omnibus Plan, the Committee and the Board have authority to construe and interpret, for eligible employees and eligible directors, respectively, the 2020 Omnibus Plan, to determine the terms and provisions of Rights (as defined below) to be granted under the 2020 Omnibus Plan, to define the terms used in the 2020 Omnibus Plan and in the Rights granted thereunder, to prescribe, amend and rescind rules and regulations relating to the 2020 Omnibus Plan, to determine the individuals to whom and the times at which Rights shall be granted and the number of shares to be subject to, or to underlie, each Right awarded, and to make all other determinations necessary or advisable for the administration of the 2020 Omnibus Plan.

Rights Which May Be Granted.Under the 2020 Omnibus Plan, the Committee may grant or award eligible participants options, rights to receive restricted shares of common stock, long-term incentive units (each equivalent to one share of common stock), and/or stock appreciation rights. These grants and awards are referred to herein as the “Rights.” The 2020 Omnibus Plan was approved by our shareholders on May 7, 2020. Accordingly, no new awards or grants may be made under the 2020 Omnibus Plan after May 7, 2030, the tenth anniversary of the date our shareholders approved the 2020 Omnibus Plan. The Board initially reserved 300,000 shares of common stock for issuance under the 2020 Omnibus Plan. Any shares of common stock allocated to Rights granted under the 2020 Omnibus Plan, which Rights are subsequently cancelled or forfeited, will be available for further allocation upon such cancellation or forfeiture.

Change in Control. In the event of a change in control (as such term is defined in the applicable Omnibus Plan), all Rights under the applicable Omnibus Plan will fully vest and be released from any restrictions on transfer. In addition, with respect to the 2020 Omnibus Plan, in the event of a change in control, the Committee may, with 10 days’ advance notice to affected persons, cancel any Right and pay to the holders thereof in cash or common stock or both, the value of the Right based upon the price per share of common stock received or to be received by the Company’s shareholders in the change in control.

Clawback.  The Company may cancel any Right, require reimbursement of any Right or previously paid compensation under the 2020 Omnibus Plan or an award agreement, or use any other right of recoupment of equity or compensation in accordance with any clawback policy adopted by the Company and as may be in effect from time to time.

Grants.  During 2021, 2022, 2023, 2024 and 2025 the Board granted 7,060, 5,385, 4,760, 5,940 and 4,580 awards, respectively, of non-transferable restricted stock units to employees pursuant to the 2020 Omnibus Plan.  All grants were compensatory in nature and were issued without cost to the employees. Each restricted stock unit is subject to time-based vesting restrictions and once vested will be convertible into one share of the Company’s common stock. See “Equity Compensation Plan Information” on page 33 for information regarding outstanding options and shares for future issuance under the 2020 Omnibus Plan as of December 31, 2025.

26

Pay Versus Performance

In accordance with rules adopted by the SEC pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), we are providing the following information regarding executive compensation for our Chief Executive Officer (referred to in this section as the “PEO”) and our other named executive officers (referred to in this section as the “Other NEOs,” and together with the PEO, the “NEOs”), and the Company’s performance for the fiscal years listed below.

Pay Versus Performance Table

Year	Summary Compensation Table Total for PEO Sellers 1	Summary Compensation Table Total for PEO Cable 1	Compensation Actually Paid to PEO Sellers 2	Compensation Actually Paid to PEO Cable 2	Average Summary Compensation Table Total for Other NEOs 3	Average Compensation Actually Paid to Other NEOs 4	Value of Initial Fixed $100 Investment Based On Total Shareholder Return 5	Net Income (Millions) 6
(a)	(b)	(b)	(c)	(c)	(d)	(e)	(f)	(g)
2025	$-	$673,255	$-	$583,943	$371,689	$369,147	$123.14	$19.8
2024	$653,628	$595,188	$542,127	$550,937	$218,064	$223,879	$125.27	$16.4
2023	$649,367	-	$546,468	-	$370,778	$354,503	$120.16	$15.5

  ______________________________________

[1]

The amounts reported in the columns labeled (b) are the amounts of total compensation reported for our former Chief Executive Officer, Lance A. Sellers, and William D. Cable, who succeeded Mr. Sellers as our Chief Executive Officer in September 2024, for each corresponding year in the “Total” column of the Summary Compensation Table. Mr. Cable is reported as the sole PEO for 2025; Mr. Sellers is reported as the sole PEO for 2023; and both Mr. Cable and Mr. Sellers are reported as PEO’s for 2024, having each served as Chief Executive Officer of the Company during 2024.

[2]

The amounts reported in columns labeled (c) represent the amount of “Compensation Actually Paid” to the PEOs, as computed in accordance with Item 402(v) of Regulation S-K. The amounts reported do not reflect the actual amount of compensation earned by or paid to the PEOs during the applicable year. In accordance with the requirements of Item 402(v), the following adjustments were made to the PEOs’ total compensation as presented in the “Summary Compensation Table” for each year to determine the “Compensation Actually Paid”. No equity awards were granted to Mr. Sellers during any of the years presented below, or to Mr. Cable in 2024 or 2025. As a result the table below table does not include any equity award adjustments.

	Sellers			Cable
Year	Reported Summary Compensation Table Total for PEO	SERP Service Cost (a)	Compensation Actually Paid to PEO	Reported Summary Compensation Table Total for PEO	SERP Service Cost (a)	Compensation Actually Paid to PEO
2025	$-	$-	$-	$673,255	$(89,307)	$583,948
2024	$653,628	$(111,501)	$542,127	$595,188	$(44,251)	$550,937
2023	$649,367	$(102,899)	$546,468	$-	$-	$-

 ______________________________________

(a)

The amounts included in this column are the amounts reported in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the “Summary Compensation Table” for each applicable year.

[3]

The amounts reported in column (d) represent the average of the amounts reported for our NEOs as a group (excluding Mr. Sellers, and for 2024 and 2025, Mr. Cable) in the “Total” column of the “Summary Compensation Table” in each applicable year. The names of the NEOs (excluding Mr. Sellers, and for 2024 and 2025, Mr. Cable) included for purposes of calculating the average amounts in each applicable year are: for 2025, Mr. Jeffrey N. Hooper (our Chief Financial Officer) and Jody G. Street (our Chief Commercial Banking Officer); for 2024, Mr. Hooper and James O. Perry (our Chief Retail Banking Officer); and for 2023, Mr. Hooper and Mr. Cable.

[4]

The amounts reported in column (e) represent the average amount of “Compensation Actually Paid” to the NEOs as a group (excluding Mr. Sellers, and for 2024 and 2025, Mr. Cable), as computed in accordance with Item 402(v) of Regulation S-K. The names of the NEOs (excluding Mr. Sellers, and for 2024 and 2025, Mr. Cable) included for purposes of calculating the average amounts in each applicable year are: for 2025, Mr. Hooper and Mr. Street; for 2024, Mr. Hooper and Mr. Perry; and for 2023, Mr. Hooper and Mr. Cable. The amounts reported do not reflect the actual average amount of compensation earned by or paid to the NEOs as a group (excluding Mr. Sellers, and for 2024 and 2025, Mr. Cable) during the applicable year. In accordance with the requirements of Item 402(v), the following adjustments were made to average total compensation for the NEOs as a group (excluding Mr. Sellers, and for 2024 and 2025, Mr. Cable) for each year to determine the “Compensation Actually Paid”, using the same methodology described above in footnote (2):

27

Year	Average Reported Summary Compensation Table Total For Non-PEO NEOs	Average Reported Grant Date Fair Value of Equity Awards (a)	Average Equity Award Adjustments (b)	Average SERP Service Cost	Average Compensation Actually Paid to Non-PEO NEOs
2025	$371,689	$(14,937)	$45,367	$(32,972)	$369,147
2024	$218,064	$(13,333)	$43,194	$(24,046)	$223,879
2023	$370,778	$(20,000)	$33,998	$(30,273)	$354,503

______________________________________

(a)

The amounts included in this column reflect the average for our NEOs as a group (excluding Mr. Sellers, and for 2024 and 2025, Mr. Cable) of the fair value, computed in accordance with FASB ASC Topic 718, of equity awards granted in each applicable year.

(b)	The amounts deducted or added in calculating the total average equity award adjustments are as follows:

Year	Average Year-End Fair Value of Outstanding and Unvested Equity Awards Granted in Applicable Year	Average Year-over-Year Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Years	Total Average Equity Award Adjustments
2025	$38,734	$6,633	$45,367
2024	$42,500	$694	$43,194
2023	$38,056	$(4,058)	$33,998

5

“Total Shareholder Return” (also referred to as “TSR”) represents our cumulative total stockholder return during each measurement period and is calculated by dividing the sum of (i) the difference between the share price of our common stock at the end and the beginning of the measurement period, plus (ii) the cumulative amount of dividends paid on our common stock for the measurement period, assuming dividend reinvestment, by the share price of our common stock at the beginning of the measurement period. Each amount assumes that $100 was invested in our common stock on December 31, 2022, and dividends were reinvested for additional shares.

6	The amounts reported represent the amount of net income (in millions) reflected in our audited consolidated financial statements for the applicable year.

28

Financial Performance Measures

As described in greater detail in the section captioned “COMPENSATION DISCUSSION AND ANALYSIS - Elements of the Executive Compensation Program,” our executive compensation program includes variable components in the form of annual cash incentive awards, discretionary bonuses, service awards and long-term incentive awards. The metrics that we use for such awards are selected based on an objective of incentivizing our NEOs to increase shareholder value. Changes in shareholder value are reflected in “Compensation Actually Paid” above through the fair value of our equity awards.

Analysis of the Information Presented in the Pay Versus Performance Table

As described in more detail in the section captioned “COMPENSATION DISCUSSION AND ANALYSIS - Elements of the Executive Compensation Program,” our executive compensation program includes variable components in the form of annual incentive compensation, discretionary bonuses, service awards and long-term incentive awards. While we utilize several performance measures to align executive compensation with our performance, all of those measures are not presented in the “Pay Versus Performance Table.” Moreover, we generally seek to incentivize long-term performance and, therefore, our performance measures, or indeed Company TSR, may not align with “Compensation Actually Paid” (as computed in accordance with Item 402(v) Regulation S-K) for a particular year.

29

Compensation Actually Paid and Company TSR

As demonstrated by the following graph, the Company TSR increased between 2023 and 2024 before decreasing slightly in 2025. Over the same periods, “Compensation Actually Paid” to our PEOs was relatively stable; however, “Compensation Actually Paid” to our Other NEOs decreased between 2023 and 2024, before increasing in 2025. As disclosed in the “Summary Compensation Table,” the increase in “Compensation Actually Paid” to our PEO (Mr. Cable) between 2024 and 2025 was primarily due to an increase in the column entitled “Change in Pension Value and Nonqualified Deferred Compensation Earnings($)” which was attributable to an increase in value of his supplemental retirement benefit following his appointment as our Chief Executive Officer. The fluctuations in “Compensation Actually Paid” to our Other NEOs between 2023 and 2025 primarily reflect the change from year to year in the membership of the Other NEOs, which for 2025 was Mr. Hooper and Mr. Street; for 2024 was Mr. Hooper and Mr. Perry; and for 2023 was Mr. Hooper and Mr. Cable. Moreover, because the variable portions of our executive compensation program are weighted more heavily towards discretionary cash bonuses than stock-based compensation, and because those cash bonuses are primarily based on our financial performance rather than the performance of our stock price, “Compensation Actually Paid” is more closely aligned with net income than the Company TSR.

30

Compensation Actually Paid and Net Income

As demonstrated by the following table, “Compensation Actually Paid” to our PEOs and net income were generally aligned between 2023 and 2025. Net income increased year-over-year between 2023 and 2024, and again between 2024 and 2025. One reason for this is because of the significance of discretionary cash bonuses in our executive compensation program, which bonuses which are primarily based on our financial performance causing “Compensation Actually Paid” to be closely aligned with net income. Over the same periods, “Compensation Actually Paid” to our Other NEOs decreased between 2023 and 2024, before increasing in 2025. The fluctuations in “Compensation Actually Paid” to our Other NEOs between 2023 and 2025 primarily reflect the change from year to year in the membership of the Other NEOs, which for 2025 was Mr. Hooper and Mr. Street; for 2024 was Mr. Hooper and Mr. Perry; and for 2023 was Mr. Hooper and Mr. Cable.

31

Director Compensation

Directors’ Fees. Members of the Board of Directors receive no fees or compensation for their service. However, all members of the Board are also directors of the Bank and are compensated by the Bank for service on the Bank Board and its committees.

During the year ended December 31, 2025, each director received a fee of $1,400 for each Bank Board meeting attended, an additional fee of $1,000 for each committee meeting attended and a retainer of $22,000. In addition, the Chairman of the Bank Board received an additional $250 per meeting attended and the chairpersons of each committee received an additional $150 per meeting attended. Directors receive a reduced fee of $750 for meetings held via conference call.

During the year ended December 31, 2025, directors who served as members of the boards of directors of Real Estate Advisory Services, Inc., Peoples Investment Services, Inc., PB Real Estate Holdings, LLC, and Community Bank Real Estate Solutions, LLC, each subsidiaries of the Bank, received $1,000 for each meeting attended.

The Bank maintains a Service Recognition Program, under which directors, officers and employees are eligible for awards. Under the Service Recognition Program, directors, officers and employees are awarded a combination of common stock of the Company and cash in the amount necessary to pay taxes on the award, with the amount of the award based upon the length of service with the Bank. Any common stock awarded under the Service Recognition Program is purchased by the Bank on the open market, and no new shares are issued by the Company under the Service Recognition Program.

Directors’ Stock Benefits Plan. Members of the Board of Directors were eligible to participate in the 2020 Omnibus Plan. The Company did not grant any plan-based awards to directors during the fiscal year ended December 31, 2025.

Directors’ Deferred Compensation Plan. The Bank maintains a non-qualified deferred compensation plan for all of its directors. The Bank’s directors are also directors of the Company. Under the deferred compensation plan, each director may defer all or a portion of his or her fees to the plan each year. The director may elect to invest the deferred compensation in a restricted list of investment funds. The Bank may make matching contributions to the plan for the benefit of the director from time to time at the discretion of the Bank. Directors are fully vested in all amounts they contribute to the plan and in any amounts contributed by the Bank. The Bank has established a Rabbi Trust to hold the directors’ accrued benefits under the plan. There are no “above-market” returns provided for in the deferred compensation plan. The Bank made no contributions to this plan in 2025.

Benefits under the plan are payable in the event of the director’s death, resignation, removal, failure to be re-elected, retirement or in cases of hardship. Directors may elect to receive deferred compensation payments in one lump sum or in installments.

Directors’ Supplemental Retirement Plan. The Bank maintains a non-qualified supplemental retirement benefits plan for all its directors. The plan is designed to provide a retirement benefit to the directors while at the same time minimizing the financial impact on the Bank’s earnings. Under the plan, the Company and/or the Bank purchased life insurance policies on the lives of each director. The increase in cash surrender value of the policies constitutes the Bank’s contribution to the plan each year. The Bank will pay annual benefits to each director for 15 years beginning upon retirement from the Board of Directors.

32

The following table reports all forms of compensation paid to or accrued for the benefit of each director during the 2025 fiscal year.

Director Compensation
Name	Fees Earned or Paid in Cash ($)	Stock Awards[1] ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings[2] ($)	All Other Compensation ($)[3]	Total ($)
Ashton V. Abernethy	41,350	--	--	--	--	--	41,350
James S. Abernethy	42,750	--	--	--	--	--	42,750
Robert C. Abernethy Sr.	57,000	--	--	--	--	--	57,000
Robert C. Abernethy Jr.	41,350	--	--	--	--	--	41,350
Douglas S. Howard	50,850	--	--	--	--	--	50,850
John W. Lineberger, Jr.	47,200	--	--	--	--	--	47,200
Gary E. Matthews	43,350	--	--	--	--	--	43,350
Billy L. Price, Jr., M.D.	49,400	--	--	--	--	--	49,400
Larry E. Robinson	19,517	--	--	--	--	--	19,517
William Gregory Terry	48,600	--	--	--	--	--	48,600
Dan Ray Timmerman Sr.	22,667	--	--	--	--	5,000	27,667
Dan Ray Timmerman Jr.[4]	41,350	--	--	--	--	--	41,350
Benjamin I. Zachary	48,600	--	--	--	--	5,000	53,600

  ______________________________________

[1]	The Company did not grant any plan-based awards to directors during the fiscal year ended December 31, 2025. At December 31, 2025, no director had restricted stock units outstanding.
[2]

Change in Pension Value and Nonqualified Deferred Compensation Earnings represents the expense accrued by the Bank for each director under the Directors’ Supplemental Retirement Plan as described above.

[3]

In 2025, Director Benjamin I. Zachary and retired Director Dan Ray Timmerman, Sr. received 121 shares of PEBK stock and $1,000.00 in cash for 30 years of service as a director under the Bank’s Service Recognition Program.

[4]	Mr. Timmerman Jr. passed away in March 2026.

Indebtedness of and Transactions with Related Persons

The Bank provides loans and other credit facilities in the ordinary course of its business to members of our Board, members of the Bank Board, and employees, including executive officers, and businesses in which the foregoing have direct or indirect interests, as well as the immediate family of the foregoing (together, “Related Persons”). In accordance with Federal Reserve Regulation O, the Bank has adopted a policy which sets forth the requirements applicable to such loans and other credit facilities. These loans and other credit facilities are made using the same credit and underwriting standards as are applicable to the general public, and such loans and other credit facilities do not involve more than the normal risk of collectability or present other unfavorable features. Pursuant to this policy, outstanding loans and other credit facilities to Related Persons are made on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with nonaffiliated persons, and do not involve more than the normal risk of collectability or present to the Bank other unfavorable features.

33

Our Board is charged with reviewing and approving all transactions that either we or the Bank may have from time to time with Related Persons other than transactions subject to Federal Reserve Regulation O, discussed above. All material facts of each transaction and the Related Person’s interest are discussed by all disinterested directors and a decision is made about whether the transaction is fair to the Company and the Bank. A majority vote of all disinterested directors is required to approve any transaction involving a Related Person.

Equity Compensation Plan Information

The following table sets forth certain information regarding outstanding options and shares for future issuance under the Company’s two equity compensation plans as of December 31, 2025. Individual equity compensation arrangements are aggregated and included within this table. This table excludes any plan, contract or arrangement that provides for the issuance of options, warrants or other rights that are given to our shareholders on a pro rata basis and any employee benefit plan that is intended to meet the qualification requirements of Section 401(a) of the Internal Revenue Code.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)	Weighted-average exercise price of outstanding options, warrants and rights (2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	20,665	-	264,640
Equity compensation plans not approved by security holders	-	-	-
Total	20,665	-	264,640

 ______________________________________

1

Includes: 5,385 restricted stock units granted on January 20, 2022 under the 2020 Omnibus Stock Ownership and Long Term Incentive Plan, all of which vest on January 20, 2026; 4,760 restricted stock units granted on January 19, 2023 under the 2020 Omnibus Stock Ownership and Long Term Incentive Plan, all of which vest on January 19, 2027; 5,940 restricted stock units granted on January 22, 2024 under the 2020 Omnibus Stock Ownership and Long Term Incentive Plan, all of which vest on January 22, 2028; and 4,580 restricted stock units granted on February 3, 2025 under the 2020 Omnibus Stock Ownership and Long Term Incentive Plan, all of which vest on February 3, 2029.

2	The restricted stock units granted by the Company under the Omnibus Plan do not have an exercise price.

The above table excludes shares to be awarded pursuant to the Service Recognition Program.  The Service Recognition Program is described under the section captioned “Discretionary Bonus and Service Awards” on page 17 of this Proxy Statement.

34

PROPOSAL 2

ADVISORY (NON-BINDING) PROPOSAL TO APPROVE THE COMPENSATION OF THE

COMPANY’S NAMED EXECUTIVE OFFICERS (“SAY-ON-PAY”)

The Dodd-Frank Act requires that our shareholders be provided an opportunity to cast a separate advisory vote on the compensation paid to our named executive officers as disclosed in the compensation tables and related sections in this Proxy Statement.

We believe that our compensation policies and procedures are centered on a pay-for-performance culture and are strongly aligned with the long-term interests of our shareholders.  These policies and procedures are described in detail in this Proxy Statement in the section entitled Compensation Discussion and Analysis.

 This proposal, commonly known as a “Say-on-Pay” proposal, gives you as a shareholder the opportunity to vote on the compensation of our named executive officers through the following resolution:

“RESOLVED, that the shareholders of Peoples Bancorp of North Carolina, Inc. approve the compensation of those named executive officers listed in the Summary Compensation Table in this Proxy Statement, as described in the narrative and the tabular disclosure regarding the compensation of the named executive officers contained in this Proxy Statement.”

Under the Dodd-Frank Act, your vote on this matter is advisory and will therefore not be binding upon the Board. However, the Compensation Committee will take the outcome of the vote into account when determining further executive compensation arrangements.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THIS PROPOSAL.

35

PROPOSAL 3

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Forvis Mazars, our independent registered public accounting firm for the fiscal year ended December 31, 2025, has been appointed by the Audit Committee as our independent registered public accounting firm for the fiscal year ending December 31, 2026, and you are being asked to ratify this appointment. Fees charged by this firm are at rates and upon terms that are customarily charged by other independent registered public accounting firms. A representative of Forvis Mazars will be present at the Annual Meeting and will have an opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions.

Audit Fees Paid to Independent Auditors

The following table represents the approximate fees for professional services paid to our independent auditors for the audit of our annual financial statements and review of our financial statements included in our Forms 10-Q for the fiscal years ended December 31, 2025 and 2024 and fees billed for audit-related services, tax services and all other services rendered, for each of such years.

	2025	2024

Audit Fees[1]	$347,318	$305,509

Audit-Related Fees[2]	$14,910	$20,475

Tax Fees[3]	$62,034	$58,370

________________________

[1]

For the fiscal years ended December 31, 2025 and 2024, Audit Fees include fees for the audit of the Company’s consolidated financial statements performed in accordance with the standards of the Public Company Accounting Oversight Board (PCAOB), as well as reviews of the interim financial statements included in the Company’s quarterly reports on Form 10 Q. Audit Fees for 2025 also include fees for the audit of internal control over financial reporting performed in accordance with PCAOB standards. Audit Fees for 2024 include fees for the audit of internal control over financial reporting performed in accordance with auditing and related professional practice standards established by the American Institute of Certified Public Accountants, as required by Section 112 of the Federal Deposit Insurance Corporation Improvement Act.

[2]	Represents amounts for the audit of the Bank’s 401(k) Plan.
[3]	Represents amounts for assistance in the preparation of our various federal, state and local tax returns.

All audit related services, tax services and other services giving rise to the fees listed under “Audit-Related Fees”, “Tax Fees” and “All Other Fees” in the table above were pre-approved by the Audit Committee, which concluded that the provision of such services was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.  The Audit Committee’s charter provides for pre-approval of all audit and non-audit services to be provided by our independent auditors.  The charter authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services, provided that any such approvals are presented to the Audit Committee at its next scheduled meeting.

36

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF FORVIS MAZARS AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2026.

DATE FOR RECEIPT OF SHAREHOLDER PROPOSALS

It is presently anticipated that the 2027 Annual Meeting of Shareholders of the Company will be held on May 6, 2027. In order for shareholder proposals to be included in the Company’s proxy materials for that meeting, such proposals must be received by the Secretary of the Company at the Company’s principal executive office no later than November 25, 2026 and meet all other applicable requirements for inclusion in the Proxy Statement.

In the alternative, a shareholder may commence his or her own proxy solicitation and present a proposal from the floor at the 2027 Annual Meeting of Shareholders of the Company. In order to do so, the shareholder must notify the Secretary of the Company in writing, at the Company’s principal executive office no later than February 8, 2027, of his or her proposal. If the Secretary of the Company is not notified of the shareholder’s proposal by February 8, 2027 the Board of Directors may vote on the proposal pursuant to the discretionary authority granted by the proxies solicited by the Board for the 2027 Annual Meeting of Shareholders.

OTHER MATTERS

Management knows of no other matters to be presented for consideration at the Annual Meeting or any adjournments thereof. If any other matters shall properly come before the Annual Meeting, it is intended that the proxyholders named in the enclosed form of proxy will vote the shares represented thereby in accordance with their judgment, pursuant to the discretionary authority granted therein.

MISCELLANEOUS

The Annual Report of the Company for the year ended December 31, 2025, which includes financial statements audited and reported upon by the Company’s registered independent public accounting firm, is being mailed as Appendix A to this Proxy Statement; however, it is not intended that the Annual Report be deemed a part of this Proxy Statement or a solicitation of proxies.

THE COMPANY’S ANNUAL REPORT ON FORM 10-K FILED BY THE COMPANY WITH THE SEC, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, WILL BE PROVIDED FREE OF CHARGE UPON WRITTEN REQUEST DIRECTED TO:  PEOPLES BANCORP OF NORTH CAROLINA, INC., POST OFFICE BOX 467, 518 WEST C STREET, NEWTON, NORTH CAROLINA 28658-0467, ATTENTION:  JEFFREY HOOPER.

By Order of the Board of Directors,

/s/ William D. Cable, Sr.
William D. Cable, Sr.
President and Chief Executive Officer

Newton, North Carolina

March 25, 2026

37

APPENDIX A

ANNUAL REPORT

OF

PEOPLES BANCORP OF NORTH CAROLINA, INC.

The 2025 Annual Report to Security Holders is Appendix A to the Proxy Statement for the 2026 Annual Meeting of Shareholders and is incorporated herein by reference.

PEOPLES BANCORP OF NORTH CAROLINA, INC.

General Description of Business

Peoples Bancorp of North Carolina, Inc. (the “Company”), was formed in 1999 to serve as the holding company for Peoples Bank (the “Bank”). The Company is a bank holding company registered with the Board of Governors of the Federal Reserve System (the “Federal Reserve”) under the Bank Holding Company Act of 1956, as amended (the “BHCA”). The Company’s principal source of income is dividends declared and paid by the Bank on its capital stock, if any. The Company has no operations and conducts no business of its own other than owning the Bank and PEBK Capital Trust II. Accordingly, the discussion of the business which follows primarily concerns the business conducted by the Bank. Our principal executive offices are located at 518 West C Street, Newton, North Carolina, 28658, and our telephone number is (828) 464-5620.

The Bank, founded in 1912, is a state-chartered commercial bank serving the citizens and business interests of the Catawba Valley and surrounding communities through 15 banking offices, located in Lincolnton, Newton, Denver, Catawba, Conover, Maiden, Claremont, Hiddenite, Hickory, Charlotte, Huntersville and Mooresville, North Carolina. The Bank also operates loan production offices in Charlotte, Denver, Salisbury and Winston-Salem, North Carolina. The Company’s fiscal year ends December 31. At December 31, 2025, the Company had total assets of $1.70 billion, net loans of $1.20 billion, deposits of $1.51 billion, total securities of $380.0 million, and shareholders’ equity of $157.1 million.

The Bank has a diversified loan portfolio, with no foreign loans and few agricultural loans. Real estate loans are predominately variable rate and fixed rate commercial property loans, which include residential development loans to commercial customers. Commercial loans are spread throughout a variety of industries with no one particular industry or group of related industries accounting for a significant portion of the commercial loan portfolio. The majority of the Bank’s deposit and loan customers are individuals and small-to medium-sized businesses located in the Bank’s market area. Additional discussion of the Bank’s loan portfolio and sources of funds for loans can be found in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” on pages A-4 through A-19 of the Annual Report, which is included in this Form 10-K as Exhibit (13).

The operations of the Bank are significantly influenced by general economic conditions and by related monetary and fiscal policies of the Company and the Bank’s regulatory agencies, including the Federal Reserve, the Federal Deposit Insurance Corporation (the “FDIC”) and the North Carolina Commissioner of Banks (the “Commissioner”).

At December 31, 2025, the Company employed 268 full-time employees and eight part-time employees, which equated to 273 full-time equivalent employees.

Subsidiaries

The Bank is a subsidiary of the Company.  At December 31, 2025, the Bank had four subsidiaries, Peoples Investment Services, Inc., Real Estate Advisory Services, Inc., Community Bank Real Estate Solutions, LLC (“CBRES”) and PB Real Estate Holdings, LLC.  Through a relationship with Raymond James Financial Services, Inc., Peoples Investment Services, Inc. provides the Bank’s customers access to investment counseling and non-deposit investment products such as stocks, bonds, mutual funds, tax deferred annuities, and related brokerage services. Real Estate Advisory Services, Inc. provides real estate appraisal and real estate brokerage services.  CBRES serves as a “clearing-house” for appraisal services for community banks.  Other banks are able to contract with CBRES to find and engage appropriate appraisal companies.   As a separate legal entity, CBRES’s services and the appraisal process are conducted independent from the financing process of the Bank.  PB Real Estate Holdings, LLC acquires, manages and disposes of real property, other collateral and assets obtained in the ordinary course of collecting debts previously contracted.  All of the Bank’s subsidiaries are incorporated in the state of North Carolina.

In June 2006, the Company formed a wholly owned Delaware statutory trust, PEBK Capital Trust II (“PEBK Trust II”), to facilitate the issuance of $20.6 million of trust preferred securities.  PEBK Trust II is not included in the consolidated financial statements.  The Company redeemed $5.0 million of outstanding trust preferred securities in 2019.

A-1

This report contains certain forward-looking statements with respect to the financial condition, results of operations and business of the Company.  These forward-looking statements involve risks and uncertainties and are based on the beliefs and assumptions of management of the Company and on the information available to management at the time that these disclosures were prepared. These statements can be identified by the use of words like “expect,” “anticipate,” “estimate” and “believe,” variations of these words and other similar expressions.  Readers should not place undue reliance on forward-looking statements as a number of important factors could cause actual results to differ materially from those in the forward-looking statements.  Factors that could cause actual results to differ materially include, but are not limited to, (1) competition in the markets served by the Company’s subsidiary, Peoples Bank, (2) changes in the interest rate environment, (3) general national, regional or local economic conditions may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and the possible impairment of collectibility of loans, (4) legislative or regulatory changes, including changes in accounting standards, (5) significant changes in the federal and state legal and regulatory environment and tax laws, (6) the impact of changes in monetary and fiscal policies, laws, rules and regulations and (7) other risks and factors identified in the Company’s other filings with the Securities and Exchange Commission.  The Company undertakes no obligation to update any forward-looking statements.

A-2

SELECTED FINANCIAL DATA
Dollars in Thousands Except Per Share Amounts

	2025	2024
Summary of Operations
Interest income	$83,618	80,733
Interest expense	24,601	26,654
Net interest income	59,017	54,079
Provision for (recovery of) credit losses	938	(285)
Net interest income after provision for credit losses	58,079	54,364
Non-interest income	30,980	27,715
Non-interest expense	63,209	61,150
Earnings before income taxes	25,850	20,929
Income tax expense	6,020	4,576
Net earnings	$19,830	16,353

Selected Year-End Balances
Assets	$1,702,148	1,651,962
Investment securities available for sale	377,363	388,003
Net loans	1,194,262	1,128,409
Mortgage loans held for sale	1,136	1,367
Interest-earning assets	1,616,330	1,559,313
Deposits	1,509,225	1,484,731
Interest-bearing liabilities	1,130,126	1,097,941
Shareholders' equity	$157,118	130,563
Shares outstanding	5,459,441	5,457,646

Selected Average Balances
Assets	$1,695,711	1,653,356
Investment securities available for sale	418,469	442,097
Loans	1,165,212	1,113,488
Interest-earning assets	1,653,293	1,611,816
Deposits	1,525,479	1,465,965
Interest-bearing liabilities	1,128,387	1,094,699
Shareholders' equity	$148,795	129,866
Shares outstanding	5,305,272	5,300,964

Profitability Ratios
Return on average total assets	1.17%	0.99%
Return on average shareholders' equity	13.33%	12.59%
Dividend payout ratio	26.46%	30.86%

Liquidity and Capital Ratios (averages)
Loan to deposit	76.38%	75.96%
Shareholders' equity to total assets	8.77%	7.85%

Per share of Common Stock
Basic net earnings	$3.74	3.08
Diluted net earnings	$3.62	2.98
Cash dividends	$0.96	0.92
Book value	$29.59	24.64

A-3

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following is a discussion of our financial position and results of operations and should be read in conjunction with the information set forth under Item 1A Risk Factors in the Company’s Annual Report on Form 10-K and the Company’s consolidated financial statements and notes thereto on pages A-20 through A-62.

Introduction

Management’s discussion and analysis of earnings and related data are presented to assist in understanding the consolidated financial condition and results of operations of the Company, for the years ended December 31, 2025 and 2024. The Company is a registered bank holding company operating under the supervision of the Board of Governors of the Federal Reserve System (the “Federal Reserve”) and the parent company of the “Bank. The Bank is a North Carolina-chartered bank, with offices in Catawba, Lincoln, Alexander, Mecklenburg, Iredell, Rowan and Forsyth counties, operating under the banking laws of North Carolina and the rules and regulations of the Federal Deposit Insurance Corporation (the “FDIC”).

Overview

Our business consists principally of attracting deposits from the general public and investing these funds in commercial loans, real estate mortgage loans, real estate construction loans and consumer loans. Our profitability depends primarily on our net interest income, which is the difference between the income we receive on our loan and investment securities portfolios and our cost of funds, which consists of interest paid on deposits and borrowed funds. Net interest income also is affected by the relative amounts of our interest-earning assets and interest-bearing liabilities. When interest-earning assets approximate or exceed interest-bearing liabilities, a positive interest rate spread will generate net interest income. Our profitability is also affected by the level of other income and operating expenses. Other income consists primarily of miscellaneous fees related to our loans and deposits, mortgage banking income and commissions from sales of annuities and mutual funds. Operating expenses consist of compensation and benefits, occupancy related expenses, federal deposit and other insurance premiums, data processing, advertising and other expenses.

Our operations are influenced significantly by local economic conditions and by policies of financial institution regulatory authorities. The earnings on our assets are influenced by the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Federal Reserve, inflation, interest rates, market and monetary fluctuations.  Lending activities are affected by the demand for commercial and other types of loans, which in turn is affected by the interest rates at which such financing may be offered.  Our cost of funds is influenced by interest rates on competing investments and by rates offered on similar investments by competing financial institutions in our market area, as well as general market interest rates. These factors can cause fluctuations in our net interest income and other income. In addition, local economic conditions can impact the credit risk of our loan portfolio, in that (1) local employers may be required to eliminate employment positions of individual borrowers, and (2) small businesses and commercial borrowers may experience a downturn in their operating performance and become unable to make timely payments on their loans. Management evaluates these factors in estimating the allowance for credit losses (“ACL”, “allowance for credit losses”, or “allowance”) and changes in these economic factors could result in increases or decreases to the provision for loan losses.

The Federal Reserve Federal Open Market Committee (“FOMC”) increased the target federal funds rate 500 basis points between March 2022 and July 2023 to address the supply-chain disruption and rising inflation that had developed in the markets.  In 2024, the FOMC reduced the target federal funds rate to a range of 4.25% to 4.50%.  As of December 31, 2025, the target federal funds rate had been lowered to a range of 3.50% to 3.75%.  We believe that economic conditions in our market area continue to be relatively stable and as a result businesses in our market area continue to grow and invest.  Our experience is that the uncertainty expressed in the national and international markets through the primary economic indicators of activity are not as pronounced in our local market, and as a result we expect continued moderate economic growth in our market area.

Although we are unable to control the external factors that influence our business, by maintaining high levels of balance sheet liquidity, managing our interest rate exposures and by actively monitoring asset quality, we seek to minimize the potentially adverse risks of unforeseen and unfavorable economic trends.  Because the assets and liabilities of a bank are primarily monetary in nature (payable in fixed, determinable amounts), the performance of a bank is affected more by changes in interest rates than by inflation. Interest rates generally increase as the rate of inflation increases, but the magnitude of the change in rates may not be the same.  The effect of inflation on banks is normally not as significant as its influence on those businesses that have large investments in plants and inventories.  During periods of high inflation there are normally corresponding increases in the money supply, and banks will normally experience above average growth in assets, loans, and deposits.  Also, general increases in the price of goods and services can be expected to result in increased operating expenses.

A-4

Our business emphasis has been and continues to be to operate as a well-capitalized, profitable and independent community-oriented financial institution dedicated to providing quality customer service. We are committed to meeting the financial needs of the communities in which we operate. We expect growth to be achieved in our local markets and through expansion opportunities in contiguous or nearby markets.  While we would be willing to consider growth by acquisition in certain circumstances, we do not consider the acquisition of another company to be necessary for our continued ability to provide a reasonable return to our shareholders.  We believe that we can be more effective in serving our customers than many of our non-local competitors because of our ability to quickly and effectively provide senior management responses to customer needs and inquiries. Our ability to provide these services is enhanced by the stability and experience of our Bank officers and managers.

The Company does not have specific plans to open additional offices in 2026, but will continue to look for and consider growth opportunities in nearby markets.

Summary of Critical Accounting Policies

The consolidated financial statements include the financial statements of the Company and its wholly owned subsidiary, the Bank, along with the Bank’s wholly owned subsidiaries, Peoples Investment Services, Inc., Real Estate Advisory Services, Inc., Community Bank Real Estate Solutions, LLC and PB Real Estate Holdings, LLC. All significant intercompany balances and transactions have been eliminated in consolidation.

The Company’s accounting policies are fundamental to understanding management’s discussion and analysis of results of operations and financial condition. The following is a summary of the Company’s critical accounting policy, which is the most subjective and complex accounting policies of the Company. A more complete description of the Company’s significant accounting policies can be found in Note 1 of the Notes to Consolidated Financial Statements in the Company’s 2025 Annual Report to Shareholders which is Appendix A to the Proxy Statement for the May 7, 2026 Annual Meeting of Shareholders.

The allowance for credit losses reflects management’s assessment and estimate of the risks associated with extending credit and its evaluation of the quality of the loan portfolio. The Bank periodically analyzes the loan portfolio in an effort to review asset quality and to establish an allowance for credit losses that management believes will be adequate in light of anticipated risks and loan losses.

The collectability of loans is reflected through the Company’s estimate of the allowance for credit losses. The Company performs periodic and systematic detailed reviews of its lending portfolio to assess overall collectability. The Company’s internal models generally involve present value of cash flow techniques. The various techniques are discussed in greater detail elsewhere in this management’s discussion and analysis and the Notes to Consolidated Financial Statements.

Management of the Company has made a number of estimates and assumptions relating to reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare the accompanying consolidated financial statements in conformity with GAAP. Actual results could differ from those estimates.

Results of Operations

Summary.  The Company reported net earnings of $19.8 million or $3.74 per share and $3.62 per diluted share for the year ended December 31, 2025, as compared to $16.4 million or $3.08 per share and $2.98 per diluted share for the year ended December 31, 2024. The increase in net earnings is primarily attributable to increases in net interest income and non-interest income, which were partially offset by an increase in the provision for credit losses and an increase in non-interest expense, compared to the prior year, as discussed below.

The return on average assets for the year ended December 31, 2025 was 1.17%, as compared to 0.99% for the year ended December 31, 2024. The return on average shareholders’ equity was 13.33% for the year ended December 31, 2025, as compared to 12.59% for the year ended December 31, 2024.

Net Interest Income.  Net interest income, the major component of the Company’s net income, is the amount by which interest and fees generated by interest-earning assets exceed the total cost of funds used to carry them.  Net interest income is affected by changes in the volume and mix of interest-earning assets and interest-bearing liabilities, as well as changes in the yields earned and rates paid.  Net interest margin is calculated by dividing tax-equivalent net interest income by average interest-earning assets, and represents the Company’s net yield on its interest-earning assets.

A-5

Net interest income was $59.0 million for the year ended December 31, 2025, compared to $54.1 million for the year ended December 31, 2024.  The increase in net interest income is due to a $2.9 million increase in interest income and a $2.1 million decrease in interest expense.  The increase in interest income is primarily due to a $4.3 million increase in interest income and fees on loans and a $44,000 increase in interest income on balances due from banks, which was partially offset by a $1.5 million decrease in interest income on investment securities.  The increase in interest income and fees on loans is primarily due to an increase in total loans.  The increase in interest income on balances due from banks is primarily due to an increase in average balances outstanding.  The decrease in interest income on investment securities is due to a reduction in balances outstanding and decreases in yields on variable rate securities.  The decrease in interest expense is primarily due to a decrease in rates paid on interest-bearing liabilities resulting from rate decreases implemented by the Federal Reserve.

Table 1 sets forth for each category of interest-earning assets and interest-bearing liabilities, the average amounts outstanding, the interest incurred on such amounts and the average rate earned or incurred for the years ended December 31, 2025 and 2024. The table also sets forth the average rate earned on total interest-earning assets, the average rate paid on total interest-bearing liabilities, and the net yield on total average interest-earning assets for the same periods.  Yield information does not give effect to changes in fair value of available for sale investment securities that are reflected as a component of shareholders’ equity.  Yields and interest income on tax-exempt investments for the years ended December 31, 2025 and 2024 have been adjusted to a tax equivalent basis using an effective tax rate of 22.78% for securities that are both federal and state tax exempt and an effective tax rate of 20.53% for federal tax-exempt securities.  Non-accrual loans and the interest income that was recorded on non-accrual loans, if any, are included in the yield calculations for loans in all periods reported.  The Company believes the presentation of net interest income on a tax-equivalent basis provides comparability of net interest income from both taxable and tax-exempt sources and facilitates comparability within the industry.  Although the Company believes these non-GAAP financial measures enhance investors’ understanding of its business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP.  The reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures are presented below.

A-6

Table 1 - Average Balance Table

	December 31, 2025			December 31, 2024
(Dollars in thousands)	Average Balance	Interest	Yield / Rate	Average Balance	Interest	Yield / Rate
Interest-earning assets:
Loans receivable	$1,165,212	67,251	5.77%	1,113,488	62,920	5.65%
Investments - taxable	411,134	13,193	3.21%	431,205	14,592	3.38%
Investments - nontaxable*	10,442	354	3.39%	14,146	449	3.17%
Due from banks	66,505	2,840	4.27%	52,977	2,796	5.28%

Total interest-earning assets	1,653,293	83,638	5.06%	1,611,816	80,757	5.01%

Cash and due from banks	28,454			30,207
Other assets	23,962			21,919
Allowance for credit losses	(9,998)			(10,586)

Total assets	$1,695,711			1,653,356

Interest-bearing liabilities:

Interest-bearing demand, MMDA & savings deposits	$760,441	11,113	1.46%	699,690	10,237	1.46%
Time deposits	352,482	12,529	3.55%	346,246	14,316	4.13%
Junior subordinated debentures	15,464	959	6.20%	15,464	1,116	7.22%
Other	-	-	-	33,299	985	2.96%

Total interest-bearing liabilities	1,128,387	24,601	2.18%	1,094,699	26,654	2.43%

Demand deposits	412,556			420,029
Other liabilities	5,973			8,762
Shareholders' equity	148,795			129,866

Total liabilities and shareholder's equity	$1,695,711			1,653,356

Net interest spread		$59,037	2.88%		$54,103	2.58%

Net yield on interest-earning assets			3.57%			3.36%

Taxable equivalent adjustment
Investment securities		$20			$24

Net interest income		$59,017			$54,079

*Includes U.S. Government agency securities that are non-taxable for state income tax purposes of $10.2 million in 2025 and $10.2 million in 2024.  Tax rates of 2.25% and 2.50% were used to calculate the tax equivalent yields on these securities in 2025 and 2024, respectively.

Changes in interest income and interest expense can result from variances in both volume and rates. Table 2 describes the impact on the Company’s tax equivalent net interest income resulting from changes in average balances and average rates for the periods indicated. The changes in net interest income due to both volume and rate changes have been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the changes in each.

A-7

Table 2 - Rate/Volume Variance Analysis-Tax Equivalent Basis

	December 31, 2025			December 31, 2024
(Dollars in thousands)	Changes in average volume	Changes in average rates	Total Increase (Decrease)	Changes in average volume	Changes in average rates	Total Increase (Decrease)
Interest income:
Loans: Net of unearned income	$2,954	1,377	4,331	$2,852	4,561	7,413
Investments - taxable	(662)	(737)	(1,399)	(158)	1,376	1,218
Investments - nontaxable	(122)	27	(95)	(271)	(116)	(387)
Due from banks	646	(602)	44	535	45	580
Total interest income	2,816	65	2,881	2,958	5,866	8,824

Interest expense:
Interest-bearing demand, MMDA & savings deposits	888	(12)	876	121	3,385	3,506
Time deposits	240	(2,027)	(1,787)	4,483	1,917	6,400
Junior subordinated debentures	-	(157)	(157)	-	37	37
Other	(985)	-	(985)	(913)	481	(432)
Total interest expense	143	(2,196)	(2,053)	3,691	5,820	9,511
Net interest income	$2,673	2,261	4,934	$(733)	46	(687)

Net interest income on a tax equivalent basis totaled $59.0 million in 2025, as compared to $54.1 million in 2024. The net interest spread, which represents the rate earned on interest-earning assets less the rate paid on interest-bearing liabilities, was 2.88% in 2025, as compared to 2.58% in 2024. The net yield on interest-earning assets was 3.57% in 2025 and 3.36% in 2024.

Tax equivalent interest income increased $2.9 million in 2025 primarily due to a $4.3 million increase in interest income and fees on loans and a $44,000 increase in interest income on balances due from banks, which were partially offset by a $1.5 million decrease in tax equivalent interest income on investment securities. The increase in interest income and fees on loans is primarily due to an increase in average total loans. The increase in interest income on balances due from banks is primarily due to an increase in average balances outstanding. The decrease in interest income on investment securities is due to a reduction in balances outstanding and decreases in yields on variable rate securities. Average interest-earning assets increased by $41.5 million to $1.65 billion in 2025, as compared to $1.61 billion in 2024. The yield on interest-earning assets was 5.06% in 2025, as compared to 5.01% in 2024.

Interest expense totaled $24.6 million in 2025, as compared to $26.7 million in 2024.  The decrease in interest expense is primarily due to a decrease in rates paid on interest-bearing liabilities resulting from rate decreases implemented by the FOMC.  Average interest-bearing liabilities increased by $33.7 million to $1.13 billion in 2025, as compared to $1.09 billion in 2024.  The cost of funds decreased to 2.18% in 2025 from 2.43% in 2024.

Provision for Credit Losses.  Provisions for credit losses are charged to income in order to bring the total allowance for credit losses to a level deemed appropriate by management of the Company based on factors such as management’s judgment as to losses within the Bank’s loan portfolio, including loan growth, net charge-offs, changes in the composition of the loan portfolio, delinquencies and management’s assessment of the quality of the loan portfolio and general economic climate.

The provision for credit losses for the year ended December 31, 2025 was an expense of $938,000, compared to a recovery of $285,000 for the year ended December 31, 2024.  The increase in the provision for credit losses is primarily attributable to a $66.0 million increase in total loans and a $18.0 million increase in unfunded loan commitments from December 31, 2024 to December 31, 2025, which were partially offset by a $925,000 decrease in net charge-offs during the year ended December 31, 2025, compared to the year ended December 31, 2024.

Net charge-offs for the year ended December 31, 2025 were $505,000, compared to $1.4 million for the year ended December 31, 2024.  The decrease in net charge-offs during the year ended December 31, 2025, compared to the year ended December 31, 2024 is primarily due a $825,000 decrease in net charge-offs on commercial and industrial loans.

The ratio of net charge-offs/(recoveries) to average total loans was 0.05% and 0.13% in 2025 and 2024, respectively.  The allowance for credit losses on loans was $10.1 million or 0.84% of total loans at December 31, 2025, compared to $10.0 million or 0.88% of total loans at December 31, 2024.  The allowance for credit losses on loans increased $131,000 primarily due to a $66.0 million increase in total loans from December 31, 2024 to December 31, 2025, which was partially offset by a $925,000 decrease in net charge-offs during the year ended December 31, 2025, compared to the year ended December 31, 2024.

A-8

Table 3 presents a summary of net charge off activity for the years ended December 31, 2025 and 2024

Table 3 - Net Charge-off Analysis

	Net charge-offs/(recoveries)		Net charge-offs/(recoveries) as a percent of average loans outstanding
	Years ended December 31,		Years ended December 31,
(Dollars in thousands)	2025	2024	2025	2024
Real estate loans
Construction and land development	$-	-	0.00%	0.00%
Single-family residential	(49)	4	-0.01%	0.00%
Commercial	-	(202)	0.00%	-0.05%
Multifamily and farmland	-	-	0.00%	0.00%
Total real estate loans	(49)	(198)	0.00%	-0.02%
Loans not secured by real estate
Commercial loans	210	1,078	0.33%	1.60%
Farm loans	-	-	0.00%	0.00%
Consumer loans (1)	344	444	5.41%	6.57%
All other loans	-	107	0.00%	0.58%
Total loans	$505	1,431	0.04%	0.14%

Provision for (recovery of) credit losses for the period	$938	(285)
Allowance for credit losses at end of period	$10,126	9,995
Total loans at end of period	$1,204,388	1,138,404
Non-accrual loans at end of period	$4,176	4,440
Allowance for credit losses as a percent of total loans outstanding at end of period	0.84%	0.88%
Non-accrual loans as a percent of total loans outstanding at end of period	0.35%	0.39%
Allowance for credit losses as a percent of nonaccrual loans at end of period	242.48%	225.11%

(1) The loss ratio for consumer loans is elevated because overdraft charge-offs related to DDA and NOW accounts are reported in consumer loan charge-offs and recoveries.  The net overdraft charge-offs are not considered material and are therefore not shown separately.

Please see the section below entitled “Allowance for Credit Losses” for a more complete discussion of the Bank’s policy for addressing potential loan losses.

Non-Interest Income. Non-interest income was $31.0 million for the year ended December 31, 2025, compared to $27.7 million for the year ended December 31, 2024. The increase in non-interest income is primarily attributable to a $3.0 million net gain during the year ended December 31, 2025 on the North Carolina Department of Transportation (“NCDOT”) eminent domain acquisition of the Bank’s former Mooresville branch office and a $2.0 million increase in appraisal management fee income due to an increase in appraisal volume. The increases in non-interest income were partially offset by a $1.6 million decrease in miscellaneous non-interest income primarily due to a decrease in income on small business investment company (SBIC) investments and a decrease in deferred compensation income.

The Company periodically evaluates its investments for credit losses. There were no credit losses on investments in 2025 or 2024.

A-9

Table 4 presents a summary of non-interest income for the years ended December 31, 2025 and 2024.

Table 4 - Non-Interest Income

(Dollars in thousands)	2025	2024
Service charges	$5,579	5,653
Other service charges and fees	696	685
Gain (loss) on sale of securities, net	(78)	5
Mortgage banking income	327	357
Insurance and brokerage commissions	1,026	989
Gain/(loss) on sale of premises and equipment, net	3,009	-
Bank owned life insurance income	602	783
Visa debit card income	4,466	4,417
Appraisal management fee income	13,684	11,691
Income on mutual funds held in deferred compensation trust	129	555
Miscellaneous	1,540	2,580
Total non-interest income	$30,980	27,715

Non-Interest Expense. Non-interest expense was $63.2 million for the year ended December 31, 2025, compared to $61.2 million for the year ended December 31, 2024. The increase in non-interest expense is primarily attributable to a $1.6 million increase in appraisal management fee expense due to an increase in appraisal volume, a $386,000 increase in professional fees primarily due to an increase in consulting fees, a $299,000 increase in debit card expense, a $262,000 increase in occupancy expense primarily due to an increase in furniture and equipment maintenance/services expenses and a $219,000 increase in advertising expense.

Table 5 presents a summary of non-interest expense for the years ended December 31, 2025 and 2024.

Table 5 - Non-Interest Expense

(Dollars in thousands)	2025	2024
Salaries and employee benefits	$28,245	28,209
Occupancy expense	8,948	8,686
Office supplies	529	534
FDIC deposit insurance	776	764
Visa debit card expense	1,690	1,391
Professional services	832	673
Postage	206	202
Telephone	498	595
Director fees and expense	554	564
Advertising	1,010	791
Consulting fees	1,870	1,643
Taxes and licenses	216	202
Foreclosure/OREO expense	17	19
Internet banking expense	1,193	1,067
Appraisal management fee expense	10,884	9,263
Deferred comp expense (benefit)	129	555
Other operating expense	5,612	5,992
Total non-interest expense	$63,209	61,150

Income Taxes. Income tax expense was $6.0 million for the year ended December 31, 2025, compared to $4.6 million for the year ended December 31, 2024. The effective tax rate was 23.29% for the year ended December 31, 2025, compared to 21.86% for the year ended December 31, 2024. The increase in the effective tax rate is primarily due to a $322,000 interest receivable booked during the year ended December 31, 2024 on a deposit for taxes paid prior to a settlement with the North Carolina Department of Revenue to withdraw the disallowance of certain tax credits previously purchased by the Bank.

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Liquidity. The objectives of the Company’s liquidity policy are to provide for the availability of adequate funds to meet the needs of loan demand, deposit withdrawals, maturing liabilities and to satisfy regulatory requirements. Both deposit and loan customer cash needs can fluctuate significantly depending upon business cycles, economic conditions and yields and returns available from alternative investment opportunities. In addition, the Company’s liquidity is affected by off-balance sheet commitments to lend in the form of unfunded commitments to extend credit and standby letters of credit. As of December 31, 2025, such unfunded commitments to extend credit were $366.5 million, while commitments in the form of standby letters of credit totaled $1.6 million.

The Company uses several funding sources to meet its liquidity requirements. The primary funding source is core deposits, a non-GAAP measure, which includes demand deposits, savings accounts and non-brokered certificates of deposits of denominations less than $250,000. Management believes it is useful to calculate and present core deposits because of the positive impact this low cost funding source provides to the Bank’s funding base The Company considers these to be a stable portion of the Company’s liability mix and the result of on-going consumer and commercial banking relationships. As of December 31, 2025, the Company’s core deposits totaled $1.35 billion, or 89.44% of total deposits.

The Bank’s two largest deposit relationships amounted to $122.7 million and $117.0 million at December 31, 2025 and 2024, respectively. These balances represent 8.13% and 7.88% of total deposits at December 31, 2025 and 2024, respectively.

The other sources of funding for the Company are through large denomination certificates of deposit, including brokered deposits, federal funds purchased, securities under agreement to repurchase and FHLB borrowings. The Bank is also able to borrow from the Federal Reserve Bank (“FRB”) on a short-term basis. The Bank’s policies include the ability to access wholesale funding up to 40% of total assets. The Bank’s wholesale funding includes FHLB borrowings, FRB borrowings, brokered deposits and internet certificates of deposit. The Bank did not have any wholesale funding at December 31, 2025.

The Bank has a line of credit with the FHLB equal to 20% of the Bank’s total assets, with no balances outstanding at December 31, 2025. At December 31, 2025, the carrying value of loans pledged as collateral to the FHLB totaled approximately $247.8 million. The availability under the line of credit with the FHLB was $148.5 million at December 31, 2025. FRB borrowings are collateralized by a blanket assignment on all qualifying loans that the Bank owns that are not pledged to the FHLB. At December 31, 2025, the carrying value of loans pledged as collateral to the FRB totaled approximately $689.9 million. Availability under the line of credit with the FRB was $583.8 million at December 31, 2025.

The Bank also had the ability to borrow up to $110.5 million for the purchase of overnight federal funds from five correspondent financial institutions as of December 31, 2025.

The liquidity ratio for the Bank, which is defined as net cash, interest-bearing deposits with banks, federal funds sold and certain investment securities, as a percentage of net deposits and short-term liabilities was 26.86%, and 28.16% at December 31, 2025 and 2024, respectively.  The minimum required liquidity ratio as defined in the Bank’s Asset/Liability and Interest Rate Risk Management Policy for on balance sheet liquidity was 10% at December 31, 2025 and 2024.

As disclosed in the Company’s Consolidated Statements of Cash Flows, net cash provided by operating activities was $21.5 million during 2025.  Net cash used in investing activities was $41.9 million during 2025 and net cash provided by financing activities was $19.3 million during 2025.

Asset Liability and Interest Rate Risk Management.  The objective of the Company’s Asset Liability and Interest Rate Risk strategies is to identify and manage the sensitivity of net interest income to changing interest rates and to minimize the interest rate risk between interest-earning assets and interest-bearing liabilities at various maturities.  This is done in conjunction with the need to maintain adequate liquidity and the overall goal of maximizing net interest income. Table 6 presents an interest rate sensitivity analysis for the interest-earning assets and interest-bearing liabilities for the year ended December 31, 2025.

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Table 6 - Interest Sensitivity Analysis

(Dollars in thousands)	Immediate	1-3 months	4-12 months	Total Within One Year	Over One Year & Non-sensitive	Total
Interest-earning assets:
Loans	$190,587	2,832	13,568	206,987	997,401	1,204,388
Mortgage loans held for sale	1,136	-	-	1,136	-	1,136
Investment securities available for sale	-	70,140	1,218	71,358	306,005	377,363
Interest-bearing deposit accounts	30,384	-	-	30,384	-	30,384
Other interest-earning assets	-	-	-	-	3,059	3,059
Total interest-earning assets	222,107	72,972	14,786	309,865	1,306,465	1,616,330

Interest-bearing liabilities:
NOW, savings, and money market deposits	760,883	-	-	760,883	-	760,883
Time deposits	53,596	98,152	175,146	326,894	26,885	353,779
Trust preferred securities	-	15,464	-	15,464	-	15,464
Total interest-bearing liabilities	814,479	113,616	175,146	1,103,241	26,885	1,130,126

Interest-sensitive gap	$(592,372)	(40,644)	(160,360)	(793,376)	1,279,580	486,204

Cumulative interest-sensitive gap	$(592,372)	(633,016)	(793,376)	(793,376)	486,204

Interest-earning assets as a percentage of interest-bearing liabilities	27.27%	64.23%	8.44%	28.09%	4,859.46%

The Company manages its exposure to fluctuations in interest rates through policies established by the Asset/Liability Committee (“ALCO”) of the Bank. The ALCO meets quarterly and has the responsibility for approving asset/liability management policies, formulating and implementing strategies to improve balance sheet positioning and/or earnings and reviewing the interest rate sensitivity of the Company. The ALCO seeks to minimize interest rate risk between interest-earning assets and interest-bearing liabilities by attempting to minimize wide fluctuations in net interest income due to interest rate movements. The ability to control these fluctuations has a direct impact on the profitability of the Company. Management monitors this activity on a regular basis through analysis of its portfolios to determine the difference between rate sensitive assets and rate sensitive liabilities.

The Company’s rate sensitive assets are those earning interest at variable rates and those with contractual maturities within one year. Rate sensitive assets therefore include both loans and available for sale (“AFS”) securities. Rate sensitive liabilities include interest-bearing checking accounts, money market deposit accounts, savings accounts, time deposits and borrowed funds. At December 31, 2025, rate sensitive assets and rate sensitive liabilities totaled $1.65 billion and $1.12 billion, respectively.

Included in the rate sensitive assets are $179.3 million in variable rate loans indexed to prime rate subject to immediate repricing upon changes by the FOMC. The Bank utilizes interest rate floors on certain variable rate loans to protect against further downward movements in the prime rate. At December 31, 2025, the Bank had $125.0 million in loans with interest rate floors. Floors were in effect on four loans, totaling $11,000, at December 31, 2025.

An analysis of the Company’s financial condition and growth can be made by examining the changes and trends in interest-earning assets and interest-bearing liabilities. A discussion of these changes and trends follows.

Analysis of Financial Condition

Investment Securities. The composition of the investment securities portfolio reflects the Company’s investment strategy of maintaining an appropriate level of liquidity while providing a relatively stable source of income. The investment portfolio also provides a balance to interest rate risk and credit risk in other categories of the balance sheet while providing a vehicle for the investment of available funds, furnishing liquidity, and supplying securities to pledge as required collateral for certain deposits.

All of the Company’s investment securities are held in the available for sale (“AFS”) category. At December 31, 2025 the market value of AFS securities totaled $377.4 million, as compared to $388.0 million at December 31, 2024.

The Company’s investment portfolio consists of U.S. Government sponsored enterprise securities, municipal securities, U.S. Treasury securities, U.S. Government sponsored enterprise mortgage-backed securities, private label mortgage-backed securities, trust preferred securities and equity securities. AFS securities averaged $418.5 million in 2025 and $442.1 million in 2024.

A-12

Table 7 presents the book value of AFS securities held by the Company by maturity category at December 31, 2025. Yield information does not give effect to changes in fair value that are reflected as a component of shareholders’ equity. Yields are calculated on a tax equivalent basis. Yields and interest income on tax-exempt investments have been adjusted to a tax equivalent basis using an effective tax rate of 22.78% for securities that are both federal and state tax exempt and an effective tax rate of 20.53% for federal tax-exempt securities.

Table 7 - Maturity Distribution and Weighted Average Yield on Investments

			After One Year		After 5 Years
	One Year or Less		Through 5 Years		Through 10 Years		After 10 Years		Totals
(Dollars in thousands)	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
Book value:
U.S. Treasuries	-	-	7,609	1.20%	-	-	-	-	7,609	1.20%
U.S. Government sponsored enterprises	-	-	2,659	3.31%	1,531	4.61%	1,012	5.88%	5,202	3.45%
GSE - Mortgage-backed securities	-	-	15,564	2.30%	15,103	2.23%	181,249	3.63%	211,916	3.36%
Private label mortgage-backed securities	4,938	0.41%	-	-	-	-	37,124	4.49%	42,062	4.12%
State and political subdivisions	-	-	20,910	2.40%	66,620	1.82%	23,044	2.22%	110,574	1.85%
Total securities	$4,938	0.41%	46,742	2.09%	83,254	2.35%	242,429	4.23%	377,363	2.97%

Loans. The loan portfolio is the largest category of the Company’s earning assets and is comprised of commercial loans, real estate mortgage loans, real estate construction loans and consumer loans. The Bank makes loans and extensions of credit primarily within the Catawba Valley region of North Carolina, which encompasses Catawba, Alexander, Iredell and Lincoln counties and also in Mecklenburg, Rowan and Forsyth counties in North Carolina.

Although the Bank has a diversified loan portfolio, a substantial portion of the loan portfolio is collateralized by real estate, which is dependent upon the real estate market. Real estate mortgage loans include both commercial and residential mortgage loans. At December 31, 2025, the Bank had $133.7 million in residential mortgage loans, $123.1 million in home equity loans and $742.6 million in commercial mortgage loans, which include $596.2 million secured by commercial property and $146.4 million secured by residential property. All residential mortgage loans are originated as fully amortizing loans, with no negative amortization. The Bank also had construction and land development loans totaling $124.1 million at December 31, 2025.

Mortgage loans originated are generally 15–30 year fixed rate loans with attributes that prevent the loans from being sellable in the secondary market. These factors may include higher loan-to-value ratio, limited documentation on income, non-conforming appraisal or non-conforming property type. These loans are generally made to existing Bank customers and have been originated throughout the Bank’s market area, with no geographic concentration.

As of December 31, 2025, gross loans outstanding were $1.20 billion, as compared to $1.14 billion at December 31, 2024. Average loans represented 70% and 69% of average total earning assets for the years ended December 31, 2025 and 2024, respectively. The Bank had $1.1 million and $1.4 million in mortgage loans held for sale as of December 31, 2025 and 2024, respectively.

A-13

Table 8 identifies the maturities of all loans as of December 31, 2025 and addresses the sensitivity of these loans to changes in interest rates.

Table 8 - Maturity and Repricing Data for Loans

(Dollars in Thousands)	Within one year or less	After one year through five years	After five years through 15 years	After 15 years	Total Loans
Real estate loans
Construction and land development	$41,504	$65,552	$17,033	$-	$124,089
Single-family residential	145,965	152,338	60,976	44,713	403,992
Commercial	53,138	371,636	96,349	3,976	525,099
Multifamily and farmland	2,556	33,465	19,750	17,590	73,361
Total real estate loans	243,163	622,991	194,108	66,279	1,126,541

Commercial loans (not secured by real estate)	18,776	27,556	16,703	-	63,035
Farm loans (not secured by real estate)	73	245	-	-	318
Consumer loans (not secured by real estate)	2,359	2,984	917	-	6,260
All other loans (not secured by real estate)	6,372	1,862	-	-	8,234
Total loans	$270,743	$655,638	$211,728	$66,279	$1,204,388

Total fixed rate loans	$63,757	$633,648	$174,267	$66,279	$937,951
Total floating rate loans	206,986	21,990	37,461		266,437
Total loans	$270,743	$655,638	$211,728	$66,279	$1,204,388

In the normal course of business, there are various commitments outstanding to extend credit that are not reflected in the financial statements. At December 31, 2025, outstanding loan commitments totaled $368.0 million. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the commitment contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Additional information regarding commitments is provided below in the section entitled “Commitments and Contingencies” and in Note 11 to the Consolidated Financial Statements.

Allowance for Credit Losses (ACL). The allowance for credit losses reflects management’s assessment and estimate of the risks associated with extending credit and its evaluation of the quality of the loan portfolio. The Bank periodically analyzes the loan portfolio in an effort to review asset quality and to establish an allowance that management believes will be adequate in light of anticipated risks and loan losses. In assessing the adequacy of the allowance, size, quality and risk of loans in the portfolio are reviewed.

The allowance for credit losses on loans is a valuation account that is deducted from the loans' amortized cost basis to present the net amount expected to be collected on the loans. Loans are charged off against the allowance when management believes the uncollectibility of a loan balance is confirmed. Expected recoveries do not exceed the aggregate of amounts previously charged-off and expected to be charged-off. Accrued interest receivable is excluded from the estimate of credit losses. The allowance for credit losses represents management’s estimate of lifetime credit losses inherent in loans as of December 31, 2025. The allowance for credit losses is estimated by management using relevant available information, from both internal and external sources, relating to past events, current conditions, and reasonable and supportable forecasts. The Company measures expected credit losses for loans on a pooled basis when similar risk characteristics exist. The Company calculates the allowance for credit losses using a Weighted Average Remaining Maturity (“WARM”) methodology.

Additionally, the allowance for credit losses calculation includes subjective adjustments for qualitative risk factors that are likely to cause estimated credit losses to differ from historical experience. These qualitative adjustments may increase or decrease reserve levels and include adjustments for: local, state and national economic outlook; levels and trends of delinquencies; trends in volume, mix and size of loans; seasoning of the loan portfolio; experience of staff; concentrations of credit; and interest rate risk.

The portion of the ACL balance attributable to qualitative factors was $5.3 million and $5.2 million at December 31, 2025 and December 31, 2024, respectively. The risk factors are weighted as follows: Local, State and National Economic Outlook – 30%, Concentrations of Credit – 5%, Interest Rate Risk – 5%, Trends in Terms of Volume, Mix and Size of Loans – 15%, Seasoning of the Loan Portfolio – 10%, Experience of Staff – 10%, and Levels and Trends of Delinquencies – 25%. No changes to the risk status of any of the risk factors was made during the year ended December 31, 2025.

Loans that do not share risk characteristics are evaluated on an individual basis. When management determines that foreclosure is probable and the borrower is experiencing financial difficulty, the expected credit losses are based on the fair value of collateral at the reporting date adjusted for selling costs as appropriate.

A-14

Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and commercial letters of credit issued to meet customer financing needs. The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for off-balance sheet loan commitments represents the contractual amount of those instruments. Such financial instruments are recorded when they are funded.

The Company records an allowance for credit losses on off-balance sheet credit exposures, unless the commitments to extend credit are unconditionally cancelable. The allowance for credit losses on off-balance sheet credit exposures is estimated by loan segment at each balance sheet date under the current expected credit loss model using the same methodologies as portfolio loans, taking into consideration the likelihood that funding will occur as well as any third-party guarantees. The allowance for unfunded commitments is included in other liabilities on the Company’s consolidated balance sheets.

The allowance for credit losses on loans was $10.1 million or 0.84% of total loans at December 31, 2025, compared to $10.0 million or 0.88% of total loans at December 31, 2024. The allowance for credit losses on loans increased $131,000 primarily due to a $66.0 million increase in total loans from December 31, 2024 to December 31, 2025, which was partially offset by a $925,000 decrease in net charge-offs during the year ended December 31, 2025, compared to the year ended December 31, 2024.

The allowance for credit losses on unfunded commitments was $1.4 million at December 31, 2025, compared to $1.1 million at December 31, 2024. The increase in the allowance for credit losses on unfunded commitments was due to a $18.0 million increase in unfunded loan commitments from December 31, 2024 to December 31, 2025.

Management uses several measures to assess and monitor the credit risks in the loan portfolio, including a loan grading system that begins upon loan origination and continues until the loan is collected or collectability becomes doubtful. Upon loan origination, the Bank’s originating loan officer evaluates the quality of the loan and assigns one of eight risk grades. The loan officer monitors the loan’s performance and credit quality and makes changes to the credit grade as conditions warrant. When originated or renewed, all loans over a certain dollar amount receive in-depth reviews and risk assessments by the Bank’s Credit Administration. Before making any changes in these risk grades, management considers assessments as determined by the third-party credit review firm (as described below), regulatory examiners and the Bank’s Credit Administration. Any issues regarding the risk assessments are addressed by the Bank’s senior credit administrators and factored into management’s decision to originate or renew the loan. The board of directors of the Bank (the “Bank Board”) reviews, on a monthly basis, an analysis of the Bank’s reserves relative to the range of reserves estimated by the Bank’s Credit Administration.

As an additional measure, the Bank engages an independent third party to review the underwriting, documentation and risk grading analyses. This independent third party reviews and evaluates loan relationships greater than or equal to $1.5 million as well as a periodic sample of commercial relationships with exposures below $1.5 million, excluding loans in default, and loans in process of litigation or liquidation. The third party’s evaluation and report is shared with management and the Bank Board.

Since the adoption of Current Expected Credit Loss (“CECL”) methodology on January 1, 2023, the allowance for credit losses represents management’s estimate of credit losses for the remaining estimated life of the Bank’s financial assets, including loan receivables and some off-balance sheet credit exposures. Estimating the amount of the allowance for credit losses requires significant judgment and the use of estimates related to historical experience, current conditions, reasonable and supportable forecasts, and the value of collateral on collateral-dependent loans. The loan portfolio also represents the largest asset type on our consolidated balance sheet. Credit losses are charged against the allowance, while recoveries of amounts previously charged off are credited to the allowance. A provision for credit losses is charged to operations based on management’s periodic evaluation of the factors previously mentioned, as well as other pertinent factors.

There are many factors affecting the allowance for credit losses; some are quantitative while others require qualitative judgment. Although management believes its process for determining the allowance adequately considers all the potential factors that could potentially result in credit losses, the process includes subjective elements and is susceptible to significant change. To the extent actual outcomes differ from management estimates, additional provision for credit losses could be required that could adversely affect our earnings or financial position in future periods.

Various regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowance. Such agencies may require adjustments to the allowance based on their judgments of information available to them at the time of their examinations. Management believes it has established the allowance for credit losses pursuant to CECL, and has considered the views of its regulators and the current economic environment. Management considers the allowance adequate to cover the estimated losses inherent in the Bank’s loan portfolio as of the date of the financial statements. Although management uses the best information available to make evaluations, significant future additions to the allowance may be necessary based on changes in economic and other conditions, thus adversely affecting the operating results of the Company.

A-15

Table 9 presents an analysis of the allowance for loan losses, including charge-off activity.

Table 9 - Analysis of Allowance for Credit Losses

(Dollars in thousands)	2025	2024
Allowance for Credit losses at beginning of year	$11,096	$12,811

Real estate loans:
Construction and land development	31	-
Single-family residential	5	131
Total real estate loans	36	131
Loans not secured by real estate:
Commercial loans	287	1,134
Consumer loans	529	716
Total chargeoffs	852	1,981

Recoveries of losses previously charged off:
Real estate loans:
Construction and land development	31	-
Single-family residential	54	129
Commercial	-	202
Total real estate loans	85	331
Loans not secured by real estate:
Commercial loans	77	55
Consumer loans	185	165
Total recoveries	347	551
Net loans charged off	505	1,430

Provision for (recovery of) credit losses	938	(285)

Allowance for credit losses at end of year	$11,529	$11,096

Allowance for credit loss-loans	$10,126	$9,995
Allowance for credit loss-unfunded loan commitments	1,403	1,101
Total allowance for credit losses	$11,529	$11,096

Loans charged off net of recoveries, as a percent of average loans outstanding	0.04%	0.13%

Allowance for loan losses as a percent of total loans outstanding at end of year	0.84%	0.88%

A-16

Table 10 presents the allocation of the allowance for credit losses on loans at December 31, 2025.

Table 10 - Allocation of Allowance for Credit Losses on Loans

(Dollars in thousands)

	December 31, 2025	Percent of Total Loans In Category to Total Loans Outstanding	December 31, 2024	Percent of Total Loans In Category to Total Loans Outstanding
Construction and land development	$3,302	10%	3,385	11%
Single-family residential	3,497	33%	3,386	34%
Commercial	2,475	44%	2,322	41%
Multifamily and farmland	234	6%	246	6%
Commercial	453	5%	446	5%
Farm	1	0%	1	0%
Consumer	126	1%	134	1%
All other	38	1%	75	2%
Total allowance for credit losses on loans	$10,126	100%	9,995	100%

Non-performing Assets. Non-performing assets were $4.2 million or 0.25% of total assets at December 31, 2025, compared to $4.8 million or 0.29% of total assets at December 31, 2024. Non-performing assets comprise $3.6 million in residential mortgage loans and $533,000 in commercial mortgage loans at December 31, 2025, compared to $3.7 million in residential mortgage loans, $463,000 in commercial mortgage loans, $257,000 in other loans, and $369,000 in other real estate owned at December 31, 2024. The Bank had no repossessed assets as of December 31, 2025 and 2024.

At December 31, 2025, the Bank had non-performing loans, defined as non-accrual and accruing loans past due more than 90 days, of $4.2 million or 0.35% of total loans. Non-performing loans at December 31, 2024 were $4.4 million or 0.39% of total loans.

Management continually monitors the loan portfolio to ensure that all loans potentially having a material adverse impact on future operating results, liquidity or capital resources have been classified as non-performing. Should economic conditions deteriorate, the inability of distressed customers to service their existing debt could cause higher levels of non-performing loans. Management expects the future level of non-accrual loans to continue to be in-line with the level of non-accrual loans at December 31, 2025 and 2024.

It is the general policy of the Bank to stop accruing interest income when a loan is placed on non-accrual status and any interest previously accrued but not collected is reversed against current income. Generally, a loan is placed on non-accrual status when it is over 90 days past due and there is reasonable doubt that all principal will be collected.

Deposits. The Bank primarily uses deposits to fund its loan and investment portfolios. The Bank offers a variety of deposit accounts to individuals and businesses. Deposit accounts include checking, savings, money market and time deposits. Deposits were $1.51 billion as of December 31, 2025, compared to $1.48 billion as of December 31, 2024. Core deposits, a non-GAAP measure, which include noninterest-bearing demand deposits, NOW, MMDA, savings and non-brokered certificates of deposit of denominations of $250,000 or less, were $1.35 billion at December 31, 2025, compared to $1.34 billion at December 31, 2024. Management believes it is useful to calculate and present core deposits because of the positive impact this low cost funding source provides to the Bank’s overall cost of funds and profitability.

Certificates of deposit in amounts of more than $250,000 totaled $159.4 million at December 31, 2025, compared to $145.9 million December 31, 2024. Other time deposits totaled $194.4 million at December 31, 2025, compared to $195.2 million at December 31, 2024.

A-17

Table 11 is a summary of the maturity distribution of time deposits in amounts of more than $250,000 as of December 31, 2025.

Table 11 - Maturities of Time Deposits over $250,000

(Dollars in thousands)	2025
Three months or less	$63,979
Over three months through six months	81,257
Over six months through twelve months	14,153
Over twelve months	-
Total	$159,389

Estimated uninsured deposits totaled $358.5 million, or 23.75% of total deposits, at December 31, 2025, compared to $396.5 million, or 26.71% of total deposits, at December 31, 2024. Uninsured amounts are estimated based on the portion of account balances in excess of FDIC insurance limits. The Bank did not have any significant deposit concentrations based on the North American Industry Classification System at December 31, 2025 and 2024. The Bank has two customer relationships that had deposits totaling $122.7 million, or 8.13% of total deposits, at December 31, 2025, and $117.0 million, or 7.88% of total deposits, at December 31, 2024.

Borrowed Funds. The Bank has access to various short-term borrowings, including the purchase of federal funds and borrowing arrangements from the FHLB and other financial institutions. There were no FHLB borrowings outstanding at December 31, 2025 and 2024. Average FHLB borrowings for 2025 and 2024 were zero. Additional information regarding FHLB borrowings is provided in Note 7 to the Consolidated Financial Statements.

The Bank had no borrowings from the FRB at December 31, 2025 and 2024. FRB borrowings are collateralized by a blanket assignment on all qualifying loans that the Bank owns which are not pledged to the FHLB.

Junior subordinated debentures were $15.5 million at December 31, 2025 and December 31, 2024.

Contractual Obligations and Off-Balance Sheet Arrangements.  The Company’s contractual obligations include junior subordinated debentures, as well as certain payments under current lease agreements.  Other commitments include commitments to extend credit.

Capital Resources.  Shareholders’ equity was $157.1 million, or 9.23% of total assets, at December 31, 2025, compared to $130.6 million, or 7.90% of total assets, at December 31, 2024.  The increase in shareholders’ equity is primarily due to an increase in net income and a decrease in the unrealized loss on investment securities available for sale due to rate changes between December 31, 2024 and December 31, 2025.

Average shareholders’ equity as a percentage of total average assets was 8.77% and 7.85% at December 31, 2025 and 2024, respectively.   The return on average shareholders’ equity was 13.33% and 12.59% for the years ended December 31, 2025 and 2024, respectively.  Total cash dividends paid on common stock were $5.2 million and $5.0 million during the years ended December 31, 2025 and 2024, respectively.

The Board of Directors, at its discretion, can issue up to 5,000,000 shares of preferred stock.  The Board is authorized to determine the number of shares, voting powers, designations, preferences, limitations and relative rights.

In June 2024, the Board of Directors authorized a stock repurchase program, whereby up to $2.0 million may be allocated to repurchase the Company’s common stock.  The Company had not repurchased any shares of its common stock under this stock repurchase program through February 28, 2025, when the program expired.

In March 2025, the Board of Directors authorized a stock repurchase program, whereby up to $3.0 million may be allocated to repurchase the Company’s common stock.  Any purchases under the Company’s stock repurchase program may be made periodically as permitted by securities laws and other legal requirements in the open market or in privately-negotiated transactions. The timing and amount of any repurchase of shares will be determined by the Company’s management, based on its evaluation of market conditions and other factors. The stock repurchase program may be suspended at any time or from time-to-time without prior notice.  The Company had not repurchased any shares of its common stock under this stock repurchase program through February 28, 2026, when the program expired.

A-18

In 2013, the FRB approved its final rule on the Basel III capital standards, which implement changes to the regulatory capital framework for banking organizations.  The Basel III capital standards, which became effective January 1, 2015, include new risk-based capital and leverage ratios, which were phased in from 2015 to 2019. The new minimum capital level requirements applicable to the Company and the Bank under the final rules are as follows: (i) a new common equity Tier 1 capital ratio of 4.5%; (ii) a Tier 1 capital ratio of 6% (increased from 4%); (iii) a total risk based capital ratio of 8% (unchanged from previous rules); and (iv) a Tier 1 leverage ratio of 4% (unchanged from previous rules).  An additional capital conservation buffer was added to the minimum requirements for capital adequacy purposes beginning on January 1, 2016 and was phased in through 2019 (increasing by 0.625% on January 1, 2016 and each subsequent January 1, until it reached 2.5% on January 1, 2019).  This resulted in the following minimum ratios beginning in 2019: (i) a common equity Tier 1 capital ratio of 7.0%, (ii) a Tier 1 capital ratio of 8.5%, and (iii) a total capital ratio of 10.5%. Under the final rules, institutions would be subject to limitations on paying dividends, engaging in share repurchases, and paying discretionary bonuses if its capital level falls below the buffer amount.  These limitations establish a maximum percentage of eligible retained earnings that could be utilized for such actions.

Under the regulatory capital guidelines, financial institutions are currently required to maintain a total risk-based capital ratio of 8.0% or greater, with a Tier 1 risk-based capital ratio of 6.0% or greater and a common equity Tier 1 capital ratio of 4.5% or greater, as required by the Basel III capital standards referenced above.  Tier 1 capital is generally defined as shareholders’ equity and trust preferred securities less all intangible assets and goodwill.  Tier 1 capital includes $15.0 million in trust preferred securities at December 31, 2025 and December 31, 2024.  The Company’s Tier 1 capital ratio was 14.96% and 14.47% at December 31, 2025 and December 31, 2024, respectively.  Total risk-based capital is defined as Tier 1 capital plus supplementary capital.  Supplementary capital, or Tier 2 capital, consists of the Company’s allowance for credit losses, not exceeding 1.25% of the Company’s risk-weighted assets. Total risk-based capital ratio is therefore defined as the ratio of total capital (Tier 1 capital and Tier 2 capital) to risk-weighted assets.  The Company’s total risk-based capital ratio was 15.82% and 15.34% at December 31, 2025 and December 31, 2024, respectively.  The Company’s common equity Tier 1 capital consists of common stock and retained earnings.   The Company’s common equity Tier 1 capital ratio was 13.83% and 13.29% at December 31, 2025 and December 31, 2024, respectively.  Financial institutions are also required to maintain a leverage ratio of Tier 1 capital to total average assets of 4.0% or greater.  The Company’s Tier 1 leverage capital ratio was 11.33% and 10.88% at December 31, 2025 and December 31, 2024, respectively.

The Bank’s Tier 1 risk-based capital ratio was 14.83% and 14.35% at December 31, 2025 and December 31, 2024, respectively.  The total risk-based capital ratio for the Bank was 15.70% and 15.22% at December 31, 2025 and December 31, 2024, respectively.   The Bank’s common equity Tier 1 capital ratio was 14.83% and 14.35% at December 31, 2025 and December 31, 2024, respectively.  The Bank’s Tier 1 leverage capital ratio was 11.13% and 10.71% at December 31, 2025 and December 31, 2024, respectively.

A bank is considered to be “well capitalized” if it has a total risk-based capital ratio of 10.0% or greater, a Tier 1 risk-based capital ratio of 8.0% or greater, a common equity Tier 1 capital ratio of 6.5% or greater and a leverage ratio of 5.0% or greater.  Based upon these guidelines, the Bank was considered to be “well capitalized” at December 31, 2025.

A-19

PEOPLES BANCORP OF NORTH CAROLINA, INC.
Consolidated Financial Statements
December 31, 2025 and 2024

INDEX

PAGE(S)

Reports of Independent Registered Public Accounting Firm on the Consolidated Financial Statements	A-21- A-24

Financial Statements
Consolidated Balance Sheets at December 31, 2025 and 2024	A-25

Consolidated Statements of Earnings for the years ended December 31, 2025 and 2024	A-26

Consolidated Statements of Comprehensive Income for the years ended December 31, 2025 and 2024	A-27

Consolidated Statements of Changes in Shareholders' Equity for the years ended December 31, 2025 and 2024	A-28

Consolidated Statements of Cash Flows for the years ended December 31, 2025 and 2024	A-29 - A-30

Notes to Consolidated Financial Statements	A-31 - A-62

A-20

Report of Independent Registered Public Accounting Firm

Shareholders and the Board of Directors

Peoples Bancorp of North Carolina, Inc.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Peoples Bancorp of North Carolina, Inc. (the “Company”) as of December 31, 2025 and 2024, the related consolidated statements of earnings, comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2025 and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2025, in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), the Company’s internal control over financial reporting as of December 31, 2025, based on criteria established in Internal Control – Integrated Framework: (2013) issued by the Committee of the Sponsoring Organizations of the Treadway Commission and our report dated March 11, 2026, expressed an unqualified opinion thereon.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits.

We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud.

Our audits of the financial statements included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinions.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current-period audit of the financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments.  The communication of the critical audit matter does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing separate opinions on the critical audit matter or on the accounts or disclosures to which it relates.

A-21

Allowance for Credit Losses on Loans

As further described in Notes 1 and 3 to the consolidated financial statements, the Company’s loan portfolio and the associated allowance for credit losses (“ACL”) were $1.2 billion and $10.1 million as of December 31, 2025, respectively. The ACL measures expected credit losses on a collective pool basis when similar risk characteristics exist. The Company calculates the ACL using a Weighted Average Remaining Maturity (“WARM”) methodology. The calculation of the ACL also includes subjective adjustments for qualitative risk factors that are likely to cause estimated credit losses to differ from historical experience.  These qualitative adjustments may increase or reduce reserve levels and include adjustments for: local, state and national economic outlook; levels and trends of delinquencies; trends in volume, mix and size of loans; seasoning of the loan portfolio; experience of staff; concentrations of credit; and interest rate risk.

We identified the allowance for credit losses, and more specifically the qualitative factor adjustment for local, state, and economic outlook as a critical audit matter. The principal consideration for our determination of this qualitative factor adjustment as a critical audit matter is the high degree of judgment and subjectivity relating to management’s identification and measurement of the qualitative factor. Therefore, applying audit procedures required a higher degree of auditor judgment and subjectivity due to the nature and extent of audit evidence and effort required to address this matter.

The primary audit procedures we performed to address this critical audit matter included:

•

Obtained an understanding, evaluated the design and tested the operating effectiveness of the Company’s internal controls over establishing the ACL, including controls that address: 1) governance of the credit loss methodology, including management’s review and approval of the qualitative factor adjustments related to local, state, and economic outlook applied within the qualitative framework and 2) the completeness and accuracy of key inputs and assumptions used related to this qualitative factor.

•

Evaluated the reasonableness of management’s application of the qualitative factor related to local, state, and economic outlook to the ACL and the completeness and accuracy of data utilized to develop such qualitative factor adjustments. We also considered if this qualitative factor was consistent with external macroeconomic factors.

•

Evaluated the mathematical accuracy of the ACL, including the mathematical application of the qualitative adjustments related to this qualitative factor and the reasonableness of assumptions and judgments used in the forecast components.

/s/ Forvis Mazars, LLP

We have served as the Company’s auditor since 2024.

Charlotte, North Carolina

March 11, 2026

A-22

Report of Independent Registered Public Accounting Firm

Shareholders and the Board of Directors

Peoples Bancorp of North Carolina, Inc.

Opinion on Internal Control over Financial Reporting

We have audited Peoples Bancorp of North Carolina, Inc.’s (the “Company”) internal control over financial reporting as of December 31, 2025, based on criteria established in Internal Control – Integrated Framework: (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). In our opinion, the Company, maintained, in all material respects, effective internal control over financial reporting as of December 31, 2025, based on the criteria established in Internal Control – Integrated Framework: (2013) issued by COSO.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), the consolidated financial statements as of December 31, 2025 and 2024, and for each of the two years in the period ended December 31, 2025, and our report dated March 11, 2026 expressed an unqualified opinion on those financial statements.

Basis for Opinion

The Company’s management is responsible for maintaining effective internal control over financial reporting and its assessment of the effectiveness of internal control over financial reporting, included in the accompanying management’s report. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A-23

Definitions and Limitations of Internal Control over Financial Reporting

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of reliable financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions or that the degree of compliance with the policies or procedures may deteriorate.

/s/ Forvis Mazars, LLP

Charlotte, North Carolina

March 11, 2026

A-24

PEOPLES BANCORP OF NORTH CAROLINA, INC.

Consolidated Balance Sheets

December 31, 2025 and December 31, 2024

(Dollars in thousands)
	December 31,	December 31,
Assets	2025	2024
	(Audited)	(Audited)

Cash and due from banks	$27,721	30,919
Interest-bearing deposits	30,384	28,347
Cash and cash equivalents	58,105	59,266

Investment securities available for sale	377,363	388,003
Other investments	2,595	2,728
Total securities	379,958	390,731

Mortgage loans held for sale	1,136	1,367

Loans	1,204,388	1,138,404
Less allowance for credit losses	(10,126)	(9,995)
Net loans	1,194,262	1,128,409

Premises and equipment, net	14,162	14,847
Cash surrender value of life insurance	17,837	17,675
Other real estate	-	369
Right of use lease asset	3,477	4,013
Accrued interest receivable and other assets	33,211	35,285
Total assets	$1,702,148	1,651,962

Liabilities and Shareholders' Equity

Deposits:
Noninterest-bearing demand	$394,563	402,254
Interest-bearing demand, MMDA & savings	760,883	741,363
Time, $250,000 and over	160,389	147,439
Other time	193,390	193,675
Total deposits	1,509,225	1,484,731

Junior subordinated debentures	15,464	15,464
Lease liability	3,615	4,136
Accrued interest payable and other liabilities	16,726	17,068
Total liabilities	1,545,030	1,521,399

Commitments and Contingencies

Shareholders' equity:
Preferred stock, no par value; authorized 5,000,000 shares; no shares issued and outstanding	-	-
Common stock, no par value; authorized 20,000,000 shares; issued and outstanding 5,459,441 shares at December 31, 2025 and 5,457,646 shares at December 31, 2024	48,708	48,658
Common stock held by deferred compensation trust, at cost; 150,288 shares at December 31, 2025 and 158,580 shares at December 31, 2024	(1,510)	(1,757)
Deferred compensation	1,510	1,757
Retained earnings	135,645	121,062
Accumulated other comprehensive loss	(27,235)	(39,157)
Total shareholders' equity	157,118	130,563

Total liabilities and shareholders' equity	$1,702,148	1,651,962

See accompanying Notes to Consolidated Financial Statements.

A-25

PEOPLES BANCORP OF NORTH CAROLINA, INC.

Consolidated Statements of Earnings

For the Years Ended December 31, 2025 and 2024

(Dollars in thousands, except per share amounts)

	2025	2024
	(Audited)	(Audited)

Interest income:
Interest and fees on loans	$67,251	62,920
Interest on due from banks	2,840	2,796
Interest on investment securities:
U.S. Government sponsored enterprises	8,411	9,979
States and political subdivisions	2,772	2,779
Other	2,344	2,259
Total interest income	83,618	80,733

Interest expense:
Now, MMDA & savings deposits	11,113	10,237
Time deposits	12,529	14,316
Junior subordinated debentures	959	1,116
Other	-	985
Total interest expense	24,601	26,654

Net interest income	59,017	54,079

Provision for (recovery of) credit losses	938	(285)

Net interest income after provision for (recovery of) credit losses	58,079	54,364

Non-interest income:
Service charges	5,579	5,653
Other service charges and fees	696	685
Gain ( loss) on sale of securities, net	(78)	5
Gain on sale of premises and equipment	3,009	-
Mortgage banking income	327	357
Insurance and brokerage commissions	1,026	989
Appraisal management fee income	13,684	11,691
Miscellaneous	6,737	8,335
Total non-interest income	30,980	27,715

Non-interest expense:
Salaries and employee benefits	28,245	28,209
Occupancy	8,948	8,686
Professional fees	2,702	2,316
Advertising	1,010	791
Debit card expense	1,690	1,391
FDIC insurance	776	764
Appraisal management fee expense	10,884	9,263
Other	8,954	9,730
Total non-interest expense	63,209	61,150

Earnings before income taxes	25,850	20,929

Income tax expense	6,020	4,576

Net earnings	$19,830	16,353

Basic net earnings per share	$3.74	3.08
Diluted net earnings per share	$3.62	2.98
Cash dividends declared per share	$0.96	0.92

See accompanying Notes to Consolidated Financial Statements.

A-26

Consolidated Statements of Comprehensive Income

For the Years Ended December 31, 2025 and 2024

(Dollars in thousands)

	2025	2024

Net earnings	$19,830	16,353

Other comprehensive income:

Unrealized holding gains on securities available for sale	15,489	275
Reclassification adjustment for (gains) losses on securities available for sale included in net earnings, net	78	(5)

Total other comprehensive income, before income taxes	15,567	270

Income tax expense related to other comprehensive income:

Unrealized holding gain on securities available for sale	3,528	63

Reclassification adjustment for (gains) losses on securities available for sale included in net earnings	18	(1)
Reduction in state tax adjustment	99	-

Total income tax expense related to other comprehensive income	3,645	62

Total other comprehensive income, net of tax	11,922	208

Total comprehensive income	$31,752	16,561

See accompanying Notes to Consolidated Financial Statements.

A-27

PEOPLES BANCORP OF NORTH CAROLINA, INC.

Consolidated Statements of Changes in Shareholders' Equity

For the Years Ended December 31, 2025 and 2024

(Dollars in thousands)
					Common Stock
					Held By	Accumulated
	Common	Common			Deferred	Other
	Stock	Stock	Retained	Deferred	Compensation	Comprehensive
	Shares	Amount	Earnings	Compensation	Trust	Income (Loss)	Total

Balance, December 31, 2023	5,534,499	$50,625	109,756	1,910	(1,910)	(39,365)	121,016

Common stock repurchase	(78,500)	(1,998)	-	-	-	-	(1,998)
Cash dividends declared on common stock ($0.92 per share)	-	-	(5,047)	-	-	-	(5,047)
Restricted stock units exercised	1,647	51	-	-	-	-	51
Excise tax on stock repurchase	-	(20)	-	-	-	-	(20)
Equity incentive plan, net	-	-	-	(153)	153	-	-
Net earnings	-	-	16,353	-	-	-	16,353
Other comprehensive income	-	-	-	-	-	208	208
Balance, December 31, 2024	5,457,646	$48,658	121,062	1,757	(1,757)	(39,157)	130,563

Cash dividends declared on common stock ($0.96 per share)	-	-	(5,247)	-	-	-	(5,247)
Restricted stock units exercised	1,795	50	-	-	-	-	50
Equity incentive plan, net	-	-	-	(247)	247	-	-
Net earnings	-	-	19,830	-	-	-	19,830
Other comprehensive income	-	-	-	-	-	11,922	11,922
Balance, December 31, 2025	5,459,441	$48,708	135,645	1,510	(1,510)	(27,235)	157,118

See accompanying Notes to Consolidated Financial Statements.

A-28

PEOPLES BANCORP OF NORTH CAROLINA, INC.

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2025 and 2024

(Dollars in thousands)

	2025	2024

Cash flows from operating activities:
Net earnings	$19,830	16,353
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation, amortization and accretion, net	2,739	2,890
Provision for (recovery of) credit losses	938	(285)
Deferred income taxes	432	1,031
Gain on sale of held for sale mortgage loans	(277)	(287)
(Gain) loss on sale of investment securities, net	78	(5)
Gain on sale of other real estate	(13)	-
Write-down of other real estate	-	31
Gain on sale of premises and equipment	(3,009)	-
Write-down of premises and equipment	71	362
Restricted stock expense	190	212
Proceeds from sales of loans held for sale	15,167	19,149
Origination of loans held for sale	(14,659)	(19,543)
Cash surrender value of life insurance	(602)	(470)
Change in:
Right of use lease asset	536	718
Other assets	1,005	80
Lease liability	(521)	(696)
Other liabilities	(532)	1,018

Net cash provided by operating activities	21,373	20,558

Cash flows from investing activities:
Purchases of investment securities available for sale	(18,199)	(29,052)
Proceeds from calls and maturities of investment securities available for sale	3,035	3,010
Proceeds from sales of investment securities available for sale	20,396	11,713
Proceeds from paydowns of investment securities available for sale	20,100	17,671
Proceeds from paydowns of other investment securities	228	201
Purchase of FHLB Stock	(11)	(10)
Net change in loans	(66,789)	(46,499)
Purchases of premises and equipment	(1,413)	(587)
Proceeds from sale of other real estate and repossessions	382	-
Proceeds from bank owned life insurance	440	929

Net cash used by investing activities	(41,831)	(42,624)

Cash flows from financing activities:
Net change in deposits	24,494	92,686
Net change in securities sold under agreement to repurchase	-	(86,715)
Proceeds from FRB borrowings	1	1
Repayments of FRB borrowings	(1)	(1)
Proceeds from Fed Funds Purchased	162	162
Repayments of Fed Funds Purchased	(162)	(162)
Restricted stock units vested	50	51
Excise tax on stock repurchased	-	(20)
Common stock repurchased	-	(1,998)
Cash dividends paid on common stock	(5,247)	(5,047)

Net cash (used) provided by financing activities	19,297	(1,043)

Net change in cash and cash equivalents	(1,161)	(23,109)

Cash and cash equivalents at beginning of period	59,266	82,375

Cash and cash equivalents at end of period	$58,105	59,266

A-29

PEOPLES BANCORP OF NORTH CAROLINA, INC.

Consolidated Statements of Cash Flows, continued

For the Years Ended December 31, 2025 and 2024

(Dollars in thousands)

	2025	2024

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	$24,656	28,079
Income taxes, federal	4,350	3,788
Income taxes, state	513	750

Noncash investing and financing activities:
Change in unrealized loss on investment securities available for sale, net	11,922	208
Transfer of loans to other real estate	-	400
Initial recognition of lease right of use asset and lease liability	263	-
DOT settlement receivable	3,009	-

See accompanying Notes to Consolidated Financial Statements.

A-30

PEOPLES BANCORP OF NORTH CAROLINA, INC.

Notes to Consolidated Financial Statements

(1) Summary of Significant Accounting Policies

Organization

Peoples Bancorp of North Carolina, Inc. (the “Company”) has served as the holding company to Peoples Bank (the “Bank”) since 1999. The Company is primarily regulated by the Board of Governors of the Federal Reserve System, and serves as the one-bank holding company for the Bank.

The Bank commenced business in 1912 upon receipt of its banking charter from the North Carolina Commissioner of Banks (the “Commissioner”). The Bank is primarily regulated by the Commissioner and the Federal Deposit Insurance Corporation (the “FDIC”) and undergoes periodic examinations by these regulatory agencies. The Bank, whose main office is in Newton, North Carolina, provides a full range of commercial and consumer banking services primarily in Catawba, Alexander, Lincoln, Mecklenburg and Iredell counties in North Carolina.

Peoples Investment Services, Inc. (“PIS”) is a wholly owned subsidiary of the Bank and began operations in 1996 to provide investment and trust services through agreements with an outside party.

Real Estate Advisory Services, Inc. (“REAS”) is a wholly owned subsidiary of the Bank and began operations in 1997 to provide real estate appraisal and property management services to individuals and commercial customers of the Bank.

Community Bank Real Estate Solutions, LLC (“CBRES”) is a wholly owned subsidiary of the Bank and began operations in 2009 as a “clearing house” for appraisal services for community banks. Other banks are able to contract with CBRES to find and engage appropriate appraisal companies.

PB Real Estate Holdings, LLC (“PBREH”) is a wholly owned subsidiary of the Bank and began operation in 2015. PBREH acquires, manages and disposes of real property, other collateral and other assets obtained in the ordinary course of collecting debts previously contracted.

Principles of Consolidation

The consolidated financial statements include the financial statements of the Company and its wholly owned subsidiary, the Bank, along with the Bank’s wholly owned subsidiaries, PIS, REAS, CBRES and PBREH. All significant intercompany balances and transactions have been eliminated in consolidation.

Basis of Presentation

The accounting principles followed by the Company, and the methods of applying these principles, conform with accounting principles generally accepted in the United States of America (“GAAP”) and with general practices in the banking industry. In preparing the financial statements in conformity with GAAP, management is required to make estimates and assumptions that affect the reported amounts in the financial statements. Actual results could differ significantly from these estimates. Material estimates common to the banking industry that are particularly susceptible to significant change in the near term include, but are not limited to, the determination of the allowance for credit losses and valuation of real estate acquired in connection with or in lieu of foreclosure on loans.

Business Segments

Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by management in deciding how to allocate resources and in assessing performance. Management has determined that the Company has two significant operating segment: Banking Operations and CBRES, as discussed more fully in Note 16. In determining the appropriateness of segment definition, the Company considers the criteria of Accounting Standards Codification (“ASC”) 280, Segment Reporting.

Cash and Cash Equivalents

Cash, due from banks, interest-bearing deposits and federal funds sold are considered cash and cash equivalents (original maturity date less than 90 days) for cash flow reporting purposes.

Investment Securities

The Company uses three classifications for its investment securities: trading, available for sale, or held to maturity. Trading securities are bought and held principally for sale in the near term. Held to maturity securities are those securities for which the Company has the ability and intent to hold until maturity. All other securities not included in trading or held to maturity are classified as available for sale. At December 31, 2025 and 2024, the Company classified all of its investment securities as available for sale.

A-31

Available for sale securities are recorded at fair value. Unrealized holding gains and losses, net of the related tax effect, are excluded from earnings and are reported as a separate component of shareholders’ equity until realized.

Management evaluates investment securities for credit losses on a quarterly basis. A decline in the market value of any investment below cost that is deemed a credit loss is charged to earnings for the decline in value deemed to be credit related. The decline in value attributed to non-credit related factors is recognized in comprehensive income.

Premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Realized gains and losses for securities classified as available for sale are included in earnings on a trade date basis and are derived using the specific identification method for determining the cost of securities sold.

Other Investments

Other investments include equity securities with no readily determinable fair value. These investments are carried at cost. Management evaluates other investments for credit losses on a quarterly basis.

Loans

Loans that management has the intent and ability to hold for the foreseeable future or until maturity are reported at the principal amount outstanding, net of the allowance for credit losses. Interest on loans is calculated by using the simple interest method on daily balances of the principal amount outstanding. The recognition of certain loan origination fee income and certain loan origination costs is deferred when such loans are originated and amortized over the life of the loan.

Accrual of interest is discontinued on a loan when management believes, after considering economic conditions and collection efforts, that the borrower’s financial condition is such that collection of interest is doubtful. Interest previously accrued but not collected is reversed against current period earnings.

Allowance for Credit Losses (ACL)

The allowance for credit losses reflects management’s assessment and estimate of the risks associated with extending credit and its evaluation of the quality of the loan portfolio. The Bank periodically analyzes the loan portfolio in an effort to review asset quality and to establish an allowance that management believes will be adequate in light of anticipated risks and loan losses. In assessing the adequacy of the allowance, size, quality and risk of loans in the portfolio are reviewed.

The allowance for credit losses on loans is a valuation account that is deducted from the loans' amortized cost basis to present the net amount expected to be collected on the loans. Loans are charged off against the allowance when management believes the uncollectibility of a loan balance is confirmed. Expected recoveries do not exceed the aggregate of amounts previously charged-off and expected to be charged-off. Accrued interest receivable is excluded from the estimate of credit losses. The allowance for credit losses represents management’s estimate of lifetime credit losses inherent in loans as of the balance sheet date. The allowance for credit losses is estimated by management using relevant available information, from both internal and external sources, relating to past events, current conditions, and reasonable and supportable forecasts. The Company measures expected credit losses for loans on a pooled basis when similar risk characteristics exist. The Company calculates the allowance for credit losses using a Weighted Average Remaining Maturity (“WARM”) methodology. The general forecast function in the model was set for all pools that projects the next four quarters to have similar loss rates to that experienced by the Bank in the period between December 2018 and February 2020, followed by a reversion to the long-term average over four quarters.

Additionally, the allowance for credit losses calculation includes subjective adjustments for qualitative risk factors that are likely to cause estimated credit losses to differ from historical experience. These qualitative adjustments may increase or reduce reserve levels and include adjustments for: local, state and national economic outlook; levels and trends of delinquencies; trends in volume, mix and size of loans; seasoning of the loan portfolio; experience of staff; concentrations of credit; and interest rate risk.

The portion of the ACL balance attributable to qualitative factors was $5.3 million and $5.2 million at December 31, 2025 and December 31, 2024, respectively. The risk factors are weighted as follows: Local, State and National Economic Outlook – 30%, Concentrations of Credit – 5%, Interest Rate Risk – 5%, Trends in Terms of Volume, Mix and Size of Loans – 15%, Seasoning of the Loan Portfolio – 10%, Experience of Staff – 10%, and Levels and Trends of Delinquencies – 25%. No changes to the risk status of any of the risk factors was made during year ended 2025.

A-32

Loans that do not share risk characteristics are evaluated on an individual basis. When management determines that foreclosure is probable and the borrower is experiencing financial difficulty, the expected credit losses are based on the fair value of collateral at the reporting date adjusted for selling costs as appropriate.

Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and commercial letters of credit issued to meet customer financing needs. The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for off-balance sheet loan commitments represents the contractual amount of those instruments. Such financial instruments are recorded when they are funded.

The Company records an allowance for credit losses on off-balance sheet credit exposures, unless the commitments to extend credit are unconditionally cancelable. The allowance for credit losses on off-balance sheet credit exposures is estimated by loan segment at each balance sheet date under the current expected credit loss model using the same methodologies as portfolio loans, taking into consideration the likelihood that funding will occur as well as any third-party guarantees. The allowance for unfunded commitments is included in Other Liabilities on the Company’s consolidated balance sheets.

The allowance for credit losses represents management’s estimate of credit losses for the remaining estimated life of the Bank’s financial assets, including loan receivables and some off-balance sheet credit exposures. Estimating the amount of the allowance for credit losses requires significant judgment and the use of estimates related to historical experience, current conditions, reasonable and supportable forecasts, and the value of collateral on collateral-dependent loans. The loan portfolio also represents the largest asset type on our consolidated balance sheets. Credit losses are charged against the allowance, while recoveries of amounts previously charged off are credited to the allowance. A provision for credit losses is charged to operations based on management’s periodic evaluation of the factors previously mentioned, as well as other pertinent factors.

There are many factors affecting the allowance for credit losses; some are quantitative while others require qualitative judgment. Although management believes its process for determining the allowance adequately considers all the potential factors that could potentially result in credit losses, the process includes subjective elements and is susceptible to significant change. To the extent actual outcomes differ from management estimates, additional provision for credit losses could be required that could adversely affect our earnings or financial position in future periods.

Various regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowance. Such agencies may require adjustments to the allowance based on their judgments of information available to them at the time of their examinations. Management believes it has established the allowance for credit losses pursuant to the Current Expected Credit Loss model (“CECL”), and has taken into account the views of its regulators and the current economic environment. Management considers the allowance adequate to cover the estimated losses inherent in the Bank’s loan portfolio as of the date of the financial statements. Although management uses the best information available to make evaluations, significant future additions to the allowance may be necessary based on changes in economic and other conditions, thus adversely affecting the operating results of the Company.

Mortgage Banking Activities

Mortgage banking income represents income from the sale of mortgage loans and fees received from borrowers and loan investors related to the Bank’s origination of single-family residential mortgage loans.

The Bank originates certain fixed rate mortgage loans and commits these loans for sale. The commitments to originate fixed rate mortgage loans are derivative contracts. The fair value of these derivative contracts is immaterial and has no effect on the recorded amounts in the financial statements.

Mortgage loans held for sale are carried at the lower of aggregate cost or market value. The cost of mortgage loans held for sale approximates the market value.

Premises and Equipment

Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed primarily using the straight-line method over the estimated useful lives of the assets. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any gain or loss is reflected in earnings for that period. The cost of maintenance and repairs that do not improve or extend the useful life of the respective asset is charged to earnings as incurred, whereas significant renewals and improvements are capitalized. The range of estimated useful lives for premises and equipment are generally as follows:

Buildings and improvements	10 - 50 years
Furniture and equipment	3 - 10 years
Leasehold improvements	lease term

A-33

Other Real Estate

Foreclosed assets include all assets received in full or partial satisfaction of a loan. Foreclosed assets are initially recorded at fair value less estimated selling costs and subsequently carried at the lower of carrying value or fair value less selling costs. Any write-downs at the time of foreclosure are charged to the allowance for credit losses. Subsequent to foreclosure, valuations are periodically performed by management, and a valuation allowance is established if fair value less estimated selling costs declines below carrying value. Costs relating to the development and improvement of the property are capitalized. Revenues and expenses from operations are included in other expenses. Changes in the valuation allowance are included in write-down of other real estate.

Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Additionally, the recognition of future tax benefits, such as net operating loss carryforwards, is required to the extent that the realization of such benefits is more likely than not to occur. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the assets and liabilities are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income tax expense in the period that includes the enactment date.

In the event the future tax consequences of differences between the financial reporting bases and the tax bases of the Company’s assets and liabilities results in a deferred tax asset, an evaluation of the probability of being able to realize the future benefits indicated by such asset is required. A valuation allowance is provided for the portion of the deferred tax asset when it is more likely than not that some portion or all of the deferred tax asset will not be realized. In assessing the realizability of a deferred tax asset, management considers the scheduled reversals of deferred tax liabilities, projected future taxable income, and tax planning strategies.

Tax effects from an uncertain tax position can be recognized in the financial statements only when it is more likely than not that the tax position will be sustained upon examination by the appropriate taxing authority that would have full knowledge of all relevant information. A tax position that meets the more likely than not recognition threshold is measured at the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement. Previously recognized tax positions that no longer meet the more likely than not recognition threshold should be derecognized in the first subsequent financial reporting period in which that threshold is no longer met. The Company assessed the impact of this guidance and determined that it did not have a material impact on the Company’s financial position, results of operations or disclosures. The Company did not have any uncertain tax positions at December 31, 2025 and 2024.

Revenue Recognition

The majority of the Company’s revenue is derived primarily from interest income from receivables (loans) and securities. Other revenues are derived from fees received in connection with deposit accounts, investment advisory, and appraisal services. Through the Company’s wholly-owned subsidiary, PIS, the Company contracts with a registered investment advisor to perform investment advisory services on behalf of the Company’s customers. The Company receives commissions from this third party investment advisor based on the volume of business that the Company’s customers do with such investment advisor. The Company utilizes third parties to contract with the Company’s customers to perform debit and credit card clearing services. These third parties pay the Company commissions based on the volume of transactions that they process on behalf of the Company’s customers. Through the Company’s wholly-owned subsidiary, REAS, the Company provides property appraisal services for negotiated fee amounts on a per appraisal basis. Through the Company’s wholly-owned subsidiary, CBRES, the Company provides appraisal management services. Appraisal management fee income and expense from CBRES are reported on separate line items under non-interest income and non-interest expense. None of the Company’s revenue is derived from contracts in which services are transferred over time. Revenue is recognized as the services are provided to customers. The Company has no contracts in which customers are billed in advance for services to be performed. There are no significant financing components in the Company’s contracts. Excluding deposit and appraisal service revenues which are primarily billed at a point in time as a fee for services incurred, all other contracts contain variable consideration in that fees earned are derived from market values of accounts which determine the amount of consideration to which the Company is entitled. The variability is resolved when the services are provided. The contracts do not include obligations for returns, refunds, or warranties. The contracts are specific to the amounts owed to the Company for services performed during a period should the contracts be terminated. Revenue is recognized as services are billed to the customers.

A-34

Advertising Costs

Advertising costs are expensed as incurred.

Stock-Based Compensation

The Company has an Omnibus Stock Ownership and Long Term Incentive Plan that was approved by shareholders on May 7, 2020 (the “Plan”) whereby certain stock-based rights, such as stock options, restricted stock, restricted stock units, performance units, stock appreciation rights or book value shares, may be granted to eligible directors and employees. A total of 300,000 shares were reserved for issuance under the Plan when it was adopted. Excluding shares to be issued upon the exercise or vesting of existing awards, as of December 31, 2025, a total of 264,640 shares remain available for future awards that may be granted under the Plan. No new awards may be granted after May 7, 2030 (ten years from the Plan effective date).

The fair value of restricted stock units is determined based on the closing price of the Company’s common stock on the date of grant. The Company granted 7,635 restricted stock units under the Plan at a grant date fair value of $17.08 per share in 2020. The Company granted 7,060 restricted stock units under the Plan at a grant date fair value of $22.04 per share in 2021. The Company granted 5,385 restricted stock units under the Plan at a grant date fair value of $27.99 per share in 2022. The Company granted 5,370 restricted stock units under the Plan at a grant date fair value of $32.58 per share in 2023. The Company granted 6,450 restricted stock units under the Plan at a grant date fair value of $29.52 per share in 2024. The Company granted 4,580 restricted stock units under the Plan at a grant date fair value of $27.92 per share in 2025. The Company recognizes compensation expense on the restricted stock units over the four year vesting period, straight-line over the requisite service period, which is generally the vesting period of the award, and is adjusted for forfeitures as they occur. Each restricted stock unit is convertible into one share of the Company’s common stock or cash equivalent when vested. The liability-classified awards are remeasured to fair value at the end of each reporting period until settlement or expiration. As of December 31, 2025, the total unrecognized compensation expense related to the restricted stock unit grants under the Plan was $278,000.

The Company recognized compensation expense for restricted stock units granted under the Plan of $190,000 and $212,000 for the years ended December 31, 2025 and 2024, respectively.

Self Funded Insurance

The Company has a self-funded health insurance plan, which is administered by a third party provider (“TPP”). The TPP provides a monthly estimate of the cost of incurred but not reported (“IBNR”) claims. The Company’s unpaid claim liability for IBNR claims of $500,000 and $300,000 at December 31, 2025 and 2024, respectively, is separately classified on the balance sheets within Other Liabilities.

The Company has a stop-loss insurance policy to mitigate the risk of high self-funded health insurance claim amounts. This policy has a specific stop loss limit that covers individual claims in excess of $135,000 and an aggregating specific stop loss limit that covers aggregate claims in excess of $200,000. Due to large self-funded health insurance claims in process at December 31, 2024, the Company had an additional $1.3 million separately classified on the balance sheets within Other Liabilities at December 31, 2024, which was partially offset by a $968,000 stop loss insurance receivable separately classified on the balance sheets within Other Assets at December 31, 2024. There were no balances related to this large self-funded health insurance claim within Other Assets or Other Liabilities at December 31, 2025

Comprehensive Income

The Company reports as comprehensive income all changes in shareholders’ equity during the year from sources other than shareholders. Other comprehensive income refers to all components (revenues, expenses, gains, and losses) of comprehensive income that are excluded from net income. The Company’s only component of other comprehensive income is unrealized gains and losses, net of income tax, on investment securities available for sale.

A-35

The following table presents the changes in accumulated other comprehensive loss for the year ended December 31, 2025 and 2024:

	Year Ended December 31,
(Dollars in thousands)	2025	2024

Beginning balance	$(39,157)	(39,365)
Other comprehensive income before reclassifications, net	11,961	212
Amounts reclassified from accumulated other comprehensive (gain) loss, net	60	(4)
Reduction in state tax adjustment, net	(99)	-
Net current period other comprehensive income	11,922	208
Ending balance	$(27,235)	(39,157)

Net Earnings Per Share

Net earnings per common share is based on the weighted average number of common shares outstanding during the period while the effects of potential common shares outstanding during the period are included in diluted earnings per common share. The average market price during the year is used to compute equivalent shares.

The reconciliations of the amounts used in the computation of both “basic earnings per common share” and “diluted earnings per common share” for the years ended December 31, 2025 and 2024 are as follows. There are no anti-dilutive shares to be excluded.

For the year ended December 31, 2025
	Net Earnings (Dollars in thousands)	Weighted Average Number of Shares	Per Share Amount
Basic earnings per share	$19,830	5,305,272	$3.74
Effect of dilutive securities:
Restricted stock units - unvested	-	11,468
Shares held in deferred comp plan by deferred compensation trust		154,434
Diluted earnings per share	$19,830	5,471,174	$3.62

For the year ended December 31, 2024
	Net Earnings (Dollars in thousands)	Weighted Average Number of Shares	Per Share Amount
Basic earnings per share	$16,353	5,300,964	$3.08
Effect of dilutive securities:
Restricted stock units - unvested	-	20,682
Shares held in deferred comp plan by deferred compensation trust		161,141
Diluted earnings per share	$16,353	5,482,787	$2.98

Recent Accounting Pronouncements

The following table provide a summary of Accounting Standards Updates (“ASU”) issued by the Financial Accounting Standards Board (“FASB”) that the Company has recently adopted.

ASU	Description	Effective Date	Effect on Financial Statements or Other Significant Matters
ASU 2023-09 Income Taxes (Topic 740)	The ASU provides amendments to improve the transparency of income tax disclosures.	Annual reporting periods after December 15, 2024.

The adoption of this guidance did not have a material impact on the Company’s results of operations or financial position.  The adoption of this guidance had an immaterial impact on disclosures.  This guidance allows prospective and retrospective methods of adoption.  The Company utilized the retrospective method.

A-36

The following table provides a summary of ASU’s issued by FASB that the Company has not adopted as of December 31, 2025, which may impact the Company’s financial statements.

ASU	Description	Effective Date	Effect on Financial Statements or Other Significant Matters
ASU 2024-03—Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40)	The ASU requires disaggregated disclosure of income statement expenses for public business entities (PBEs).	Annual reporting periods after December 15, 2026.

The adoption of this guidance is not expected to have a material impact on the Company’s results of operations or financial position.  The adoption of this guidance is expected to have an immaterial impact on disclosures.

ASU 2025-01, Income Statement—Reporting Comprehensive Income— Expense Disaggregation Disclosures (Subtopic 220- 40)

The ASU clarifies that all public business entities are required to adopt the guidance in annual reporting periods beginning after December 15, 2026, and interim periods within annual reporting periods beginning after December 15, 2027.

Annual reporting periods beginning after December 15, 2026, and interim periods within annual reporting periods beginning after December 15, 2027.

The adoption of this guidance is not expected to have a material impact on the Company’s results of operations or financial position.  The adoption of this guidance is expected to have an immaterial impact on disclosures.

Other accounting standards that have been issued or proposed by FASB or other standards-setting bodies are not expected to have a material impact on the Company’s results of operations, financial position or disclosures.

(2) Investment Securities

Investment securities available for sale at December 31, 2025 and 2024 are as follows:

(Dollars in thousands)
	December 31, 2025
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. Treasuries	$7,987	-	378	7,609
U.S. Government sponsored enterprises	5,545	-	343	5,202
GSE - Mortgage-backed securities	227,161	202	15,447	211,916
Private label mortgage-backed securities	42,575	153	666	42,062
State and political subdivisions	129,363	-	18,789	110,574
Total	$412,631	355	35,623	377,363

(Dollars in thousands)
	December 31, 2024
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. Treasuries	$7,981	-	724	7,257
U.S. Government sponsored enterprises	9,243	-	511	8,732
GSE - Mortgage-backed securities	248,837	162	23,207	225,792
Private label mortgage-backed securities	43,118	74	1,425	41,767
State and political subdivisions	129,659	-	25,204	104,455
Total	$438,838	236	51,071	388,003

A-37

The current fair value and associated unrealized losses on investments in debt securities with unrealized losses at December 31, 2025 and 2024 are summarized in the tables below, with the length of time the individual securities have been in a continuous loss position.

(Dollars in thousands)
	December 31, 2025
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
U.S. Treasuries	$-	-	7,609	378	7,609	378
U.S. government sponsored enterprises	-	-	5,202	343	5,202	343
GSE -Mortgage-backed securities	12,247	183	188,092	15,264	200,339	15,447
Private label mortgage-backed securities	14,156	28	15,858	638	30,014	666
State and political subdivisions	-	-	110,573	18,789	110,573	18,789
Total	$26,403	211	327,334	35,412	353,737	35,623

(Dollars in thousands)
	December 31, 2024
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
U.S. Treasuries	$-	-	7,257	724	7,257	724
U.S. government sponsored enterprises	-	-	8,732	511	8,732	511
GSE -Mortgage-backed securities	20,458	669	197,497	22,538	217,955	23,207
Private label mortgage-backed securities	4,010	9	21,727	1,416	25,737	1,425
State and political subdivisions	-	-	104,455	25,204	104,455	25,204
Total	$24,468	678	339,668	50,393	364,136	51,071

At December 31, 2025, unrealized losses in the investment securities portfolio relating to debt securities totaled $35.6 million. The unrealized losses on these debt securities arose due to changing interest rates and are considered to be temporary. From the December 31, 2025 tables above, both of the U.S. Treasury securities, all 108 of the securities issued by state and political subdivisions contained unrealized losses, all six of the securities issued by U.S. Government sponsored enterprises (“GSE”), 110 of the 116 GSE mortgage-backed securities, and 11 of the 17 private label mortgage-backed securities contained unrealized losses. The Company did not have any reserves on securities at December 31, 2025, as no credit related losses were identified in the Company’s December 31, 2025 analysis. At December 31, 2024, unrealized losses in the investment securities portfolio relating to debt securities totaled $51.1 million. The unrealized losses on these debt securities arose due to changing interest rates and were considered to be temporary. From the December 31, 2024 tables above, both of the U.S. Treasury securities, all 108 of the securities issued by state and political subdivisions contained unrealized losses, all seven of the securities issued by GSE’s, 114 of the 119 GSE mortgage-backed securities, and 11 of the 16 private label mortgage-backed securities contained unrealized losses. The Company did not have any reserves on securities at December 31, 2024, as no credit related losses were identified in the Company’s December 31, 2024 analysis.

The amortized cost and estimated fair value of investment securities available for sale, other than GSE mortgage-backed securities, at December 31, 2025, are shown below by contractual maturity. Expected maturities of mortgage-backed securities will differ from contractual maturities because borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

December 31, 2025
(Dollars in thousands)
	Amortized Cost	Fair Value
Due within one year	$4,920	4,939
Due from one to five years	46,428	43,371
Due from five to ten years	76,038	64,473
Due after ten years	58,084	52,664
Mortgage-backed securities	227,161	211,916
Total	$412,631	377,363

During 2025, proceeds from sales of securities available for sale were $20.4 million and resulted in gross gains of $94,000 and gross losses of $172,000. During 2024, proceeds from sales of securities available for sale were $11.7 million and resulted in gross gains of $33,000 and gross losses of $28,000.

Securities with a fair value of approximately $40.7 million and $40.0 million at December 31, 2025 and 2024, respectively, were pledged to secure public deposits and for other purposes as required by law.

Taxable interest income on investment securities was $13.2 million and $14.6 million for the years ended December 31, 2025 and 2024, respectively. Non-taxable interest income on investment securities was $334,000 and $425,000 for the years ended December 31, 2025 and 2024, respectively.

A-38

(3) Loans

Major classifications of loans at December 31, 2025 and 2024 are summarized as follows:

(Dollars in thousands)
	December 31, 2025	December 31, 2024
Real estate loans:
Construction and land development	$124,089	122,328
Single-family residential	403,992	384,509
Commercial	525,099	471,444
Multifamily and farmland	73,361	69,671
Total real estate loans	1,126,541	1,047,952

Loans not secured by real estate:
Commercial	63,035	63,837
Farm	318	401
Consumer	6,260	6,475
All other	8,234	19,739

Total loans	1,204,388	1,138,404

Less allowance for credit losses	(10,126)	(9,995)

Total net loans	$1,194,262	1,128,409

The above table includes deferred costs, net of deferred fees, totaling $455,000 and $714,000 at December 31, 2025 and December 31, 2024, respectively.

The Bank makes loans and extensions of credit primarily within the Catawba Valley region of North Carolina, which encompasses Catawba, Alexander, Iredell and Lincoln counties and also in Mecklenburg, Rowan and Forsyth counties of North Carolina. Although the Bank has a diversified loan portfolio, a substantial portion of the loan portfolio is collateralized by improved and unimproved real estate, the value of which is dependent upon the real estate market. Risk characteristics of the major components of the Bank’s loan portfolio are discussed below:

•

Construction and land development loans – The risk of loss is largely dependent on the initial estimate of whether the property’s value at completion equals or exceeds the cost of property construction and the availability of take-out financing. During the construction phase, a number of factors can result in delays or cost overruns. If the estimate is inaccurate or if actual construction costs exceed estimates, the value of the property securing the loan may be insufficient to ensure full repayment when completed through a permanent loan, sale of the property, or by seizure of collateral.

•	Single-family residential loans – Declining home sales volumes, decreased real estate values and higher than normal levels of unemployment could contribute to losses on these loans.

•

Commercial real estate loans – Repayment is dependent on income being generated in amounts sufficient to cover operating expenses and debt service. These loans also involve greater risk because they are generally not fully amortizing over the loan period, but rather have a balloon payment due at maturity. A borrower’s ability to make a balloon payment typically will depend on being able to either refinance the loan or timely sell the underlying property.

•

Commercial loans – Repayment is generally dependent upon the successful operation of the borrower’s business. In addition, the collateral securing the loans may depreciate over time, be difficult to appraise, be illiquid, or fluctuate in value based on the success of the business.

•	Multifamily and farmland loans – Decreased real estate values and higher than normal levels of unemployment could contribute to losses on these loans.

A-39

Loans are considered past due if the required principal and interest payments have not been received within 30 days of the date such payments were due. Loans are placed on non-accrual status when, in management’s opinion, the borrower may be unable to meet payment obligations as they become due, as well as when required by regulatory provisions. Generally, a loan is placed on non-accrual status when it is over 90 days past due and there is reasonable doubt that all principal will be collected. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received in excess of principal due. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

The following tables present an age analysis of past due loans, by loan type, as of December 31, 2025 and 2024:

December 31, 2025
(Dollars in thousands)
	Loans 30-89 Days Past Due	Nonaccrual Loans	Total Past Due Loans	Total Current Loans	Total Loans	Accruing Loans 90 or More Days Past Due
Real estate loans:
Construction and land development	$202	58	260	123,829	124,089	-
Single-family residential	4,635	3,642	8,277	395,715	403,992	-
Commercial	299	476	775	524,324	525,099	-
Multifamily and farmland	-	-	-	73,361	73,361	-
Total real estate loans	5,136	4,176	9,312	1,117,229	1,126,541	-

Loans not secured by real estate:
Commercial	-	-	-	63,035	63,035	-
Farm	-	-	-	318	318	-
Consumer	26	-	26	6,234	6,260	-
All other	-	-	-	8,234	8,234	-
Total loans	$5,162	4,176	9,338	1,195,050	1,204,388	-

December 31, 2024
(Dollars in thousands)
	Loans 30-89 Days Past Due	Nonaccrual Loans	Total Past Due Loans	Total Current Loans	Total Loans	Accruing Loans 90 or More Days Past Due
Real estate loans:
Construction and land development	$131	37	168	122,160	122,328	-
Single-family residential	5,434	3,720	9,154	375,355	384,509	-
Commercial	87	426	513	470,931	471,444	-
Multifamily and farmland	-	-	-	69,671	69,671	-
Total real estate loans	5,652	4,183	9,835	1,038,117	1,047,952	-

Loans not secured by real estate:
Commercial	360	248	608	63,229	63,837	-
Farm	-	-	-	401	401	-
Consumer	33	9	42	6,433	6,475	-
All other	-	-	-	19,739	19,739	-
Total loans	$6,045	4,440	10,485	1,127,919	1,138,404	-

A-40

The following table presents the Bank’s non-accrual loans as of December 31, 2025 and 2024:

	December 31, 2025
	Nonaccrual Loans	Nonaccrual Loans	Total
	With No	With	Nonaccrual
(Dollars in thousands)	Allowance	Allowance	Loans
Real estate loans:
Construction and land development	$-	58	58
Single-family residential	-	3,642	3,642
Commercial	-	476	476
Multifamily and farmland	-	-	-
Total real estate loans	-	4,176	4,176

Loans not secured by real estate:
Commercial	-	-	-
Consumer	-	-	-
Total	$-	4,176	4,176

	December 31, 2024
	Nonaccrual Loans	Nonaccrual Loans	Total
	With No	With	Nonaccrual
(Dollars in thousands)	Allowance	Allowance	Loans
Real estate loans:
Construction and land development	$37	-	37
Single-family residential	3,720	-	3,720
Commercial	426	-	426
Multifamily and farmland	-	-	-
Total real estate loans	4,183	-	4,183

Loans not secured by real estate:
Commercial	248	-	248
Consumer	9	-	9
Total	$4,440	-	4,440

No interest income was recognized on non-accrual loans for the years ended December 31, 2025 and 2024.

The following table represents the accrued interest receivables written off by reversing interest income during the years ended December 31, 2025 and 2024:

(Dollars in thousands)
	For the Year Ended	For the Year Ended
	December 31, 2025	December 31, 2024
Real estate loans:
Single-family residential	$20	39
Commercial	1	9
Total real estate loans	21	48

Loans not secured by real estate:
Commercial	-	8
Consumer	-	2

Total	$21	58

A loan may be individually evaluated for determining the allowance for credit losses when it is determined that it does not share similar risk characteristics with other assets. Non-accrual loans with an outstanding balance of $250,000 or greater are individually evaluated and totaled $430,000 and $1.6 million at December 31, 2025 and December 31, 2024, respectively. Non-accrual loans evaluated collectively as a pool totaled $3.7 million and $2.8 million at December 31, 2025 and December 31, 2024, respectively. Collateral dependent loans are loans for which the repayment is expected to be provided substantially through the operation or sale of the collateral and the borrower is experiencing financial difficulty. Collateral dependent loans require an analysis of the collateral. The fair value of the collateral is discounted by estimated liquidation costs. If the discounted fair value of the collateral is greater than the amortized loan balance, no allowance is required. Otherwise the difference between the balance and the collateral is charged off if deemed uncollectible.

A-41

The following table details the amortized cost of collateral dependent loans and any related allowance at December 31, 2025 and 2024.

	December 31, 2025		December 31, 2024

		Allowance for		Allowance for
(Dollars in thousands)	Amortized Cost	Credit Losses	Amortized Cost	Credit Losses
Real estate loans:
Construction and land development	$58	1	37	-
Single-family residential	3,642	31	3,720	-
Commercial	476	55	426	-
Multifamily and farmland	-	-	-	-
Total real estate loans	4,176	87	4,183	-

Loans not secured by real estate:
Commercial	-	-	248	-
Consumer	-	-	-	-
Total	$4,176	87	4,431	-

The following tables provide a breakdown of collateral dependent loans by collateral type and collateral coverage at December 31, 2025 and 2024. These tables also show non-accrual loans not considered to be collateral dependent at December 31, 2025 and 2024.

	December 31, 2025
					Financial Assets
(Dollars in thousands)					Not Considered
	Residential Property	Developed Land	Commercial Property	Business Assets	Collateral Dependent	Total
Real estate loans:
Construction and land development	$58	-	-	-	-	58
Single-family residential	3,642	-	-	-	-	3,642
Commercial	-	-	476	-	-	476
Multifamily and farmland	-	-	-	-	-	-
Total real estate loans	3,700	-	476	-	-	4,176

Loans not secured by real estate:
Commercial	-	-	-	-	-	-
Consumer	-	-	-	-	-	-
Total	$3,700	-	476	-	-	4,176
Collateral Value	$13,276	-	487	-

	December 31, 2024
					Financial Assets
(Dollars in thousands)					Not Considered
	Residential Property	Developed Land	Commercial Property	Business Assets	Collateral Dependent	Total
Real estate loans:
Construction and land development	$-	37	-	-	-	37
Single-family residential	3,720	-	-	-	-	3,720
Commercial	-	-	426	-	-	426
Multifamily and farmland	-	-	-	-	-	-
Total real estate loans	3,720	37	426	-	-	4,183

Loans not secured by real estate:
Commercial	-	-	-	248	-	248
Consumer	-	-	-	-	9	9
Total	$3,720	37	426	248	9	4,440
Collateral Value	$9,648	88	944	272

The allowance for credit losses incorporates an estimate of lifetime expected credit losses and is recorded on each asset upon origination or acquisition. The starting point for the estimate of the allowance for credit losses is historical loss information, which includes losses from modifications of receivables to borrowers experiencing financial difficulty. An assessment of whether a borrower is experiencing financial difficulty is made on the date of a modification.

A-42

A change to the allowance for credit losses is evaluated based on the nature of the modification. Occasionally, the Bank modifies loans by providing principal forgiveness on certain loans. When principal forgiveness is provided, the amortized cost basis of the asset is written off against the allowance for credit losses. The amount of the principal forgiveness is deemed to be uncollectible; therefore, that portion of the loan is written off, resulting in a reduction of the amortized cost basis and a corresponding adjustment to the allowance for credit losses.

In some cases, the Bank may modify a certain loan by providing multiple types of concessions. Typically, one type of concession, such as a term extension, is granted initially. If the borrower continues to experience financial difficulty, another concession, such as principal forgiveness, may be granted.

No loans to borrowers experiencing financial difficulty were modified during the year ended December 31, 2025. The following table shows the amortized cost basis at December 31, 2024 of the loans to borrowers experiencing financial difficulty that were modified during the year ended December 31, 2024, disaggregated by loan class and type of concession granted.

(Dollars in thousands)

	Amortized Cost Basis at December 31, 2024	% of Loan Class	Modification Type	Financial Effect
Loan class:
Single-family residential	$229	0.06%	Interest rate reduction and term extension	Adjustable rate loan converted to fixed rate loan and HELOC converted to amortizing term loan
Total	$229

The Bank closely monitors the performance of those loans that are modified because borrowers are experiencing financial difficulty so as to understand the effectiveness of its modification efforts. The following tables show the performance of loans that were modified in the year ended December 31, 2024.

December 31, 2024
(Dollars in thousands)
	Payment Status (Amortized Cost Basis)
	Current	30 - 89 Days Past Due	90 + Days Past Due
Loan type:
Single-family residential	$229
Total	$229	-	-

Management uses several measures to assess and monitor the credit risks in the loan portfolio, including a loan grading system that begins upon loan origination and continues until the loan is collected or collectability becomes doubtful. Upon loan origination, the Bank’s originating loan officer evaluates the quality of the loan and assigns one of eight risk grades. The loan officer monitors the loan’s performance and credit quality and makes changes to the credit grade as conditions warrant. When originated or renewed, all loans over a certain dollar amount receive in-depth reviews and risk assessments by the Bank’s Credit Administration. Before making any changes in these risk grades, management considers assessments as determined by the third-party credit review firm (as described below), regulatory examiners and the Bank’s Credit Administration. Any issues regarding the risk assessments are addressed by the Bank’s senior credit administrators and factored into management’s decision to originate or renew the loan. The Bank Board reviews, on a monthly basis, an analysis of the Bank’s reserves relative to the range of reserves estimated by the Bank’s Credit Administration.

As an additional measure, the Bank engages an independent third party to review the underwriting, documentation and risk grading analyses. This independent third party reviews and evaluates loan relationships greater than or equal to $1.5 million as well as a periodic sample of commercial relationships with exposures below $1.5 million, excluding loans in default, and loans in process of litigation or liquidation. The third party’s evaluation and report is shared with management and the Bank Board.

Management considers certain commercial loans with weak credit risk grades to be individually impaired and measures such impairment based upon available cash flows and the value of the collateral. Allowance or reserve levels are estimated for all other graded loans in the portfolio based on their assigned credit risk grade, type of loan and other matters related to credit risk.

A-43

Management uses the information developed from the procedures described above in evaluating and grading the loan portfolio. This continual grading process is used to monitor the credit quality of the loan portfolio and to assist management in estimating the allowance. The provision for credit losses charged or credited to earnings is based upon management’s judgment of the amount necessary to maintain the allowance at a level appropriate to absorb probable incurred losses in the loan portfolio at the balance sheet date. The amount each quarter is dependent upon many factors, including growth and changes in the composition of the loan portfolio, net charge-offs, delinquencies, management’s assessment of loan portfolio quality, the value of collateral, and other macro-economic factors and trends. The evaluation of these factors is performed quarterly by management through an analysis of the appropriateness of the allowance.

The following tables present changes in the allowance for credit losses for the years ended December 31, 2025 and 2024.

(Dollars in thousands)
	Real Estate Loans
	Construction and Land Development	Single-Family Residential	Commercial	Multifamily and Farmland	Commercial	Farm	Consumer and All Other	Total
Twelve months ended December 31, 2025
Allowance for credit losses:
Beginning balance	$3,385	3,386	2,322	246	446	1	209	9,995
Charge-offs	(31)	(5)	-	-	(287)	-	(529)	(852)
Recoveries	31	54	-	-	77	-	185	347
Provision (recovery) for
credit losses (1)	(83)	62	153	(12)	217	-	299	636
Ending balance	$3,302	3,497	2,475	234	453	1	164	10,126
Allowance for credit loss-loans	$3,302	3,497	2,475	234	453	1	164	10,126
Allowance for credit loss
unfunded loan commitments	1,370	8	6	-	15	-	4	1,403
Total allowance for credit losses	$4,672	3,505	2,481	234	468	1	168	11,529

(1) Excludes provision for credit losses related to unfunded commitments. Note 11,"Commitments and Contingencies" in the consolidated financial statements provides more detail concerning the provision for credit losses related to unfunded commitments.

(Dollars in thousands)
	Real Estate Loans
	Construction and Land Development	Single-Family Residential	Commercial	Multifamily and Farmland	Commercial	Farm	Consumer and All Other	Total
Twelve months ended December 31, 2024
Allowance for credit losses:
Beginning balance	$3,913	3,484	2,317	268	812	2	245	11,041
Charge-offs	-	(131)	-	-	(1,134)	-	(716)	(1,981)
Recoveries	-	129	202	-	55	-	165	551
Provision (recovery) for
credit losses (1)	(528)	(96)	(197)	(22)	713	(1)	515	384
Ending balance	$3,385	3,386	2,322	246	446	1	209	9,995
Allowance for credit loss-loans	$3,385	3,386	2,322	246	446	1	209	9,995
Allowance for credit loss
unfunded loan commitments	1,096	3	-	-	-	-	2	1,101
Total allowance for credit losses	$4,481	3,389	2,322	246	446	1	211	11,096

(1) Excludes provision for credit losses related to unfunded commitments. Note 11,"Commitments and Contingencies" in the consolidated financial statements provides more detail concerning the provision for credit losses related to unfunded commitments.

The Bank utilizes several credit quality indicators to manage credit risk in an ongoing manner. The Bank uses an internal risk grade system that categorizes loans into pass, watch or substandard categories.

The Bank uses the following credit quality indicators:

•

Pass – Includes loans ranging from excellent quality with a minimal amount of credit risk to loans with higher risk and servicing needs but still are considered to be acceptable. The higher risk loans in this category are not problem credits presently, but may be in the future if the borrower is unable to change its present course.

•

Watch – These loans are currently performing satisfactorily, but there has been some recent past due history on repayment and there are potential weaknesses that may, if not corrected, weaken the asset or inadequately protect the Bank’s position at some future date.

•

Substandard – A Substandard loan is inadequately protected by the current sound net worth and paying capacity of the obligor or the collateral pledged (if there is any). There is a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. There is a distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected.

•

Doubtful – Loans classified Doubtful have all the weaknesses inherent in loans classified Substandard, plus the added characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions, and values highly questionable and improbable.

•

Loss – Loans classified Loss are considered uncollectable and of such little value that their continuance as bankable assets is not warranted. This classification does not mean that the asset has absolutely no recovery or salvage value, but rather that it is not practical or desirable to defer writing off this worthless loan even though partial recovery may be affected in the future.

A-44

The following table presents by credit quality indicator, loan class and year of origination, the amortized cost of the Bank’s loans as of December 31, 2025.

	Term Loans by Origination Year							Revolving
								Loans
(Dollars in thousands)							Revolving	Converted to	Total
	2025	2024	2023	2022	2021	Prior	Loans	Term Loans	Loans
December 31, 2025
Real Estate Loans
Construction and land
development
Pass	$41,682	23,371	22,111	19,201	4,426	7,331	-	5,421	123,543
Watch	-	-	-	-	436	-	-	-	436
Substandard	-	-	58	-	-	52	-	-	110
Total Construction and
land development	$41,682	23,371	22,169	19,201	4,862	7,383	-	5,421	124,089
Single family
Pass	$36,508	23,334	32,831	67,865	40,429	74,262	122,541	-	397,770
Watch	-	-	-	600	-	1,280	-	-	1,880
Substandard	97	108	195	-	91	3,096	755	-	4,342
Total single family	$36,605	23,442	33,026	68,465	40,520	78,638	123,296	-	403,992
Commercial
Pass	$85,400	60,520	43,489	135,504	64,216	130,607	3,818	-	523,554
Watch	-	-	-	-	-	1,070	-	-	1,070
Substandard	-	-	-	430	45	-	-	-	475
Total commercial	$85,400	60,520	43,489	135,934	64,261	131,677	3,818	-	525,099
Multifamily and farmland
Pass	$12,250	1,250	7,910	18,603	19,874	13,336	100	-	73,323
Watch	-	-	-	-	-	38	-	-	38
Substandard	-	-	-	-	-	-	-	-	-
Total multifamily and
farmland	$12,250	1,250	7,910	18,603	19,874	13,374	100	-	73,361
Total real estate loans	$175,937	108,583	106,594	242,203	129,517	231,072	127,214	5,421	1,126,541
Loans not secured by real estate
Commercial
Pass	$13,435	7,125	10,925	3,391	1,675	9,477	16,799	-	62,827
Watch	-	-	-	125	14	69	-	-	208
Substandard	-	-	-	-	-	-	-	-	-
Total Commercial	$13,435	7,125	10,925	3,516	1,689	9,546	16,799	-	63,035
Farm
Pass	$91	39	154	4	-	-	30	-	318
Watch	-	-	-	-	-	-	-	-	-
Substandard	-	-	-	-	-	-	-	-	-
Total farm	$91	39	154	4	-	-	30	-	318
Consumer
Pass	$2,085	866	612	333	77	73	2,197	-	6,243
Watch	-	-	-	17	-	-	-	-	17
Substandard	-	-	-	-	-	-	-	-	-
Total consumer	$2,085	866	612	350	77	73	2,197	-	6,260
All other
Pass	$550	-	45	5,315	-	2,248	76	-	8,234
Watch	-	-	-	-	-	-	-	-	-
Substandard	-	-	-	-	-	-	-	-	-
Total all other	$550	-	45	5,315	-	2,248	76	-	8,234
Total loans not secured
by real estate	$16,161	8,030	11,736	9,185	1,766	11,867	19,102	-	77,847
Total loans	$192,098	116,613	118,330	251,388	131,283	242,939	146,316	5,421	1,204,388

A-45

The following table presents by credit quality indicator, loan class and year of origination, gross loan charge-offs as of December 31, 2025.

December 31, 2025	Gross Loan Charge-offs by Origination Year							Revolving
								Loans
(dollars in thousands)							Revolving	Converted to	Total
	2025	2024	2023	2022	2021	Prior	Loans	Term Loans	Loans
Real estate loans:
Construction and land development	$-	-	31	-	-	-	-	-	31
Single-family residential	-	-	-	-	-	-	5	-	5
Commercial	-	-	-	-	-	-	-	-	-
Multifamily and farmland	-	-	-	-	-	-	-	-	-
Total real estate loans	-	-	31	-	-	-	5	-	36
Loans not secured by real estate:
Commercial	100	-	27	39	9	112	-	-	287
Consumer	16	6	2	4	-	501	-	-	529
All other	-	-	-	-	-	-	-	-	-

Total gross charge-offs	$116	6	60	43	9	613	5	-	852

A-46

The following table presents by credit quality indicator, loan class and year of origination, the amortized cost of the Bank’s loans as of December 31, 2024.

	Term Loans by Origination Year							Revolving
								Loans
(Dollars in thousands)							Revolving	Converted to	Total
	2024	2023	2022	2021	2020	Prior	Loans	Term Loans	Loans
December 31, 2024
Real Estate Loans
Construction and land
development
Pass	$41,171	29,503	34,495	6,836	5,792	4,020	-	-	121,817
Watch	-	-	-	443	-	-	-	-	443
Substandard	-	-	-	-	-	68	-	-	68
Total Construction and
land development	$41,171	29,503	34,495	7,279	5,792	4,088	-	-	122,328
Single family
Pass	$22,169	35,865	73,663	43,900	22,363	66,074	113,067	-	377,101
Watch	-	-	-	-	-	1,469	993	-	2,462
Substandard	-	31	1,000	-	124	3,467	324	-	4,946
Total single family	$22,169	35,896	74,663	43,900	22,487	71,010	114,384	-	384,509
Commercial
Pass	$56,411	46,589	135,881	71,066	58,223	97,122	2,296	-	467,588
Watch	-	-	-	-	87	2,943	-	-	3,030
Substandard	-	-	-	-	400	426	-	-	826
Total commercial	$56,411	46,589	135,881	71,066	58,710	100,491	2,296	-	471,444
Multifamily and farmland
Pass	$998	8,455	20,786	20,638	6,055	12,186	443	-	69,561
Watch	-	-	-	-	-	43	-	-	43
Substandard	-	-	-	-	-	67	-	-	67
Total multifamily and
farmland	$998	8,455	20,786	20,638	6,055	12,296	443	-	69,671
Total real estate loans	$120,749	120,443	265,825	142,883	93,044	187,885	117,123	-	1,047,952
Loans not secured by real estate
Commercial
Pass	$9,153	11,335	6,045	3,107	1,707	11,864	20,032	-	63,243
Watch	-	-	136	19	23	167	1	-	346
Substandard	-	25	223	-	-	-	-	-	248
Total Commercial	$9,153	11,360	6,404	3,126	1,730	12,031	20,033	-	63,837
Farm
Pass	$53	195	17	50	-	-	86	-	401
Watch	-	-	-	-	-	-	-	-	-
Substandard	-	-	-	-	-	-	-	-	-
Total farm	$53	195	17	50	-	-	86	-	401
Consumer
Pass	$1,777	1,232	666	176	99	64	2,397	-	6,411
Watch	-	-	53	-	-	-	-	-	53
Substandard	-	-	-	-	-	8	3	-	11
Total consumer	$1,777	1,232	719	176	99	72	2,400	-	6,475
All other
Pass	$972	-	10,002	376	217	2,878	5,164	-	19,609
Watch	-	-	-	-	-	130	-	-	130
Substandard	-	-	-	-	-	-	-	-	-
Total all other	$972	-	10,002	376	217	3,008	5,164	-	19,739
Total loans not secured
by real estate	$11,955	12,787	17,142	3,728	2,046	15,111	27,683	-	90,452
Total loans	$132,704	133,230	282,967	146,611	95,090	202,996	144,806	-	1,138,404

A-47

The following table presents by credit quality indicator, loan class and year of origination, gross loan charge-offs as of December 31, 2024.

December 31, 2024	Gross Loan Charge-offs by Origination Year							Revolving
								Loans
(dollars in thousands)							Revolving	Converted to	Total
	2024	2023	2022	2021	2020	Prior	Loans	Term Loans	Loans
Real estate loans:
Construction and land development	$-	-	-	-	-	-	-	-	-
Single-family residential	-	-	126	-	-	5	-	-	131
Commercial	-	-	-	-	-	-	-	-	-
Multifamily and farmland	-	-	-	-	-	-	-	-	-
Total real estate loans	-	-	126	-	-	5	-	-	131
Loans not secured by real estate:
Commercial	-	447	397	74	179	37	-	-	1,134
Consumer	5	37	9	-	1	557	-	-	609
All other	-	-	-	-	-	107	-	-	107

Total gross charge-offs	$5	484	532	74	180	706	-	-	1,981

(4) Premises and Equipment

Major classifications of premises and equipment at December 31, 2025 and 2024 are summarized as follows:

(Dollars in thousands)
	2025	2024

Land	$4,438	4,365
Buildings and improvements	18,671	18,602
Furniture and equipment	22,710	21,600
Construction in process	-	103

Total premises and equipment	45,819	44,670

Less accumulated depreciation	(31,657)	(29,823)

Total net premises and equipment	$14,162	14,847

The Bank recognized depreciation expense totaling $2.0 million and $2.1 million for the years ended December 31, 2025 and 2024, respectively.

The Bank had a $3.0 million gain on sale of premises and equipment for the year ended December 31, 2025 due to the North Carolina Department of Transportation eminent domain acquisition of the Bank’s former Mooresville branch office for the widening of NC Highway 150. The Bank had a $362,000 write-off of leasehold improvements for the year ended December 31, 2024 due to the closure of the Bank’s branch in Cary, North Carolina in 2024, which is included in other non-interest expense.

(5) Leases

The Bank leases various office spaces for banking and operational facilities and equipment under operating lease arrangements.

Total rent expense was approximately $819,000 and $817,000 for the years ended December 31, 2025 and 2024, respectively.

As of December 31, 2025, the Bank had operating right of use assets of $3.5 million and operating lease liabilities of $3.6 million. As of December 31, 2024, the Bank had operating right of use assets of $4.0 million and operating lease liabilities of $4.1 million. The Bank maintains operating leases on land and buildings for some of the Bank’s branch facilities and loan production offices. Most leases include one option to renew, with renewal terms extending up to 15 years. The decision on whether to include lease extension/renewal periods in lease accounting calculations is based on the judgment of management as to whether or not a lease extension/renewal option is reasonably certain to be exercised. Factors in determining whether an option is reasonably certain of exercise include, but are not limited to, the value of leasehold improvements, the value of renewal rates compared to market rates, and the presence of factors that would cause a significant economic penalty to the Bank if the option is not exercised.

The following table presents lease cost and other lease information as of December 31, 2025 and 2024.

(Dollars in thousands)
	December 31, 2025	December 31, 2024

Operating lease cost	$823	$840

Other information:
Cash paid for amounts included in the measurement of lease liabilities	824	819
Operating cash flows from operating leases	-	-
Right-of-use assets obtained in exchange for new lease liabilities - operating leases	263	-
Weighted-average remaining lease term - operating leases	7.37	7.91
Weighted-average discount rate - operating leases	2.98%	2.80%

A-48

The following table presents lease maturities as of December 31, 2025 and 2024.

(Dollars in thousands)

Maturity Analysis of Operating Lease Liabilities:	December 31, 2025

2026	$750
2027	657
2028	515
2029	422
2030	424
Thereafter	1,270
Total	4,038
Less: Imputed Interest	(423)
Operating Lease Liability	$3,615

(6) Deposits

The composition of deposits at December 31, 2025 and 2024 is as follows:

(Dollars in thousands)
	December 31, 2025		December 31, 2024
		Percentage		Percentage
	Amount	of Total	Amount	of Total
Noninterest-bearing demand	$394,563	26%	$402,254	27%
Interest-bearing demand, MMDA & savings	760,883	50%	741,363	50%
Time, $250,000 and over	160,389	11%	147,439	10%
Other time	193,390	13%	193,675	13%
Total	$1,509,225	100%	$1,484,731	100%

At December 31, 2025, the scheduled maturities of time deposits are as follows:

	Time Deposits	Other
(Dollars in thousands)	$250,000 and over	Time Deposits

2026	$146,236	180,658
2027	14,153	9,152
2028	-	2,110
2029	-	797
2030	-	673
Thereafter	-	-
Total	$160,389	193,390

The Bank did not have any brokered deposits at December 31, 2025 and 2024.

(7) Federal Home Loan Bank (FHLB) and Federal Reserve Bank Borrowings

The Bank had no borrowings from the FHLB at December 31, 2025 and 2024. FHLB borrowings are collateralized by a blanket assignment on all residential first mortgage loans, home equity lines of credit and loans secured by multi-family real estate that the Bank owns. At December 31, 2025, the carrying value of loans pledged as collateral totaled approximately $247.8 million. The availability under the line of credit with the FHLB was $148.5 million at December 31, 2025.

The Bank is required to purchase and hold certain amounts of FHLB stock in order to obtain FHLB borrowings. No ready market exists for the FHLB stock, and it has no quoted market value. The stock is redeemable at $100 per share subject to certain limitations set by the FHLB. The Bank owned $1.2 million and $1.1 million of FHLB stock, included in other investments, at December 31, 2025 and 2024, respectively.

As of December 31, 2025 and 2024, the Bank had no borrowings from the Federal Reserve Bank (“FRB”). FRB borrowings are collateralized by a blanket assignment on all qualifying loans that the Bank owns which are not pledged to the FHLB. At December 31, 2025, the carrying value of loans pledged as collateral totaled approximately $689.9 million. Availability under the line of credit with the FRB was $583.8 million at December 31, 2025.

A-49

(8) Junior Subordinated Debentures

In June 2006, the Company formed a second wholly owned Delaware statutory trust, PEBK Capital Trust II (“PEBK Trust II”), which issued $20.0 million of guaranteed preferred beneficial interests in the Company’s junior subordinated deferrable interest debentures. All of the common securities of PEBK Trust II are owned by the Company. The proceeds from the issuance of the common securities and the trust preferred securities were used by PEBK Trust II to purchase $20.6 million of junior subordinated debentures of the Company. The proceeds received by the Company from the sale of the junior subordinated debentures were used to repay in December 2006 the trust preferred securities issued in December 2001 by PEBK Capital Trust, a wholly owned Delaware statutory trust of the Company, and for general purposes. The debentures represent the sole assets of PEBK Trust II. PEBK Trust II is not included in the consolidated financial statements. The Company redeemed $5.0 million of outstanding trust preferred securities in 2019.

Prior to September 15, 2023, the trust preferred securities accrued and paid interest quarterly at a floating rate of three-month LIBOR plus 163 basis points. The three-month USD LIBOR rate ceased to be published after June 30, 2023. Effective September 15, 2023, the trust preferred securities accrue and pay interest quarterly at a floating rate of three-month Secured Overnight Financing Rate (SOFR) plus 189 basis points, including a 26 basis point credit spread adjustment.

These trust preferred securities are mandatorily redeemable upon maturity of the debentures on September 15, 2036. The Company has the right to redeem the debentures purchased by PEBK Trust II, in whole or in part, if the debentures are redeemed prior to maturity, the redemption price will be the principal amount plus any accrued but unpaid interest.

(9) Income Taxes

The provision for income taxes is summarized as follows:

(Dollars in thousands)
	2025	2024
Current income tax expense
Federal	$5,032	3,081
State	556	464
	5,588	3,545
Deferred income tax expense (benefit)
Federal	197	693
State	235	338
	432	1,031

Total income tax expense	$6,020	4,576

A-50

The following is a reconciliation of the statutory federal income tax expense to the Company’s effective tax rate:

(Dollars in thousands)
	2025		2024

Tax-expense at the statutory rate	$5,428	21.0%	4,398	21.0%
State income tax, net of federal income tax effect	685	2.6%	635	3.0%
Increases (decreases):
Tax credits	(10)	0.0%	(10)	-0.1%

Nontaxable and nondeductible items, net
Tax-exempt income	(98)	-0.4%	(114)	-0.5%
Increase in cash surrender value of life insurance	(126)	-0.5%	(165)	-0.7%
Nondeductible interest and other expense	20	0.1%	24	0.1%
Other	44	0.2%	0	0.0%

Other
Interest received related to tax position	-	0.0%	(260)	-1.2%
Other	77	0.3%	68	0.3%

Total income tax expenses	$6,020	23.3%	4,576	21.9%

State taxes in North Carolina made up the majority (greater than 50%) of the tax effect in the table above.

The following summarizes the tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities. The net deferred tax asset is included as a component of other assets at December 31, 2025 and 2024.

(Dollars in thousands)
	2025	2024
Deferred tax assets:
Allowance for credit losses	$2,603	2,485
Accrued retirement expense	1,251	1,215
Other real estate	7	-
Restricted stock	238	238
Interest income on nonaccrual loans	2	4
Lease liability	816	926
Unrealized loss on available for sale securities	7,649	11,412
Total gross deferred tax assets	12,566	16,280

Deferred tax liabilities:
Deferred loan fees	103	160
Accumulated depreciation	956	375
Prepaid expenses	379	296
ROU Asset	786	899
Other	99	259
Total gross deferred tax liabilities	2,323	1,989

Net deferred tax asset	$10,243	14,291

A-51

The following table presents cash paid for federal and state income taxes net of refunds:

(Dollars in thousands)
	2025	2024

Federal	$4,350	3,788
State:
North Carolina	446	673
Other	67	77
Total State	513	750

Total income taxes paid, net of refunds received	$4,863	4,538

The Company has analyzed the tax positions taken or expected to be taken in its tax returns and has concluded that it has no liability related to uncertain tax positions.

As of December 31, 2025, the Company’s Federal income tax filings for years 2022 through 2024 are open to examination by the Internal Revenue Service. The Company’s North Carolina income tax returns for years 2022 through 2024 are open to examination by the North Carolina Department of Revenue.

(10) Related Party Transactions

The Company conducts transactions with its directors and executive officers, including companies in which they have beneficial interests, in the normal course of business. In accordance with Regulation O of the Federal Reserve, it is the policy of the Bank that loan transactions with directors and officers are made on substantially the same terms as those prevailing at the time made for comparable loans to other persons. The following is a summary of activity for related party loans for 2025 and 2024:

(Dollars in thousands)
	2025	2024
Beginning balance	$4,871	3,569
Disbursements	2,501	6,095
Repayments	(4,137)	(4,793)
Ending balance	$3,235	4,871

At December 31, 2025 and 2024, the Company had deposit relationships with related parties of approximately $44.9 million and $65.5 million, respectively.

(11) Commitments and Contingencies

The Bank is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheets. The contract amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

The exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments to extend credit and standby letters of credit as it does for on-balance-sheet instruments.

A-52

In most cases, the Bank requires collateral or other security to support financial instruments with credit risk.

(Dollars in thousands)
	Contractual Amount
	2025	2024
Financial instruments whose contract amount represent credit risk:

Commitments to extend credit	$366,461	348,876

Standby letters of credit	$1,576	1,675

Commitments to extend credit are conditional agreements to lend to a customer. Commitments generally have fixed expiration dates and because they may expire without being drawn upon, the total commitment amount of $368.0 million does not necessarily represent future cash requirements.

Standby letters of credit are conditional commitments issued by the Bank to pay a third party on behalf of a customer. Those letters of credit are primarily issued to businesses in the Bank’s delineated market area. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank holds real estate, equipment, automobiles and customer deposits as collateral supporting those commitments for which collateral is deemed necessary.

The Company maintains an allowance for off-balance sheet credit exposures such as unfunded balances for existing lines of credit, commitments to extend future credit, when this extension of credit is not unconditionally cancelable. The allowance for off-balance sheet credit exposures is adjusted as a provision for credit loss expense. The estimate includes consideration of the likelihood that funding will occur, which is based on a historical funding activity and an estimate of expected credit losses on commitments expected to be funded over its estimated life, which are the same loss rates that are used in computing the allowance for credit losses on loans. The allowance for credit losses for unfunded loan commitments of $1.4 million and $1.1 million at December 31, 2025 and 2024, respectively, is separately classified on the balance sheets within Other Liabilities.

The following table presents the balance and activity in the allowance for credit losses for unfunded loan commitments for the years ended December 31, 2025 and 2024.

(dollars in thousands)	For twelve months ended
	December 31, 2025	December 31, 2024

Beginning balance	$1,101	1,770
Provision for (recovery of) credit losses	302	(669)
Ending balance	$1,403	1,101

(12) Employee and Director Benefit Programs

The Bank has a 401(k) plan for the benefit of substantially all employees subject to certain minimum age and service requirements. Under the 401(k) plan, the Bank matched employee contributions to a maximum of 4.00% of annual compensation in 2024 and 2025. The Company’s contribution pursuant to this formula was approximately $834,000 and $783,000 for the years ended December 31, 2025 and 2024, respectively. Investments made available under the 401(k) plan are determined by a committee comprised of senior management. No investments in Company stock are available under the 401(k) plan. Contributions to the 401(k) plan are vested immediately.

In 2001, the Company initiated a retirement benefit plan to provide retirement benefits to key officers and its Board of Directors and to provide death benefits for their designated beneficiaries. Under the retirement benefit plan, the Company purchased life insurance policies on the lives of the key officers and each director. The increase in cash surrender value of the policies constitutes the Company’s contribution to the retirement benefit plan each year. retirement benefit plan participants are entitled to be paid annual benefits for a specified number of years commencing upon retirement. Expenses incurred for benefits relating to the retirement benefit plan were approximately $432,000 and $617,000 for the years ended December 31, 2025 and 2024, respectively.

A-53

The following table sets forth the change in the accumulated benefit obligation for the Company’s retirement benefit plan described above:

(Dollars in thousands)
	2025	2024

Benefit obligation at beginning of period	$5,426	5,268
Service cost	368	521
Interest cost	71	101
Benefits paid	(341)	(464)

Benefit obligation at end of period	$5,524	5,426

The amounts recognized in the Company’s Consolidated Balance Sheets as of December 31, 2025 and 2024 are shown in the following two tables:

(Dollars in thousands)
	2025	2024

Benefit obligation	$5,524	5,426
Fair value of plan assets	-	-

(Dollars in thousands)
	2025	2024

Funded status	$(5,524)	(5,426)
Unrecognized prior service cost/benefit	-	-
Unrecognized net actuarial loss	-	-

Net amount recognized	$(5,524)	(5,426)

Unfunded accrued liability	$(5,524)	(5,426)
Intangible assets	-	-

Net amount recognized	$(5,524)	(5,426)

Net periodic benefit cost of the Company’s retirement benefit plans for the years ended December 31, 2025 and 2024 consisted of the following:

(Dollars in thousands)
	2025	2024

Service cost	$368	521
Interest cost	71	101

Net periodic cost	$439	622

Weighted average discount rate assumption used to determine benefit obligation	5.50%	5.50%

A-54

The Company paid retirement plan benefits totaling $341,000 and $465,000 during the years ended December 31, 2025 and 2024, respectively. Information about the expected benefit payments for the Company’s retirement benefit plan is as follows:

(Dollars in thousands)

Year ending December 31,
2026	$373
2027	483
2028	491
2029	530
2030	456
Thereafter	8,563

(13) Regulatory Matters

The Company and the Bank are subject to regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum capital ratios in relation to both on- and off-balance sheet items at various risk weights. Total capital consists of two tiers of capital. Tier 1 capital includes common shareholders’ equity and trust preferred securities less adjustments for intangible assets. Tier 2 capital consists of the allowance for credit losses, up to 1.25% of risk-weighted assets and other adjustments. Management believes, as of December 31, 2025, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 2025, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table below. There have been no conditions or events since that notification that management believes have changed the Bank’s category.

In 2013, the Federal Reserve approved its final rule on the Basel III capital standards, which became effective January 1, 2015: (i) a new common equity Tier 1 capital ratio of 4.5%; (ii) a Tier 1 capital ratio of 6%; (iii) a total risk based capital ratio of 8%; and (iv) a Tier 1 leverage ratio of 4%. An additional capital conservation buffer was added to the minimum requirements for capital adequacy purposes beginning on January 1, 2016 and was phased in through 2019. This resulted in the following minimum ratios beginning in 2019: (i) a common equity Tier 1 capital ratio of 7.0%, (ii) a Tier 1 capital ratio of 8.5%, and (iii) a total capital ratio of 10.5%. Under the final rules, institutions would be subject to limitations on paying dividends, engaging in share repurchases, and paying discretionary bonuses if its capital level falls below the buffer amount. These limitations establish a maximum percentage of eligible retained earnings that could be utilized for such actions.

A-55

The Company’s and the Bank’s actual capital amounts and ratios are presented below:

(Dollars in thousands)
	Actual		Minimum Regulatory Capital Ratio		Minimum Ratio plus Capital Conservation Buffer
	Amount	Ratio	Amount	Ratio	Amount	Ratio

As of December 31, 2025:

Total Capital (to Risk-Weighted Assets)
Consolidated	$210,882	15.82%	106,612	8.00%	N/A	N/A
Bank	209,144	15.70%	106,586	8.00%	139,894	10.50%
Tier 1 Capital (to Risk-Weighted Assets)
Consolidated	199,353	14.96%	79,959	6.00%	N/A	N/A
Bank	197,615	14.83%	79,940	6.00%	113,248	8.50%
Tier 1 Capital (to Average Assets)
Consolidated	199,353	11.33%	70,381	4.00%	N/A	N/A
Bank	197,615	11.13%	71,008	4.00%	71,008	4.00%
Common Equity Tier 1 (to Risk-Weighted Assets)
Consolidated	184,353	13.83%	59,969	4.50%	N/A	N/A
Bank	197,615	14.83%	59,955	4.50%	93,263	7.00%

(Dollars in thousands)
	Actual		Minimum Regulatory Capital Ratio		Minimum Ratio plus Capital Conservation Buffer
	Amount	Ratio	Amount	Ratio	Amount	Ratio

As of December 31, 2024:

Total Capital (to Risk-Weighted Assets)
Consolidated	$195,816	15.34%	102,127	8.00%	N/A	N/A
Bank	194,314	15.22%	102,116	8.00%	134,027	10.50%
Tier 1 Capital (to Risk-Weighted Assets)
Consolidated	184,720	14.47%	76,595	6.00%	N/A	N/A
Bank	183,218	14.35%	76,587	6.00%	108,498	8.50%
Tier 1 Capital (to Average Assets)
Consolidated	184,720	10.88%	67,896	4.00%	N/A	N/A
Bank	183,218	10.71%	68,441	4.00%	68,441	4.00%
Common Equity Tier 1 (to Risk-Weighted Assets)
Consolidated	169,720	13.29%	57,446	4.50%	N/A	N/A
Bank	183,218	14.35%	57,440	4.50%	89,351	7.00%

(14) Other Operating Income and Expense

Miscellaneous non-interest income for the years ended December 31, 2025 and 2024 included the following items:

(Dollars in thousands)
	2025	2024
Visa debit card income	$4,466	4,417
Bank owned life insurance income	602	783
Income on SBIC Investments	136	1,186
Income on mutual funds held in deferred compensation trust	129	555
Other	1,404	1,394
	$6,737	8,335

A-56

Other non-interest expense for the years ended December 31, 2025 and 2024 included the following items:

(Dollars in thousands)
	2025	2024
ATM expense	$441	588
Data processing	838	708
Deposit program expense	176	306
Dues and subscriptions	731	740
Internet banking expense	1,193	1,067
Office supplies	529	534
Telephone	498	595
Deferred compensation expense	129	555
Other	4,419	4,637
	$8,954	9,730

(15) Fair Value of Financial Instruments

The Company is required to disclose fair value information about financial instruments, whether or not recognized at fair value on the face of the balance sheets, for which it is practicable to estimate that value. The assumptions used in the estimation of the fair value of the Company’s financial instruments are detailed below. Where quoted prices are not available, fair values are based on estimates using discounted cash flows and other valuation techniques. The use of discounted cash flows can be significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. The following disclosures should not be considered a surrogate of the liquidation value of the Company, but rather a good faith estimate of the increase or decrease in the value of financial instruments held by the Company since purchase, origination, or issuance.

The Company groups assets and liabilities at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value. These levels are:

•	Level 1 – Valuation is based upon quoted prices for identical instruments traded in active markets.
•

Level 2 – Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market.

•

Level 3 – Valuation is generated from model-based techniques that use at least one significant assumption not observable in the market. These unobservable assumptions reflect estimates of assumptions that market participants would use in pricing the asset or liability. Valuation techniques include use of option pricing models, discounted cash flow models and similar techniques.

Investment Securities Available for Sale

Fair values of investment securities available for sale are determined by obtaining quoted prices on nationally recognized securities exchanges when available. If quoted prices are not available, fair value is determined using matrix pricing, which is a mathematical technique used widely in the industry to value debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted securities. Fair values for investment securities with quoted market prices are reported in the Level 1 fair value category. Fair value measurements obtained from independent pricing services are reported in the Level 2 fair value category. All other fair value measurements are reported in the Level 3 fair value category.

Mortgage Loans Held for Sale

Mortgage loans held for sale are carried at lower of aggregate cost or market value. The cost of mortgage loans held for sale approximates the market value. Mortgage loans held for sale are reported in the Level 2 fair value category. Management determined that the valuation technique used at current period end and prior period end are more appropriately classified as Level 2 and has updated in the current period and prior period year end classifications to Level 2.

Loans

The fair value of loans, excluding previously presented individually evaluated loans measured at fair value on a non-recurring basis, is estimated using discounted cash flow analyses. The discount rates used to determine fair value use interest rate spreads that reflect factors such as liquidity, credit, and nonperformance risk of the loans. Loans are reported in the Level 3 fair value category, as the pricing of loans is more subjective than the pricing of other financial instruments.

Mutual Funds

Mutual funds held in the deferred compensation trust are carried at fair value. Mutual funds held in the deferred compensation trust are included in other assets on the balance sheets and reported in the Level 1 fair value category.

A-57

FHLB Borrowings

The fair value of FHLB borrowings is estimated based upon discounted future cash flows using a discount rate comparable to the current market rate for such borrowings. FHLB borrowings are reported in the Level 2 fair value category. Management determined that the valuation technique used at current period end and prior period end are more appropriately classified as Level 2 and has updated in the current period and prior period year end classifications to Level 2.

Commitments to Extend Credit and Standby Letters of Credit

Commitments to extend credit and standby letters of credit are generally short-term in duration and made at variable interest rates. Therefore, both the carrying value and estimated fair value associated with these instruments are immaterial.

Limitations

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company’s entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Company’s financial instruments, fair value estimates are based on many judgments. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Fair value estimates are based on existing on and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial instruments include deferred income taxes and premises and equipment. In addition, the tax ramifications related to the realization of unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

The tables below present all financial instruments measured at fair value on a recurring basis by level within the fair value hierarchy, as of December 31, 2025 and December 31, 2024.

(Dollars in thousands)
	December 31, 2025
	Fair Value Measurements	Level 1 Valuation	Level 2 Valuation	Level 3 Valuation
U.S. Treasuries	$7,609	-	7,609	-
U.S. Government sponsored enterprises	5,202	-	5,202	-
GSE - Mortgage-backed securities	211,916	-	211,916	-
Private label mortgage-backed securities	42,062	-	42,062	-
State and political subdivisions	110,574	-	110,574	-
Mutual funds held in deferred compensation trust	2,855	2,855	-	-

(Dollars in thousands)
	December 31, 2024
	Fair Value Measurements	Level 1 Valuation	Level 2 Valuation	Level 3 Valuation
U.S. Treasuries	$7,257	-	7,257	-
U.S. Government sponsored enterprises	8,732	-	8,732	-
GSE - Mortgage-backed securities	225,792	-	225,792	-
Private label mortgage-backed securities	41,767	-	41,767	-
State and political subdivisions	104,455	-	104,455	-
Mutual funds held in deferred compensation trust	2,726	2,726	-	-

A-58

The fair value measurements for individually evaluated loans on a non-recurring basis at December 31, 2025 and December 31, 2024 are presented below. The fair value measurement process uses certified appraisals and other market-based information; however, in many cases, it also requires significant input based on management’s knowledge of, and judgment about, current market conditions, specific issues relating to the collateral and other matters. As a result, all fair value measurements for individually evaluated loans and other real estate are considered Level 3.

(Dollars in thousands)
	Fair Value December 31, 2025	Fair Value December 31, 2024	Valuation Technique	Significant Unobservable Inputs	General Range of Significant Unobservable Input Values
Individually evaluated loans	$375	$1,646	Appraised value	Discounts to reflect current market conditions and ultimate collectability	0 - 50%
Other real estate	$-	$369	Appraised value	Discounts to reflect current market conditions and estimated costs to sell	0 - 25%

The carrying amount and estimated fair value of financial instruments at December 31, 2025 and December 31, 2024 are as follows:

(Dollars in thousands)
		Fair Value Measurements at December 31, 2025
	Carrying Amount	Level 1	Level 2	Level 3	Total
Assets:
Cash and cash equivalents	$58,105	58,105	-	-	58,105
Investment securities available for sale	377,363	-	377,363	-	377,363
Other investments	2,595	-	-	2,595	2,595
Mortgage loans held for sale	1,136	-	1,136	-	1,136
Loans, net	1,194,262	-	-	1,197,371	1,197,371
Mutual funds held in deferred compensation trust	2,855	2,855	-	-	2,855

Liabilities:
Deposits	$1,509,225	-	1,511,596	-	1,511,596
Junior subordinated debentures	15,464	-	15,464	-	15,464

(Dollars in thousands)
		Fair Value Measurements at December 31, 2024
	Carrying Amount	Level 1	Level 2	Level 3	Total
Assets:
Cash and cash equivalents	$59,266	59,266	-	-	59,266
Investment securities available for sale	388,003	-	388,003	-	388,003
Other investments	2,728	-	-	2,728	2,728
Mortgage loans held for sale	1,367	-	1,367	-	1,367
Loans, net	1,128,409	-	-	1,123,864	1,123,864
Mutual funds held in deferred compensation trust	2,726	2,726	-	-	2,726

Liabilities:
Deposits	$1,484,731	-	1,487,475	-	1,487,475
Junior subordinated debentures	15,464	-	15,464	-	15,464

A-59

(16) Reportable Segments

The Company has two reportable segments as described below and in Note 1:

Banking Operations – This segment reflects the consolidated Bank, excluding CBRES. The primary source of revenue for this segment is net interest income.

CBRES – A Bank subsidiary that provides appraisal management services to community banks. The primary source of revenue for this segment is appraisal management fee income.

The Bank’s executive management team, which is comprised of the Bank’s Chief Executive Officer, Chief Financial Officer and executive vice presidents, is the chief operating decision maker for the Company. The Bank’s executive management team reviews actual net income versus budgeted net income on a quarterly basis to assess segment performance.

The following table presents financial information for the reportable segments. Financial results by operating segment, including significant expense categories provided to the chief operating decision maker, are detailed below. Certain prior period amounts have been reclassified to conform to the current presentation. The information provided under the caption “Other” represents the parent company, which is not considered to be a reportable segment, is included to reconcile the results of the operating segments to the consolidated financial statements prepared in conformity with GAAP.

(Dollars in thousands)
	Banking
	Operations	CBRES	Other	Consolidated
As of and for the year ended December 31, 2025
Interest income	$83,589	-	29	83,618
Interest expense	23,642	-	959	24,601
Net interest income	59,947	-	(930)	59,017
Provision for credit losses	938	-	-	938
Noninterest income	17,296	-	-	17,296
Appraisal management fee income	-	13,684	-	13,684
Salaries and employee benefits	27,056	816	373	28,245
Occupancy	8,931	17	-	8,948
Appraisal management fee expense	-	10,884	-	10,884
Noninterest expense	13,979	849	304	15,132
Income tax expense (benefit)	6,102	255	(337)	6,020
Net income (loss)	$20,237	863	(1,270)	19,830
Total assets	$1,696,130	5,228	790	1,702,148
As of and for the year ended December 31, 2024
Interest income	$80,699	-	34	80,733
Interest expense	25,538	-	1,116	26,654
Net interest income	55,161	-	(1,082)	54,079
Provision for credit losses	(285)	-	-	(285)
Noninterest income	16,024	-	-	16,024
Appraisal management fee income	-	11,691	-	11,691
Salaries and employee benefits	27,037	766	406	28,209
Occupancy	8,683	3	-	8,686
Appraisal management fee expense	-	9,263	-	9,263
Noninterest expense	13,908	798	286	14,992
Income tax expense (benefit)	4,749	199	(372)	4,576
Net income (loss)	$17,093	662	(1,402)	16,353
Total assets	$1,647,020	4,340	602	1,651,962

A-60

(17) Peoples Bancorp of North Carolina, Inc. (Parent Company Only) Condensed Financial Statements

Balance Sheets

December 31, 2025 and 2024
(Dollars in thousands)

Assets	2025	2024

Cash	$452	425
Interest-bearing time deposit	1,000	1,000
Investment in subsidiaries	170,381	144,061
Investment in PEBK Capital Trust II	464	464
Other assets	325	138

Total assets	$172,622	146,088

Liabilities and Shareholders' Equity

Junior subordinated debentures	$15,464	15,464
Other liabilities	40	61
Shareholders' equity	157,118	130,563

Total liabilities and shareholders' equity	$172,622	146,088

Statements of Earnings

For the Years Ended December 31, 2025 and 2024
(Dollars in thousands)

Revenues:	2025	2024

Interest and dividend from subsidiary	$6,731	8,534

Total revenues	6,731	8,534

Expenses:

Interest	959	1,116
Other operating expenses	677	692

Total expenses	1,636	1,808

Income before income tax benefit and equity in undistributed earnings of subsidiaries	5,095	6,726

Income tax benefit	337	372

Income before equity in undistributed earnings of subsidiaries	5,432	7,098

Equity in undistributed earnings of subsidiaries	14,398	9,255

Net earnings	$19,830	16,353

A-61

Statements of Cash Flows

For the Years Ended December 31, 2025 and 2024
(Dollars in thousands)

	2025	2024
Cash flows from operating activities:
Net earnings	$19,830	16,353
Adjustments to reconcile net earnings to net cash provided by operating activities:
Equity in undistributed earnings of subsidiaries	(14,398)	(9,255)
Change in:
Other assets	(187)	(138)
Other liabilities	(21)	(111)
Net cash provided by operating activities	5,224	6,849

Cash flows from investing activities:
Net cash provided by investing activities	-	-

Cash flows from financing activities:
Cash dividends paid on common stock	(5,247)	(5,047)
Stock repurchase	-	(1,998)
Excise tax on stock repurchase	-	(20)
Proceeds from exercise of restricted stock units	50	51
Net cash used by financing activities	(5,197)	(7,014)
Net change in cash	27	(165)
Cash at beginning of year	425	590
Cash at end of year	$452	425

A-62

DIRECTORS AND OFFICERS OF THE COMPANY

DIRECTORS

Robert C. Abernethy, Sr. – Chairman

Chairman of the Board, Peoples Bancorp of North Carolina, Inc. and Peoples Bank

President, Secretary and Treasurer, Carolina Glove Company, Inc. (glove manufacturer)

Secretary and Assistant Treasurer, Midstate Contractors, Inc. (paving company)

James S. Abernethy – Vice Chairman

Vice President, Carolina Glove Company, Inc. (glove manufacturer)

President and Assistant Secretary, Midstate Contractors, Inc. (paving company)

Vice President, Secretary and Chairman of the Board of Directors, Alexander Railroad Company

Ashton V. Abernethy

Vice President of Sales, Medusind Behavioral Health

Robert C. Abernethy, Jr.

Executive Vice President, Carolina Glove Company, Inc. (glove manufacturer)

Douglas S. Howard

Vice President and Treasurer, Denver Equipment Company of Charlotte, Inc.

John W. Lineberger, Jr.

Vice President, Lineberger Brothers, Inc. (real estate development)

Gary E. Matthews

President and Director, Matthews Construction Company, Inc. (general contractor)

Director, Conover Metal Products

Billy L. Price, Jr. MD

Practitioner of Internal Medicine, BL Price Jr. Medical Consultants, PLLC

William Gregory (Greg) Terry

President, Clemson Legacy Designs

President, Collegiate Legacy Designs

Director/Consultant, Drum & Willis-Reynolds Funeral Homes & Crematory

Benjamin I. Zachary

President, Treasurer, General Manager and Director, Alexander Railroad Company

EXECUTIVE OFFICERS

William D. Cable, Sr.

President and Chief Executive Officer

Jeffrey N. Hooper

Executive Vice President, Chief Financial Officer, Corporate Treasurer and Assistant Corporate Secretary

James O. Perry

Executive Vice President, Chief Banking Officer

Carol S. Shinn

Executive Vice President, Chief Operations Officer

Jody G. Street

Executive Vice President, Chief Commercial Banking Officer

Timothy P. Turner

Executive Vice President, Chief Credit Officer

A-63

PeoplesBancorp

BROADRIDGE CORPORATE ISSUER SOLUTIONS, INC
C/O PEOPLES BANCORP OF NORTH CAROLINA, INC.
PO BOX 1342
BRENTWOOD, NY 11717

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V86459-P48055 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

PEOPLES BANCORP OF NORTH CAROLINA, INC.

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Ashton V. Abernethy
02) James S. Abernethy
03) Robert C. Abernethy, Sr.
04) Robert C. Abernethy, Jr.
05) Douglas S. Howard
06) John W. Lineberger, Jr.
07) Gary E. Matthews
08) Billy L. Price, Jr., M.D.
09) William Gregory Terry
10) Benjamin I. Zachary

	For	Against	Abstain
The Board of Directors recommends you vote FOR the following proposal:			
2. Approve the compensation of the Company's named executive officers (advisory vote).	☐	☐	☐
The Board of Directors recommends you vote FOR the following proposal:			
3. To ratify the appointment of Forvis Mazars, LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2026.	☐	☐	☐

NOTE: If a proxy is properly voted, either electronically or in writing, and not revoked, it will be voted in accordance with the instructions given in this proxy. If no instructions are given, this proxy will be voted **FOR** each of the nominees, and **FOR** the other proposals. If instructions are given with respect to one but not all proposals, the proxyholders will follow the instructions given and will vote, **FOR** any other proposal on which no instructions are given. If matters not described in the Proxy Statement are properly presented at the Annual Meeting, the proxyholders will use their best judgment to determine how to vote these shares. We are not aware of any other matters to be presented except those described in the Proxy Statement. If the Annual Meeting is adjourned, the common stock may be voted by the proxyholders on the new meeting date.

	Yes	No
Please indicate if you plan to participate in this meeting. (virtual-only format)	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice, Proxy Statement and Annual Report are available at www.proxyvote.com.

V86460-P48055

REVOCABLE PROXY
PEOPLES BANCORP OF NORTH CAROLINA, INC.
ANNUAL MEETING OF SHAREHOLDERS
HELD ON MAY 7, 2026 11:00 AM EASTERN TIME
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints William D. Cable, Sr. and Jeffrey N. Hooper, and each of them, attorneys and proxies with full power of substitution, to act and vote as designated below the shares of common stock held of record by the undersigned on March 6, 2026, at the Annual Meeting to be held on May 7, 2026, or any adjournment thereof.

Your vote is important. See the Notice of 2026 Annual Meeting of Shareholders for instructions on how to attend the Annual Meeting. You may vote by executing and returning your proxy card in the accompanying envelope, or by voting electronically over the Internet or by telephone. Please refer to the proxy card enclosed for information on voting electronically. If you participate in the Annual Meeting, you may vote in person and the proxy will not be used.

Continued and to be signed on reverse side